UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE
14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

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☐	Soliciting Material Pursuant to § 240.14a-12
FORTIVE CORPORATION
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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FORTIVE

Essential technology for the people who accelerate progress

Our Values

We build extraordinary teams for extraordinary results.

We are more together, and we all have something unique to offer. We come together to solve problems no one could solve alone. We are fully committed to a strong and inclusive culture.

Customer success inspires our innovation.

We believe our most important breakthroughs are the ones that help our customers succeed. We break down barriers and forge new paths to world-changing innovations changing innovations to move them forward.

Extraordinary Teams
Customer Success
Kaizen
Shareholders
Quality
Delivery
Cost
Innovation

We compete for shareholders.

We are a force for good. We believe that prioritizing trust, sustainability, and positive impact creates long-term value for all of our stakeholders—our shareholders, our employees, our customers, and our communities.

Kaizen is our way of life.

We believe the next time can always be better. Our commitment to kaizen—continuous improvement—inspires us to keep growing and learning.

1

Proposal 1 Election of Directors	18

Proposal 2 Advisory Vote on Executive Compensation	87

Proposal 3 Advisory Vote on Frequency of Future Advisory Votes on Executive Compensation	88

Proposal 4 Ratification of Independent Registered Public Accounting Firm	89

Audit Committee Matters	90

Audit Committee Report	91

Proposal 5 Shareholder Proposal Seeking Shareholder Ratification of Termination Pay	92

Additional Information	95

Other Matters	100

Shareholder Proposals for Next Year’s Annual Meeting	100

Appendix A Non-GAAP Financial Measures	A-1

2023 Proxy Statement

2

FORTIVE CORPORATION

6920 Seaway Blvd

Everett, WA98203

NOTICE OF 2023 ANNUAL MEETING OF SHAREHOLDERS

ITEMS OF BUSINESS:

		Board Recommendation	Page

1.	To elect the nine director nominees named in the Proxy Statement, each for a one-year term expiring at the 2024 annual meeting and until his or her respective successor is duly elected and qualified.	FOR	5

2.	To approve on an advisory basis Fortive’s named executive officer compensation.	FOR	6

3.	To hold an advisory vote relating to the frequency of future shareholder advisory votes on Fortive’s named executive officer compensation.	ONE YEAR	7

4.	To ratify the appointment of Ernst & Young LLP as Fortive’s independent registered public accounting firm for the year ending December 31, 2023.	FOR	7

5.	To consider and act upon a shareholder proposal seeking shareholder ratification of termination pay.	AGAINST	8

YOUR VOTE IS IMPORTANT. PLEASE SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AT YOUR EARLIEST CONVENIENCE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

Most shareholders have a choice of voting in advance over the Internet, by telephone or by using a traditional proxy card or voting instruction form. You may also vote during the annual meeting by following the instructions available on the meeting website during the meeting. Please refer to the attached proxy materials or the information forwarded by your bank, broker or other holder of record to see which voting methods are available to you.

The rules and procedures applicable to the 2023 Annual Meeting, together with a list of shareholders of record for inspection for any legally valid purpose, will be available at the 2023 Annual Meeting for shareholders of record at www.virtualshareholdermeeting.com/FTV2023. We are committed to ensuring that shareholders will be afforded the same rights and opportunities to participate as they would at an in-person meeting. You will be able to attend the meeting online, vote your shares electronically, and submit questions and receive technical support during the virtual meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON JUNE 6, 2023:

The Notice of Internet Availability, Notice of Annual Meeting, Proxy Statement and the Annual Report are available at: http://www.proxyvote.com.

By Order of the Board of Directors,

Daniel B. Kim

Secretary

April 24, 2023

When:

June 6, 2023 at

3:00 p.m., PDT.

Items of Business:

5 proposals as listed here

Date of Mailing:

The date of mailing of this Proxy Statement is on or about April 24, 2023.

Who Can Vote:

Shareholders of Fortive’s common stock at the
close of business on April 10, 2023.

Virtual-Only Meeting:

The 2023 Annual Meeting of Shareholders will be held in a virtual-only meeting format.

Where:

www.virtualshareholder

meeting.com/FTV2023

3

ABOUT FORTIVE

Our Company

Fortive Corporation is a provider of essential technologies for connected workflow solutions across a range of attractive industrial technology end-markets. Our strategic segments—Intelligent Operating Solutions, Precision Technologies, and Advanced Healthcare Solutions—include well-known brands with leading positions in their markets. Our businesses design, develop, manufacture, and service professional and engineered products, software, and services, building upon leading brand names, innovative technologies, and significant market positions.

Fortive Business System

Our teams across our operating companies are united by our culture of continuous improvement and bias for action that is embodied in the Fortive Business System (“FBS”). Through rigorous application of the proprietary set of growth, lean, and leadership tools and processes that comprise FBS, we continuously improve business performance in the critical areas of innovation, product development and commercialization, global supply chain, sales and marketing, corporate development, human capital management, sustainability efforts, and leadership development. Our commitment to FBS has enabled us to drive customer satisfaction and profitability, and generate significant improvements in innovation, growth, and core operating margins. Additionally, FBS has helped us execute a disciplined acquisition strategy and expand our portfolio into new and attractive markets while creating long-term shareholder value.

2022 Financial Highlights*

Financial Performance Highlights

Core Revenue Growth of 10.1% in FY22

*

Core Revenue Growth, Adjusted EPS, and Free Cash Flow are non-GAAP financial measures. For the definition of these non-GAAP financial measures and the reconciliation of such measures to the corresponding GAAP measures, please refer to “Non-GAAP Financial Measures” in Appendix A.

2023 Proxy Statement

4	About Fortive

Sustainability Strategic Pillars

Inclusion, Diversity, and Equity

Strategic Pillars

INCLUSION ▶ Invest in development of our teams to build a Fortive where you can be yourself and do your best work

DIVERSITY ▶ Build a diverse Fortive through hiring, developing, and retaining a strong and diverse team

EQUITY ▶ Create a culture of equity that enables greater innovation and performance for customers and the world

In 2022, we continued to strengthen our culture of Inclusion and Diversity by developing inclusive leaders, learning, expanding employee resource communities, and reinforcing equitable talent processes.

Gender & BIPOC Representation

(1)	Based on internal data as of the end of the respective calendar year.

5

PROXY VOTING ROADMAP

Proposal 1 (page 18) ›	Election of Directors

Overview of Director Nominees

Our nine director nominees are comprised of current directors with diverse skills, background, and experience, which the Board believes contributes to the effective oversight of the Company. Additional details on board membership criteria are set forth on page 30 under “Corporate Governance – Director Nomination Process.”

Skills and Attributes

Global Experience

Senior Executive Leadership Experience

Relevant Industry Experience

Sustainability (ESG) Experience

Technology Management Experience

Cybersecurity Experience

Financial Literacy or Public Accounting Experience

Human Capital Management Experience

Mergers and Acquisition Experience

Public Company Board Experience

Legal and Corporate Governance Experience

Capital Markets and Corporate Finance Experience

Operational and Risk Management Experience

Demographic Information

Tenure*	0	2	3	2	1	7	7	4	7

Gender	M	M	F	M	M	M	F	F	M

Race/Ethnicity

African American or Black

Asian

Hispanic/Latino

White

*	Calculated as of the date of this Proxy Statement
Indicates Expertise
Indicates Experienced

The Board of Directors recommends that shareholders vote “FOR” the election of each of the Director Nominees to the Board.

2023 Proxy Statement

6	Proxy Voting Roadmap

Proposal 2 (page 87) ›	Advisory Vote on Executive Compensation

Elements of Executive Compensation

Consistent with our executive compensation philosophy, the 2022 executive compensation program emphasized equity-based compensation with long-term vesting requirements and was dependent on long-term company performance.

	Base Salary	Annual Incentive Compensation	Stock Options	Restricted Stock Units (“RSUs”)	Performance Stock Units (“PSUs”)

Form of Compensation	Cash Near-Term Emphasis	Cash Near-Term Emphasis		Equity Long-Term Emphasis

Compensation Period	1 year	Annual Performance	4 years	4 years	3 years with an additional 1 year holding period

Key Performance Measures	N/A	Company Financial Results and Performance Relative to Individual Goals	Stock Price Appreciation	Financial Performance and Stock Price Appreciation	Three-Year Relative Total Shareholder Return and Financial Performance

Determination of Performance- Based Payouts	N/A	Formulaic + Discretion	N/A	Formulaic	Formulaic

2022 Pay Mix

Our 2022 executive compensation program aligned compensation with the creation of long-term value for our shareholders. As shown below, the significant majority of our 2022 executive compensation was performance-based (including compensation that was dependent on performance of our stock price).

The Board of Directors recommends that shareholders vote “FOR” the resolution set forth in Proposal 2.

Proxy Voting Roadmap	7

Proposal 3 (page 88) ›	Advisory Vote on Frequency of Future Advisory Votes on Executive Compensation

After careful consideration of this Proposal, our Board has determined that an advisory vote on executive officer compensation that occurs every year is most appropriate for the Company at this time as it has allowed our shareholders to provide us with their direct, timely input on our executive compensation program as disclosed in the proxy statement every year. An annual vote is therefore consistent with the Company’s efforts to engage our shareholders on executive compensation and corporate governance matters.

The Board of Directors recommends that shareholders vote for future advisory votes relating to the company’s executive officer compensation to be held every “ONE YEAR”.

Proposal 4 (page 89) ›	Ratification of Independent Registered Public Accounting Firm

After careful consideration of the independence and performance of the Company’s independent registered public accounting firm, the Audit Committee believes that the continued retention of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm is in the best interests of the Company and its shareholders. Consequently, the Audit Committee has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for 2023.

The Board of Directors recommends that shareholders vote “FOR” the ratification of the appointment of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for 2023.

2023 Proxy Statement

8	Proxy Voting Roadmap

Proposal 5 (page 92) ›	Shareholder Proposal Seeking Shareholder Ratification of Termination Pay

The Board of Directors recommends that shareholders vote “AGAINST” the shareholder proposal for the following reasons:

●

We have previously adopted a policy requiring shareholder approval of any cash severance payment to an executive officer in excess of 2.99 times the sum of the executive officer’s base salary and annual target cash incentive award;

●

The shareholder proposal, if implemented, would create a disincentive for senior employees, including executive officers, to remain with the company during a potential change-in-control transaction and could materially detract from the incentive to maximize shareholder value in a change-in-control scenario;

●

The shareholder proposal, if implemented, would discourage the use of long-term equity awards in our executive compensation program and would create misalignment between our executive officers and our long-term shareholders; and

●	The shareholder proposal is unnecessary because our shareholders already have an annual opportunity to express their approval of our executive compensation program, including our severance program.

The Board of Directors recommends that shareholders vote “AGAINST” the approval of the shareholder proposal seeking shareholder ratification of termination pay.

9

OWNERSHIP OF OUR STOCK

Directors and Executive Officers

The following table sets forth as of April 10, 2023 (unless otherwise indicated) the number of shares and percentage of Common Stock beneficially owned by each of Fortive’s directors, nominees for director and each of the executive officers named in the Summary Compensation Table, and all executive officers and directors of Fortive as a group. Except as otherwise indicated and subject to community property laws where applicable, each person or entity included in the table below has sole voting and investment power with respect to the shares beneficially owned by that person or entity. Under applicable SEC rules, the definition of beneficial ownership for purposes of this table includes shares over which a person or entity has sole or shared voting or investment power, whether or not the person or entity has any economic interest in the shares, and also includes shares as to which the person has the right to acquire beneficial ownership within 60 days of April 10, 2023. Except as indicated, the address of each director and executive officer shown in the table below is c/o Fortive Corporation, 6920 Seaway Blvd, Everett, WA 98203.

Name	Number of Shares Beneficially Owned(1)		Percent of Class(1)

Eric Branderiz	2,315	(2)

Daniel L. Comas	43,990	(3)	*

Sharmistha Dubey	12,910	(4)	*

Rejji P. Hayes	1,900	(5)	*

Wright Lassiter III	6,430	(6)	*

James A. Lico	1,877,776	(7)	*

Kate D. Mitchell	32,381	(8)	*

Jeannine Sargent	9,429	(9)	*

Alan G. Spoon	128,117	(10)	*

Charles E. McLaughlin	379,563	(11)	*

Patrick Murphy	222,498	(12)	*

Olumide Soroye	2,345	(13)	*

Stacey Walker	139,903	(14)	*

All current executive officers and directors as a group (17 persons)	3,365,151	(15)	*

*	Represents less than 1% of the outstanding Common Stock.

(1)

Balances credited to each executive officer’s account under the Fortive Executive Deferred Incentive Plan (the “EDIP”) which are vested or are scheduled to vest within 60 days of April 10, 2023 are included in the table. The incremental number of notional phantom shares of Common Stock credited to a person’s EDIP account is based on the incremental amount of contribution to the person’s EDIP balance divided by the closing price of Common Stock as reported on the NYSE on the date of the contribution. In addition, for purposes of the table, the number of shares attributable to each executive officer’s 401(k) Plan account is equal to (a) the officer’s balance, as of March 31, 2023 in the Fortive stock fund included in the executive officer’s 401(k) Plan account (the “401(k) Fortive Stock Fund”), divided by (b) the closing price of Common Stock as reported on the NYSE on March 31, 2023. The 401(k) Fortive Stock Fund consists of a unitized pool of Common Stock and cash. The table also includes shares that may be acquired upon exercise of options that are exercisable within 60 days of April 10, 2023 or upon vesting of Restricted Stock Units (“RSUs”) that vest within 60 days of April 10, 2023. In addition, RSUs granted to a non-executive director for which shares are not delivered until the earlier of the director’s death or, at the earliest, the first day of the seventh month following the director’s resignation from the board are not included in the table.

(2)	Includes options to acquire 2,080 shares, but does not include 1,685 unvested RSUs.

(3)

Includes options to acquire 5,530 shares, 75 shares held in an irrevocable trusts and 1,721 shares beneficially owned by Mr. Comas’ spouse, but does not include 1,510 unvested RSUs or 2,845 vested RSUs. Mr. Comas disclaims beneficial ownership of the shares held by the trusts and by his spouse.

(4)	Includes options to acquire 12,910 shares, but does not include 3,605 unvested RSUs or 5,563 vested RSUs.

(5)	Includes options to acquire 1,900 shares, but does not include 5,195 unvested RSUs or 5,115 vested RSUs.

(6)	Includes options to acquire 6,430 shares, but does not include 3,440 unvested RSUs or 1,400 vested RSUs.

(7)	Includes options to acquire 1,476,903 shares, 29,841 shares attributable to Mr. Lico’s 401(k) Fortive Stock Fund and 136,365 notional phantom shares attributable to Mr. Lico’s EDIP account.

(8)	Includes options to acquire 32,381 shares, but does not include 4,025 unvested RSUs or 17,417 vested RSUs.

(9)	Includes options to acquire 9,429 shares, but does not include 3,015 unvested RSUs or 9,606 vested RSUs.

(10)	Includes options to acquire 50,044 shares, but does not include 4,190 unvested RSUs or 20,788 vested RSUs.

2023 Proxy Statement

10	Ownership of Our Stock

(11)	Includes options to acquire 322,535 shares and 23,294 notional phantom shares attributable to Mr. McLaughlin’s EDIP account.

(12)	Includes options to acquire 173,859 shares and 9,797 notional phantom shares attributable to Mr. Murphy’s EDIP account.

(13)	Includes 2,345 notional phantom shares attributable to Mr. Soroye’s EDIP account.

(14)	Includes options to acquire 129,543 shares and 6,580 notional phantom shares attributable to Ms. Walker’s EDIP account.

(15)	Includes options to acquire 2,637,820 shares, 1,177 RSUs, 29,841 shares attributable to 401(k) accounts and 196,294 notional phantom shares attributable to executive officers’ EDIP accounts.

Principal Shareholders

The following table sets forth the number of shares and percentage of Common Stock beneficially owned by each person who owns of record or is known to Fortive to beneficially own more than five percent of Common Stock.

Name and Address	Number of Shares Beneficially Owned		Percentage of Class
The Vanguard Group 100 Vanguard Blvd., Malvern, PA 19355	39,402,796	(1)	11.15%
T. Rowe Price Associates, Inc. 4515 Painters Mill Road, Owings Mills, MD 21117	34,523,024	(2)	9.77%
BlackRock, Inc. 55 East 52nd Street, New York, NY 10055	30,542,592	(3)	8.64%
Wellington Management Group LLP c/o Wellington Management Group LLP 280 Congress Street, Boston, MA 02210	18,122,141	(4)	5.13%

(1)

The amount shown and the following information is derived from a Schedule 13G/A filed February 9, 2023 by The Vanguard Group, which sets forth their respective beneficial ownership as of December 31, 2022. According to the Schedule 13G/A, The Vanguard Group has shared voting power over 472,136 shares, sole dispositive power over 38,006,472 shares and shared dispositive power over 1,396,324 shares.

(2)

The amount shown and the following information is from T. Rowe Price Associates, Inc. (“Price Associates”), with their beneficial ownership as of December 31, 2022. According to Price Associates, Price Associates and its advisory affiliates have sole voting power over 11,005,328 shares and sole dispositive power over 34,523,024 shares. These securities are owned by various individual and institutional investors which Price Associates serves as an investment adviser with power to direct investments and/or sole power to vote the securities. For the purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(3)

The amount shown and the following information is derived from a Schedule 13G/A filed February 7, 2023 by BlackRock, Inc. which sets forth BlackRock, Inc.’s beneficial ownership as of December 31, 2022. According to the Schedule 13G/A, BlackRock, Inc. has sole voting power over 28,265,730 shares and sole dispositive power over 30,542,592 shares.

(4)

The amount shown and the following information is derived from a Schedule 13G/A filed February 6, 2023 jointly by Wellington Management Group LLP, Wellington Group Holdings LLP, and Wellington Investment Advisors Holding LLP, (collectively, the “Wellington Reporting Entities”), which sets forth their respective beneficial ownership as of December 31, 2022. According to the Schedule 13G/A, the Wellington Reporting Entities have shared voting power over 16,304,594 shares and shared dispositive power over 18,122,141 shares. The shares are owned of record by clients of one or more investment advisers directly or indirectly owned by Wellington Management Group LLP. Those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such shares. No such client is known to have such right or power with respect to more than five percent of the Company’s common stock.

11

DIRECTORS

Overview of Director Nominees

Our nine director nominees are comprised of current directors with diverse skills, background, and experience, which the Board believes contributes to the effective oversight of the Company. Additional details on board membership criteria are set forth on page 30 under “Corporate Governance – Director Nomination Process.”

Skills and Attributes

Global Experience

Senior Executive Leadership Experience

Relevant Industry Experience

Sustainability (ESG) Experience

Technology Management Experience

Cybersecurity Experience

Financial Literacy or Public Accounting Experience

Human Capital Management Experience

Mergers and Acquisition Experience

Public Company Board Experience

Legal and Corporate Governance Experience

Capital Markets and Corporate Finance Experience

Operational and Risk Management Experience

*	Calculated as of the date of this Proxy Statement

Indicates Expertise

Indicates Experienced

2023 Proxy Statement

12	Directors

Six Directors Appointed Since Separation in 2016

Directors	13

Director Nominees

We have included information as of April 10, 2023 relating to each nominee for election as director, including his or her age, the year in which he or she became a director, his or her principal occupation, any board memberships at other public companies (to the extent required under Item 401(e)(2) of Regulation S-K) during the past five years, and the other experience, qualifications, attributes or skills that led the Board to conclude that he or she should continue to serve as a director of Fortive. Please see “Corporate Governance – Director Nomination Process” for a further discussion of the Board’s process for nominating Board candidates. In the event a nominee declines or is unable to serve, the proxies may be voted at the discretion of the proxy holders for a substitute nominee designated by the Board, or the Board may reduce the number of directors to be elected. We know of no reason why this will occur.

Eric Branderiz

Age: 58

Director Since: 2023*

Independent

* Mr. Branderiz, who was appointed by the Board effective January 1, 2023, was recommended by a third-party search firm engaged by the Nominating and Governance Committee.

Background

▶  Previously served as Executive Vice President and Chief Financial Officer of Enphase Energy, Inc., a publicly traded semiconductor and renewable energy technology company, from 2018 through 2022

▶  Had served as Vice President, Chief Accounting Officer and Corporate Controller of Tesla, Inc., an automotive and renewable energy company, from 2016 to 2018

▶  Had also served in various senior roles, including as a Senior Vice President, Chief Accounting Officer and Corporate Controller of SunPower Corporation, from 2010 to 2016

▶  Held various senior roles with Knowledge Learning Corporation, Spansion, Inc. and Advanced Micro Devices, in addition to the executive roles with Enphase Energy, Tesla and SunPower Corporation, with oversight of global business operations and strategy, financial operations, business transformation, product development, commercial and service operations, logistics, supply chain, and procurement

▶  Currently serves as a director of Cognizant Technology Solutions Corporation, an information technology services and consulting company

▶  Currently certified as a public accountant in California

▶  Holds a bachelor’s degree from University of Alberta

Other Current Public Company Directorships

Cognizant Technology Solutions Corporation

Director Qualifications

▶  Deep knowledge and experience with innovation and disruptive technology, hypergrowth, and the sustainable energy and semiconductor sectors

▶  Extensive expertise in financial operations, accounting and financial reporting, mergers & acquisitions, capital markets, risk management, legal operations, and ESG

▶  Extensive experience in business operations, innovative product development and strategy, business transformation, logistics, commercial operations, procurement, and supply chain

2023 Proxy Statement

14	Directors

Daniel L. Comas Age: 59 Director Since: 2021 Independent

Background

▶  Previously served as Executive Vice President of Danaher Corporation, a global science and technology company, from April 2005 through December 2020, including as Chief Financial Officer through December 2018

▶  Had served in various other roles at Danaher, including in roles with responsibilities over corporate development, treasury, finance and risk management after joining Danaher in 1991

▶  Currently serves as an advisor to Danaher and is an adjunct professor at Georgetown University

▶  Holds a Bachelor’s degree in Economics from Georgetown University and a Master’s degree in Business Administration from Stanford University

Other Current Public Company Directorships

None

Director Qualifications

▶  Deep expertise in finance, strategy, corporate development, capital allocation, accounting, human capital management, and risk management

▶  Through his extensive leadership experience at Danaher, direct understanding of the principles of the Fortive Business System and our culture of continuous improvement

Sharmistha Dubey Age: 52 Director Since: 2020 Independent

Background

▶  Previously served as the Chief Executive Officer of Match Group, Inc., a publicly-traded provider of global dating products, from March 2020 to May 2022, overseeing growth for the portfolio of brands, including Tinder, Match, Meetic, OkCupid, Hinge, Pairs, PlentyOfFish, and OurTime

▶  Had served in various other senior leadership positions at Match Group, Inc., including as Match Group’s President, Chief Operating Officer of Tinder, President of Match Group Americas, Chief Product Officer of Match, and Chief Product Officer and EVP of The Princeton Review after joining Match Group in 2016

▶  Currently serves as a director of Naspers Limited, a technology investment company, and Prosus N.V., a global consumer internet group that is majority-owned by Naspers

▶  Holds an undergraduate degree in Engineering from the Indian Institute of Technology and a master’s degree in Engineering from Ohio State University

Other Current Public Company Directorships

Match Group, Inc.

Naspers Ltd. (listed outside United States)

Prosus Ltd. (listed outside United States)

Director Qualifications

▶  Extensive experience and leadership in operation, innovative product development, competitive strategy and marketing in the technology industry

▶  Extensive significant experience in data privacy, cybersecurity, human capital management, scaling of new technologies into new markets, financial reporting, and execution of portfolio and investment strategies

Directors	15

Rejji P. Hayes Age: 48 Director Since: 2020 Independent

Background

▶  Currently serves as Executive Vice President and Chief Financial Officer of CMS Energy Corporation, a publicly-traded electric and natural gas company since 2017, overseeing all treasury, tax, investor relations, accounting, financial planning and analysis, internal audit services, supply chain, facilities, fleet, corporate safety, real estate, and mergers & acquisitions

▶  Previously served as Chairman of the Board of EnerBank USA®, a nationwide provider of home improvement loans and former CMS Energy subsidiary

▶  Had served as the Chief Financial Officer of ITC Holdings Corp, a publicly-traded electric transmission company, from 2014 to 2016, and as its Vice President, Finance and Treasurer from 2012 to 2014

▶  Held strategy and financial leadership roles for Exelon Corporation, Lazard Freres & Co., and Bank of America Securities prior to joining ITC Holdings Corp.

▶  Holds a bachelor’s degree from Amherst College and a master’s degree in business from Harvard Business School

Other Current Public Company Directorships

None

Director Qualifications

▶  Strong knowledge of the power and energy sector

▶  Extensive experience in finance, capital markets, accounting and financial reporting, valuation, mergers & acquisitions, risk management, ESG and regulatory matters, cybersecurity, and corporate governance

▶  Significant expertise in structuring capital financing and executing investment and acquisition strategies

Wright Lassiter III Age: 59 Director Since: 2022 Independent

Background

▶  Currently serves as CEO of CommonSpirit Health, a private, integrated health system comprising over 140 hospitals and more than 1,500 care sites in 21 states, since 2022

▶  Serves as the chair of The American Hospital Association Board of Trustees, a national organization that represents America’s hospitals and health systems to advance health in America

▶  Serves as a director of Quest Diagnostics, a publicly-traded diagnostic information services company, as well as a member of its Audit and Finance Committee and its Quality and Compliance Committee

▶  Serves as the lead independent director of DT Midstream, a publicly-traded energy company, as well as the chair of its Corporate Governance Committee, a member of its Environmental, Social and Governance Committee, and a member of its Organization and Compensation Committee

▶  Previously served as President and CEO of Henry Ford Health System, a $7 billion, private, not-for-profit health system comprised of six hospitals, a health plan and wide range of ambulatory and retail health services

▶  Had served as the CEO of Alameda Health System in Oakland, California, from 2005 to 2014

▶  Had also served as a Director of the Federal Reserve Bank of Chicago from 2018 to 2021

Other Current Public Company Directorships

DT Midstream Inc.

Quest Diagnostics, Inc.

Director Qualifications

▶  Extensive experience and leadership in healthcare services

▶  Extensive experience in innovation, strategic planning, operation, and execution, corporate governance, ESG, human capital management, finance and community service

2023 Proxy Statement

16	Directors

James A. Lico Age: 57 Director Since: 2016

Background

▶  Currently serves as the Chief Executive Officer and President of Fortive since 2016

▶  Had served in various leadership positions at Danaher Corporation, a global science and technology company, including as Executive Vice President from 2005 to 2016

▶  Had also served as a director of NetScout Systems, Inc., a public company, from 2015 to 2018

Other Current Public Company Directorships

None

Director Qualifications

▶  Over 20 years of extensive experience in senior leadership positions, including as an Executive Vice President of Danaher with oversight at various times of each of the businesses that was separated from Danaher into Fortive

▶  Through his various senior leadership positions at Danaher and Fortive, broad operating and functional experience with, and deep knowledge of, Fortive’s businesses, the Fortive Business System, capital allocation strategies, acquisitions, marketing and branding, and leadership strategies

Kate D. Mitchell Age: 64 Director Since: 2016 Independent

Background

▶  Currently serves as a partner and co-founder of Scale Venture Partners, a Silicon Valley-based firm that invests in early-in-revenue technology companies, since 1997

▶  Had served with Bank of America, a multinational banking and financial services corporation, from 1988 to 1996, most recently as Senior Vice President for Bank of America Interactive Banking

▶  Serves as director of SVB Financial Group, a publicly-traded financial holding company

▶  Serves as a director of Silicon Valley Community Foundation and other private company boards on behalf of Scale Venture Partners

Other Current Public Company Directorships

SVB Financial Group

Director Qualifications

▶  Over 40 years of extensive experience in the technology industry, with a focus on innovative software and technology markets

▶  Deep experience as a director, investor and senior executive in the areas of business management and operations, finance, financial reporting, risk management, investment and acquisition strategy, cybersecurity, and executive compensation

Directors	17

Jeannine Sargent Age: 59 Director Since: 2019 Independent

Background

▶  Currently serves as an operating partner of Katalyst Ventures, an early-stage technology venture fund, since 2018

▶  Had served as president of Innovation and New Ventures at Flex, a leader in global design and manufacturing, from 2012 until 2017

▶  Had also served as the chief executive officer at Oerlikon Solar, a thin-film silicon solar photovoltaic module manufacturer and a wholly owned subsidiary of Oerlikon, a publicly-traded Swiss company, and Voyan Technology, an embedded systems software provider

▶  Serves as a senior advisor at Generation Investment Management, LLP since 2017 and as an advisor at Breakthrough Energy Ventures since 2019, each an investment venture focused on sustainable innovation

▶  Serves as a director of Synopsys, Inc., a publicly-traded electronic design automation company, as well as a member of its Corporate Governance and Nominating Committee

▶  Serves as the lead independent director of Proterra Inc., a publicly-traded commercial vehicle electrification technology company, as well as the chair of its Nominating and ESG Committee

Other Current Public Company Directorships

Proterra Inc.

Synopsys, Inc.

Director Qualifications

▶  Over 30 years of experience encompassing leadership, operations, marketing and engineering roles with a diverse mix of high technology hardware and software companies across multiple industries

▶  Significant experience with development and global launch of disruptive technology, execution of investment and acquisition strategies, corporate governance, cybersecurity, sustainable innovation and ESG, and executive compensation

Alan G. Spoon Age: 72 Director Since: 2016 Independent

Background

▶  Has served as the Chairman of the Board of Fortive since 2016

▶  Had served as a Partner of Polaris Partners, a company that invests in private technology and life science firms, from 2000 to 2018, including as Managing General Partner from 2000 to 2010 and as Partner Emeritus from 2015 to 2018

▶  Had also served in senior leadership roles at the Washington Post Company (now known as Graham Holdings Company), including as Chief Operating Officer and a director from 1991 to 2000, as President from 1993 to 2000, and as President of Newsweek from 1989 to 1991

▶  Serves as a director of IAC/InterActiveCorp, including as a chair of its Audit Committee

▶  Serves as a director of Match Group, Inc., including as a chair of its Audit Committee

▶  Serves as a director of Danaher Corporation, including as the chair of its Compensation Committee

Other Current Public Company Directorships

Danaher Corporation

IAC/InterActiveCorp

Match Group, Inc.

Director Qualifications

▶  Public and private company leadership experience that gives Mr. Spoon insight into business strategy, leadership, marketing, finance, cybersecurity, corporate governance, executive compensation and board management

▶  Public company and private equity experience that gives Mr. Spoon insight into trends in the internet and technology industries, acquisition strategy and financing, each of which represents an area of key strategic opportunity for Fortive

2023 Proxy Statement

18	Directors

Proposal 1	Election of Directors

At the Annual Meeting, shareholders will be asked to elect Eric Branderiz, Daniel L. Comas, Sharmistha Dubey, Rejji P. Hayes, Wright L. Lassiter III, James A. Lico, Kate D. Mitchell, Jeannine Sargent, and Alan G. Spoon (each of whom has been recommended by the Nominating and Governance Committee, has been nominated by the Board and currently serves as a director of Fortive) to serve a one-year term until the 2024 Annual Meeting of Shareholders and until his or her respective successor is duly elected and qualified.

In the event a nominee declines or is unable to serve, the proxies may be voted at the discretion of the proxy holders for a substitute nominee designated by the Board, or the Board may reduce the number of directors to be elected. We know of no reason why this would occur.

The Board of Directors recommends that shareholders vote “FOR” the election of each of the Director Nominees to the Board.

19

CORPORATE GOVERNANCE

Corporate Governance Overview

Governance Highlights

Board Composition

We have documented and executed our commitment to Board diversity in our Corporate Governance Guidelines and the Nominating and Governance Committee Charter, with three female directors and four ethnically/racially diverse directors

We have engaged in rigorous refreshment of the Board, with a majority of the Board appointed during or after 2019

We have fully declassified the Board to provide for the election of all directors for one-year terms

We have adopted proxy access to permit a shareholder, or a group of up to 20 shareholders, owning at least 3% of the outstanding shares continuously for at least 3 years, to nominate and include in our proxy materials director nominees constituting up to 20% of the board of directors, as further detailed in our Bylaws

We maintain a majority vote requirement for the election of directors in uncontested elections

We have implemented the “Rooney Rule” policy with respect to new director searches

Board Structure

We have separated our Chairman and CEO positions, with an independent Chairman

Board Role and Responsibilities

We have implemented a Sustainability (ESG) program, as reported in our annual Sustainability Report, with multi-layered oversight by the Nominating and Governance Committee and the full Board

We have formalized and documented in the Compensation Committee Charter oversight of our human capital management by the Compensation Committee, including matters related to overall employee retention and inclusive and diverse company culture, with annual review by the full Board

We have formalized and documented in the Nominating and Governance Committee Charter oversight of our CEO succession planning by the Nominating and Governance Committee, with annual review by the full Board

We have formalized and documented in the Nominating and Governance Committee Charter oversight of climate-related risk management and strategies by the Nominating and Governance Committee, with annual review by the full Board

We have formalized and documented in the Audit Committee Charter oversight of our cybersecurity by the Audit Committee, with quarterly review by the Audit Committee of our cybersecurity planning, monitoring, risk management, remediation, and controls and annual review by the full Board

We have implemented a robust annual shareholder engagement program

Other Governance Policies and Practices

We have no shareholder rights plan

We have implemented the right of shareholders to call a special meeting

We have eliminated all supermajority voting requirements

We have adopted a Political Contribution Policy overseen by the Nominating and Governance Committee

We have an absolute prohibition against pledging of our stock by our director and executive officers

We have implemented stock ownership requirements for non-CEO executive officers at multiple of three times base salary and for CEO and directors at multiple of five times base salary and annual cash retainer respectively, with no credit for options and equity awards with outstanding performance-vesting requirements

2023 Proxy Statement

20	Corporate Governance

Corporate Governance Guidelines, Committee Charters and Code of Conduct

As part of its ongoing commitment to good corporate governance, our Board of Directors has codified its corporate governance practices into a set of Corporate Governance Guidelines and adopted written charters for each of the Audit Committee, the Compensation Committee, the Nominating and Governance Committee, and the Finance Committee of the Board. The Board of Directors has also adopted our Code of Conduct that includes, among other things, a code of business conduct and ethics for directors, officers (including our principal executive officer, principal financial officer and principal accounting officer) and employees. The Corporate Governance Guidelines, Audit Committee Charter, Compensation Committee Charter, Nominating and Governance Committee Charter, and Code of Conduct referenced above are each available in the “Investors – Corporate Governance” section of our website at http://www.fortive.com.

Board Leadership Structure

The Board has separated the positions of Chairman and CEO because it believes that the separation of the positions best enables the Board to ensure that our businesses, risks, opportunities and affairs are managed effectively and in the best interests of our shareholders.

The entire Board selects its Chairman, and our Board has selected Alan G. Spoon, an independent director, as its Chairman, in light of Mr. Spoon’s independence and his deep experience and knowledge with corporate governance, board management, shareholder engagement, risk management and Fortive’s diverse businesses and industries.

As the independent Chairman of the Board, Mr. Spoon leads the activities of the Board, including:

▶	Calling, and presiding over, all meetings of the Board;

▶	Together with the CEO and the Corporate Secretary, setting the agenda for the Board;

▶	Calling, and presiding over, the executive sessions of the independent directors;

▶	Advising the CEO on strategic aspects of the Company’s business, including developments and decisions that are to be discussed with, or would be of interest to, the Board;

▶	Acting as a liaison, as necessary, between the non-management directors and the management of the Company; and

▶	Acting as a liaison, as necessary, between the Board and the committees of the Board.

In the event that the Chairman of the Board is not an independent director, the Corporate Governance Guidelines provide that the independent directors, upon recommendation from the Nominating and Governance Committee, will select by majority vote an independent director to serve as the Lead Independent Director with the authority to:

▶	Preside over all meetings of the Board at which the Chair is not present, including the executive sessions;

▶	Call meetings of the independent directors;

▶	Act as a liaison, as necessary, between the independent directors and the CEO; and

▶	Advise with respect to the Board’s agenda.

The Board’s non-management directors meet in executive session following the Board’s regularly scheduled meetings, with the executive sessions chaired by the independent Chairman. In addition, the independent directors meet as a group in executive session at least once a year.

Corporate Governance	21

Risk Oversight

The Board’s role in risk oversight of the Company is consistent with the Company’s leadership structure, with management having day-to-day responsibility for assessing and managing the Company’s risk exposure and the Board and its committees overseeing those efforts, with particular emphasis on the most significant risks facing the Company.

Risk Category	Board Oversight Responsibility	Director Expertise

Enterprise Risk	Board of Directors Audit Committee Compensation Committee Nominating and Governance Committee Finance Committee	All Directors

Portfolio Strategy	Board of Directors Finance Committee	Eric Branderiz Daniel Comas Rejji Hayes Wright Lassiter James Lico Kate Mitchell Jeannine Sargent Alan Spoon

Cybersecurity	Board of Directors Audit Committee	Sharmistha Dubey Rejji Hayes Kate Mitchell Jeannine Sargent Alan Spoon

Sustainability (ESG)	Board of Directors Nominating and Governance Committee	Eric Branderiz Rejji Hayes Jeannine Sargent

Human Capital Management	Board of Directors Compensation Committee	Eric Branderiz Daniel Comas Sharmistha Dubey Wright Lassiter Kate Mitchell Jeannine Sargent Alan Spoon

Management Succession	Board of Directors Nominating and Governance Committee	All Directors

2023 Proxy Statement

22	Corporate Governance

Risk Oversight Process

Enterprise Risk

The Board oversees the Company’s risk management processes directly and through each of its committees. In general, the Board oversees the management of risks inherent in the operation of the Company’s businesses on a consolidated basis, by each operating segment and by key corporate functions. In addition, the enterprise risk oversight includes review of the risks and opportunities related to the implementation by the Company of its strategic plan, its acquisition and capital allocation program, its capital structure and liquidity and its organizational structure. Furthermore, through the Audit Committee, the Board oversees the Company’s enterprise risk management process and policies. At least on an annual basis or more frequently as deemed appropriate by the Board, the Board reviews in depth with senior leaders of the Company the Company’s enterprise risk management, with particular focus on the enterprise risks and opportunities with the greatest impact and highest probability. In addition, the chairs of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee review with each other and with the rest of the Board during executive sessions of Board meetings as appropriate updates to the Company’s enterprise risk management discussed during the corresponding committee meetings. Furthermore, at least on an annual basis or more frequently as deemed appropriate by the Board, the Board reviews with the SVP – General Counsel our insurance policies, including our D&O insurance policy, general liability policy, and our information security risk insurance policy.

Portfolio Strategy

At each Board meeting, the Board oversees the Company’s performance and execution against the strategic goals for the Company’s operating segments, overall portfolio, and innovation, including overseeing the corresponding management of risks and opportunities. In addition, on an annual basis, the Board conducts an informal meeting led by senior management and dedicated entirely to deeper review of the acquisition, product development, commercial, innovation, capital allocation, human capital and risk management strategies for each of the operating segments. Furthermore, the Finance Committee meets with management to assess acquisition and other corporate development strategies as appropriate.

Cybersecurity and Product Security

The Board has delegated to the Audit Committee the responsibility of exercising oversight with respect to the Company’s cybersecurity risk management and risk controls. Consistent with such delegation, our Chief Information Officer provides a report to the Audit Committee on a quarterly basis, and to the Board on an annual basis, regarding the Company’s cybersecurity and data privacy program, including the Company’s compliance program, monthly training program, monitoring, auditing, comprehensive incident responsive plan, data recovery and business continuity infrastructure and contingencies, cyber threat management program, implementation and communication processes, controls, and procedures. In addition, our Chief Information Officer and our Chief Information Security Officer review with the Audit Committee the results of the assessment from BitSight Technologies as well as the annual risk assessment and penetration test performed by an independent third party. The incident response and escalation procedures are tested through our annual tabletop exercises with senior management and our quarterly tabletop exercises with the IT operations teams. The Company’s security framework is based on the National Institute of Security and Technology (NIST) Frameworks, Generally Accepted Privacy Program (GAPP) guiding principles, and ISO 27001/2 standards. Although, as of the date of this proxy statement, there have been no cybersecurity breaches nor cybersecurity incidents that have had a material financial impact, our Chief Information Officer and our Chief Information Security Officer review with the Audit Committee the results of any notable incidents or attempted breaches on a quarterly basis.

Sustainability (ESG)

The Board has delegated to the Nominating and Governance Committee the responsibility of exercising oversight with respect to the reporting of our Sustainability disclosure as well as oversight of our climate-related strategies, goals, risk management and performance. Consistent with such delegation, our SVP – General Counsel provides frequent reports and updates to the Nominating and Governance Committee, and a report to the Board on an annual basis, regarding the Company’s Sustainability program and strategies, including the corresponding risks and opportunities, climate-related goals and strategies, progress, shareholder engagement and disclosure. See “Sustainability” for further discussion on governance structure of our Sustainability program.

Corporate Governance	23

Human Capital Management

The Board has delegated to the Compensation Committee the responsibility of exercising oversight of the Company’s human capital and compensation, including oversight of overall compensation, retention and inclusion and diversity strategies. Our SVP of Human Resources provides regular reports on compensation and other human capital management risks, trends, best practices, strategies and disclosure to the Compensation Committee. While the Board has delegated these responsibilities to the Compensation Committee, the Board remains actively involved and receives additional reports throughout the year on employee engagement, inclusion and diversity, talent development, company culture and alignment of human capital strategies with the Company’s overall portfolio and operational strategies.

Management Succession

The entire Board oversees the recruitment, development, retention, and succession planning of our executive officer positions, with the responsibilities of oversight of CEO succession planning delegated to the Nominating and Governance Committee, and the responsibilities of ensuring appropriate compensation strategies and programs to align with the retention and recruitment delegated to the Compensation Committee. Our SVP of Human Resources provides regular reports on the CEO succession planning process and strategies to the Nominating and Governance Committee and on compensation strategies and programs to assist in retention and recruitment of future leaders to the Compensation Committee. The SVP of Human Resources also provides additional reports throughout the year to the full Board on short-term and long-term readiness of potential successors, outside recruitment to populate the succession funnel as necessary, and development plans of future leaders. In addition to the formal activities noted below, the Board and its committee members engage and assess our executive officers and high-potential employees during management presentations, our annual multi-day leadership conference, our annual strategy sessions for the Board, regular visits to our operating companies, and periodic informal meetings and communications.

2023 Proxy Statement

24	Corporate Governance

Committees’ Role in Risk Oversight

Each committee reports to the full Board on a regular basis, including as appropriate with respect to the committee’s risk oversight activities.

Internal Risk Committee

The Company’s Risk Committee (consisting of members of senior management) inventories, assesses and prioritizes the most significant risks facing the Company as well as related mitigation efforts, and, on at least an annual basis, provides a report to the Board and provides a report of the process to the Audit Committee.

Director Independence

At least a majority of the Board must qualify as independent within the meaning of the listing standards of the NYSE. The Board has affirmatively determined that eight out of our nine current directors, including Mss. Sharmistha Dubey, Kate D. Mitchell and Jeannine Sargent and Messrs. Eric Branderiz, Daniel L. Comas, Rejji P. Hayes, Wright Lassiter III, and Alan G. Spoon, are independent within the meaning of the listing standards of the NYSE.

Corporate Governance	25

Board of Directors and Committees of the Board

Director Attendance

In 2022, the Board met five times and acted by unanimous written consent two times. All directors attended at least 75% of the aggregate of the total number of meetings of the Board and of all committees of the Board on which they served during 2022. As a general matter, directors are expected to attend annual meetings of shareholders. Each of our current directors who were serving on the Board at the time attended our virtual 2022 Annual Meeting of Shareholders.

Committee Membership

The membership of each of the Audit, Compensation, Nominating and Governance, and Finance Committees as of April 10, 2023 is set forth below.

Name of Director	Audit	Compensation	Nominating and Governance	Finance

Eric Branderiz	Member		Member

Daniel L. Comas		Member		Member

Sharmistha Dubey		Member	Member

Rejji P. Hayes	Chair

Wright Lassiter III		Member

James A. Lico				Member

Kate D. Mitchell	Member	Chair		Member

Jeannine Sargent	Member		Chair

Alan G. Spoon			Member	Chair

2023 Proxy Statement

26	Corporate Governance

Audit Committee

Rejji P. Hayes (Chair)
Eric Branderiz	Kate D. Mitchell

Jeannine Sargent
Meetings in 2022: 7

The Audit Committee is responsible for:

▶ Assessing the qualifications and independence of Fortive’s independent auditors;

▶ Appointing, compensating, retaining, and evaluating Fortive’s independent auditors;

▶ Overseeing the quality and integrity of Fortive’s financial statements and making a recommendation to the Board regarding the inclusion of the audited financial statements in Fortive’s Annual Report on Form 10-K;

▶ Overseeing Fortive’s internal auditing processes;

▶ Overseeing management’s assessment of the effectiveness of Fortive’s internal control over financial reporting;

▶ Overseeing management’s assessment of the effectiveness of Fortive’s disclosure controls and procedures;

▶ Overseeing risks related to financial controls, legal and compliance risks and major financial, privacy, security and business continuity risks;

▶ Overseeing Fortive’s risk assessment and risk management policies;

▶ Overseeing Fortive’s compliance with legal and regulatory requirements;

▶ Overseeing Fortive’s cybersecurity and product security risk management and risk controls;

▶ Overseeing swap and derivative transactions and related policies and procedures; and

▶ Preparing a report as required by the SEC to be included in this proxy statement.

The Board has determined that each member of the Audit Committee is:

▶ Independent for purposes of Rule 10A-3(b)(1) under the Exchange Act and the NYSE listing standards;

▶ Qualified as an audit committee financial expert as that term is defined in SEC rules; and

▶ Financially literate within the meaning of the NYSE listing standards.

As of the date of this proxy statement, no Audit Committee member serves on the audit committee of more than three public companies.

The Audit Committee typically meets in executive session, without the presence of management, at regularly scheduled meetings, and reports to the Board on its actions and recommendations at regularly scheduled Board meetings.

The Audit Committee relies on the expertise and knowledge of management, the internal auditor, and the independent auditor in carrying out its oversight responsibilities. Management is responsible for the preparation, presentation, and integrity of Fortive’s financial statements, accounting and financial reporting principles, internal control over financial reporting, and disclosure controls and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. Management is also responsible for objectively reviewing and evaluating the adequacy, effectiveness, and quality of Fortive’s system of internal control over financial reporting. Fortive’s independent auditor, Ernst & Young LLP, is responsible for performing independent audits of Fortive’s financial statements and internal control over financial reporting and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States.

Corporate Governance	27

Compensation Committee

Kate D. Mitchell (Chair)
Daniel L. Comas	Sharmistha Dubey

Wright Lassiter III
Meetings in 2022: 4
The Compensation Committee acted by unanimous written consent two times in 2022.

The Compensation Committee is responsible for:

▶ Determining and approving the form and amount of annual compensation of the CEO and our other executive officers, including evaluating the performance of, and approving the compensation paid to, our CEO and other executive officers;

▶ Reviewing and making recommendations to the Board with respect to the adoption, amendment and termination of all executive incentive compensation plans and all equity compensation plans, and exercising all authority with respect to the administration of such plans;

▶ Reviewing and making recommendations to the Board with respect to the form and amounts of director compensation;

▶ Overseeing and monitoring compliance with Fortive’s compensation recoupment policy;

▶ Overseeing and monitoring compliance by directors and executive officers with Fortive’s stock ownership requirements;

▶ Overseeing risks associated with Fortive’s compensation policies and practices;

▶ Overseeing our engagement with shareholders and proxy advisory firms regarding executive compensation matters;

▶ Assisting the Board in oversight of our human capital management practices, including strategies, risk management, employee retention and inclusive and diverse culture;

▶ Overseeing the Company’s reporting on the Company’s human capital management practices; and

▶ Reviewing and discussing with management the Compensation Discussion & Analysis (“CD&A”) in the annual proxy statement and recommending to the Board the inclusion of the CD&A in the proxy statement.

Each member of the Compensation Committee is:
▶ Independent under NYSE listing standards and under Rule 10C-1 under the Exchange Act.

The Chair of the Compensation Committee works with our Senior Vice President-Human Resources, Vice President-Total Rewards, and our Corporate Secretary to schedule the Compensation Committee’s meetings and set the agenda for each meeting. Our Senior Vice President-Human Resources, Vice President-Total Rewards, Senior Vice President-General Counsel, and Vice President-Corporate Secretary generally attend, and from time-to-time our CEO and CFO attend, the Compensation Committee meetings and support the Compensation Committee in preparing meeting materials and taking meeting minutes. In particular, our CEO provides background regarding the interrelationship between our business objectives and executive compensation matters and advises on the alignment of incentive plan performance measures with our overall strategy; participates in the Compensation Committee’s discussions regarding the performance and compensation of the other executive officers; and provides recommendations to the Compensation Committee regarding all significant elements of compensation paid to such other executive officers, their annual strategic performance objectives and his evaluation of their performance. The Compensation Committee typically meets in executive session, without the presence of management, at each regularly scheduled meeting, and reports to the Board on its actions and recommendation at regularly scheduled Board meetings.

Under the terms of its charter, the Compensation Committee has the authority to engage the services of outside advisors and experts to assist the Compensation Committee. Following the assessment and determination of Pearl Meyer & Partners, LLC’s (“Pearl Meyer”) independence from Fortive’s management, the Compensation Committee engaged Pearl Meyer as the Compensation Committee’s independent compensation consultant for 2022. The

2023 Proxy Statement

28	Corporate Governance

Compensation Committee had the sole discretion and authority to select, retain and terminate Pearl Meyer as well as to approve any fees, terms and other conditions of its services. Pearl Meyer reported directly to the Compensation Committee and took its direction solely from the Compensation Committee. Pearl Meyer’s primary responsibilities in 2022 were to provide advice and data in connection with the selection of Fortive’s peer group for assessing executive compensation, the structuring of the executive compensation programs in 2022 and 2023, the compensation levels for our executive officers, and the compensation levels for our directors; assess our executive compensation program in the context of market practices and corporate governance best practices; and advise the Compensation Committee regarding our proposed executive compensation public disclosures. In the course of discharging its responsibilities, the Compensation Committee’s independent compensation consultant may, from time to time and with the Compensation Committee’s consent, request from management certain information regarding compensation amounts and practices, the interrelationship between our business objectives and executive compensation matters, the nature of our executive officer responsibilities and other business information. Pearl Meyer did not provide any services to Fortive or its management in 2022, and the Compensation Committee is not aware of any work performed by Pearl Meyer that raises any conflicts of interest.

Compensation Committee Interlocks and Insider Participation

During 2022, none of the members of the Compensation Committee was an officer or employee of Fortive. No executive officer of Fortive served on the compensation committee (or other board committee performing equivalent functions) or on the board of directors of any entity having an executive officer who served on the Compensation Committee.

Corporate Governance	29

Nominating and Governance Committee

Jeannine Sargent (Chair)
Eric Branderiz	Sharmistha Dubey
Alan G. Spoon
Meetings in 2022: 6

The Nominating and Governance Committee is responsible for:

▶ Reviewing and making recommendations to the Board regarding the size, classification and composition of the Board;

▶ Assisting the Board in identifying individuals qualified to become Board members;

▶ Assisting the Board in identifying characteristics, skills, and experiences for the Board with the objective of having a Board with diverse backgrounds, experiences, skills, and perspectives;

▶ Proposing to the Board the director nominees for election by our shareholders at each annual meeting;

▶ Overseeing and reviewing the process for, and making recommendations to the Board relating to the management of, the Company’s CEO succession planning;

▶ Assisting the Board in determining the independence and qualifications of the Board and Committee members and making recommendations to the Board regarding committee membership;

▶ Developing and making recommendations to the Board regarding a set of corporate governance guidelines and reviewing such guidelines on an annual basis;

▶ Overseeing compliance with the corporate governance guidelines;

▶ Overseeing director education and director orientation process and programs;

▶ Overseeing Fortive’s Sustainability (ESG) reporting;

▶ Overseeing climate-related risk management and strategies;

▶ Reviewing and making recommendation to the Board relating to the governance matters set forth in the Company’s Certificate of Incorporation and Bylaws;

▶ Administrating the Company’s Political Contribution Policy;

▶ Assisting the Board and the Committees in engaging in annual self-assessment of their performance; and

▶ Administering Fortive’s Related Person Transactions Policy.

2023 Proxy Statement

The Board has determined that each member of the Nominating and Governance Committee is independent within the meaning of the NYSE listing standards.

The Nominating and Governance Committee typically meets in executive session, without the presence of management, at each regularly scheduled meeting and reports to the Board on its actions and recommendations at regularly scheduled Board meetings.

30	Corporate Governance

Finance Committee

Alan G. Spoon (Chair)
Daniel L. Comas	James A. Lico
Kate D. Mitchell

The Finance Committee is responsible for:

▶ Assisting the Board in assessing potential acquisition, investment and divestiture opportunities; and

▶ Approving business acquisitions, investments and divestitures up to the levels of authority delegated to it by the Board.

Director Nomination Process

The Nominating and Governance Committee recommends to the Board director candidates for nomination and election at the annual meeting of shareholders and, in the event of vacancies between annual meetings of shareholders, for appointment to fill such vacancies.

Board Membership Criteria

In assessing the candidates for recommendation to the Board as director nominees, the Nominating and Governance Committee will evaluate such candidates against the standards and qualifications set out in our Corporate Governance Guidelines, including:

Personal and professional integrity and character

Skills, knowledge, diversity of background and experience, and expertise (including business or other relevant experience) useful and appropriate to the effective oversight of our business

The extent to which the interplay of the candidate’s skills, knowledge, expertise and diversity of background and experience with that of the other Board members will help build a Board that is effective in collectively meeting our strategic needs and serving the long-term interests of the shareholders

Prominence and reputation in the candidate’s profession

The capacity and desire to represent the interests of the shareholders as a whole

Availability to devote sufficient time to the affairs of Fortive

Corporate Governance	31

Skills and Attributes

The Nominating and Governance Committee annually reviews with the Board the skills, knowledge, experience, background and attributes required of Board nominees, considering current Board composition and the Company’s circumstances. In making its recommendations to our Board, the Nominating and Governance Committee considers the criteria noted above, as well as, among others, the following skills, knowledge, experience, background and attributes:

Independence	Sustainability (ESG) Experience	Mergers and Acquisition Experience

Diversity	Technology Management Experience	Public Company Board Experience

Global Experience and International Exposure	Financial Literacy or Public Accounting Experience	Legal and Corporate Governance Experience

Senior Executive Leadership Experience	Cybersecurity Experience	Capital Markets and Corporate Finance Experience

Relevant Industry Experience	Human Capital Management and Organizational Development Experience	Operational and Risk Management Experience

The Nominating and Governance Committee takes into account a candidate’s ability to contribute to the diversity of perspective and analysis of the Board and, as such, believes it is important to consider attributes such as race, ethnicity, gender, age, education, cultural experience, and professional experience in evaluating candidates who may be able to contribute to the diverse perspective and practical insight of the Board as a whole.

The Board’s and the Nominating and Governance Committee’s commitment to diversity as an essential consideration in the director nominee selection process has been documented in both the Corporate Governance Guidelines and the Nominating and Governance Committee’s Charter and has been reflected in the Board’s actions.

Rooney Rule

In November 2022, the Board implemented the “Rooney Rule” policy with respect to new director searches by amending the Corporate Governance Guidelines to provide that, in connection with the use of a third-party search firm to identify potential director candidates, the Nominating and Governance Committee will instruct the search firm to include in its initial list of candidates qualified candidates who reflect diverse backgrounds.

Limits on Other Public Board Memberships

Under our Corporate Governance Guidelines, our directors are restricted from serving on more than three other boards of public companies; provided, however, that if a director serves as a chief executive officer of a public company, such director is further restricted from serving on more than one other board of a public company.

Director Evaluation and Board Refreshment Process

On an annual basis, the Nominating and Governance Committee reviews and assesses, with input from the various other committees, the process for the annual self-assessment of the full Board and each of the committees of the Board. The process assessment takes into account the feedback from the directors on the effectiveness of the prior self-assessment process, incremental perspective and expertise a new director may bring, and input from the shareholder engagement process.

For 2022, the Nominating and Governance Committee engaged Boardspan, an independent board governance company with deep expertise in board performance assessment, to assist in conducting a facilitated interview of each director and key management members to conduct an assessment of the full Board (including each committee) and the directors.

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32	Corporate Governance

The following describes the self-assessment process implemented and conducted by the Board and the committees of the Board in 2022.

Shareholder Recommendations on Director Nomination

Shareholders may recommend a director nominee to the Nominating and Governance Committee. A shareholder who wishes to recommend a prospective nominee for the Board should notify the Nominating and Governance Committee in writing using the procedures described below under “—Communications with the Board of Directors” with whatever supporting material the shareholder considers appropriate. If a prospective nominee has been identified other than in connection with a director search process initiated by the Nominating and Governance Committee, the Nominating and Governance Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. The Nominating and Governance Committee’s determination of whether to conduct a full evaluation is based primarily on the Nominating and Governance Committee’s view as to whether a new or additional Board member is necessary or appropriate at such time, and the likelihood that the prospective nominee can satisfy the evaluation factors described above under “—Board Membership Criteria” and any such other factors as the Nominating and Governance Committee may deem appropriate. The Nominating and Governance Committee takes into account whatever information is provided to it with the recommendation of the prospective candidate and any additional inquiries the Nominating and Governance Committee may in its discretion conduct or have conducted with respect to such prospective nominee. The Nominating and Governance Committee evaluates director nominees in the same manner whether a shareholder or the Board has recommended the candidate.

Proxy Access

Pursuant to the proxy access provisions in Section 2.12 of our Amended and Restated Bylaws, a shareholder, or group of up to 20 shareholders, owning 3% or more of Fortive’s outstanding shares of common stock continuously for at least three years may nominate and include in our proxy materials directors constituting up to 20% of the Board. With respect to the 2024 Annual Meeting of Shareholders, the nomination notice and other materials required by these provisions must be delivered or mailed to and received by Fortive’s Secretary in writing between November 26, 2023 and December 26, 2023 (or, if the 2024 Annual Meeting of Shareholders is called for a date that is not within 30 calendar days of the anniversary of the date of the Annual Meeting, by the later of the close of business on the date that is 120 days prior to the date of the 2024 Annual Meeting of Shareholders or within 10 days after the public announcement of the date of the 2024 Annual Meeting of Shareholders) at the following address: Fortive Corporation, Attn: Secretary, 6920 Seaway Blvd., Everett, WA 98203. When submitting nominees for inclusion in the proxy materials pursuant to the proxy access provisions, shareholders must follow the notice procedures and provide the information required by our Amended and Restated Bylaws. Our Amended and Restated Bylaws are available at “Investor — Corporate Governance” section of our corporate website, http://www.fortive.com.

Corporate Governance	33

Majority Voting for Directors

Our Amended and Restated Bylaws provide for majority voting in uncontested director elections, and our Board has adopted a related director resignation policy. Under the policy, our Board will not appoint or nominate for election to the Board any person who has not tendered in advance an irrevocable resignation effective in such circumstances where the individual does not receive a majority of the votes cast in an uncontested election and such resignation is accepted by the Board. If an incumbent director is not elected by a majority of the votes cast in an uncontested election, our Nominating and Governance Committee will submit for prompt consideration by the Board a recommendation whether to accept or reject the director’s resignation. The Board expects the director whose resignation is under consideration to abstain from participating in any decision regarding that resignation.

At any meeting of shareholders for which Fortive’s Secretary receives a notice that a shareholder has nominated a person for election to the Board in compliance with our Amended and Restated Bylaws and such nomination has not been withdrawn on or before the tenth day before we first mail our notice of meeting to our shareholders, the directors will be elected by a plurality of the votes cast (which means that the nominees who receive the most affirmative votes would be elected to serve as directors).

Shareholder Engagement

Engagement Cadence Throughout the Year

SPRING

We publish our proxy statement and our annual report

We continue our discussion with our largest shareholders, as warranted

We publish our annual sustainability report

SUMMER

We conduct our annual meeting

We assess how our shareholders voted on our proposals at our annual meeting

We conduct our investor day event

Annual Shareholder Engagement Cycle
Spring
Summer
Fall
Winter

WINTER

We assess governance best practices

We review policy updates from stakeholders

We update our annual governance framework and policies

We conduct our annual shareholder outreach

FALL

The Board and the committees approve the self-assessment process, which includes considerations from the shareholder engagement process

The Board conducts the annual self-assessment

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34	Corporate Governance

In addition, throughout the year, senior members of management engage in extensive discussions with our investor community to discuss our strategy, our results, our operations, our product offerings, our end markets, our Sustainability (ESG) efforts, and our outlook through numerous investor conferences, investor calls, investor meetings, investor events, and earnings calls.

2022 Annual Shareholder Outreach

In 2022, as part of our annual shareholder outreach, we invited our top 25 shareholders, representing approximately 70 percent of our outstanding shares, and leading proxy advisory firms to discuss Sustainability, Corporate Governance, Board Composition, Risk Oversight, Human Capital Management and Executive Compensation. With a significant number of our investors accepting our invitation, our senior leaders met with investors holding approximately 30 percent of our outstanding shares.

Consistent with our prior practice, our management team shared the feedback from our shareholder outreach process with our Board for potential responsive actions. We have identified below feedback we have received from our shareholders in the past years during our annual shareholder outreach and the corresponding actions taken by the Board:

Shareholder Feedback	Responsive Actions

Increase shareholder rights and board accountability

▶  We declassified the Board

▶  We provided proxy access

▶  We provided right of shareholders to call a special meeting

▶  We eliminated the supermajority voting requirements

▶  We provided for majority vote requirement for director election

Increase the level of independence on the Board

▶  We refreshed our Board, with 8 out of our 9 directors independent, with only our CEO representing a non-independent director on the Board

▶  We maintained an independent Chairman of the Board, with the CEO and the Chairman positions separated

Ensure diversity on the Board

▶  We updated our governance guidelines to document our commitment to diversity on the Board

▶  We continued execution on our commitment, with three female directors and four directors representing ethnic or racial diversity

▶  We implemented the “Rooney Rule” policy with respect to new director searches

Provide transparency in workforce diversity, including disclosure of EEO-1 report	▶ We provided disclosure on work force diversity ▶ We disclosed our long-term workforce diversity goals ▶ We publish our annual EEO-1 report on our website

Increase the percentage of long-term equity awards dependent on relative total shareholder return and include additional performance measures	▶ In 2022, we increased the allocation of PSUs that are dependent on relative TSR from 35% to 50% and added three-year average core revenue growth as an incremental performance measure

Describe the impact of workforce diversity and sustainability (ESG) efforts in executive compensation	▶ We included in this proxy statement the role of diversity and sustainability in executive compensation

Aligned with standardized disclosure for sustainability efforts

▶  We have aligned our ESG disclosures with GRI since 2020 and SASB since 2021; we have begun alignment with the Task Force on Climate-related Financial Disclosure (TCFD) and expect to be in full alignment by the end of 2024

▶  We became a United Nations Global Compact (UNGC) signatory in 2021

▶  Our Sustainability Goals are aligned with the United Nations Sustainable Development Goals (UN SDGs)

Disclose climate change data through CDP	▶ We provided data to CDP for scoring on climate change

Provide transparency in political contributions	▶ We maintained a political contribution policy resulting in 97.1 score on the CPA-Zicklin Index in 2022 and identification as a CPA-Zicklin Trendsetter in both 2021 and 2022

Corporate Governance	35

Communications with the Board of Directors

Shareholders and other parties interested in communicating directly with the Board or with individual directors, the independent Chairman of the Board or, if the Chairman is not independent, the Lead Independent Director, or the non-management directors as a group may do so by addressing communications to the Board of Directors, to the specified individual director or to the non-management directors, as applicable, c/o Secretary, Fortive Corporation, 6920 Seaway Blvd, Everett, WA 98203.

Board Responsiveness to the 2022 Nonbinding Shareholder Proposal to Eliminate the Supermajority Voting Requirements

At our 2022 Annual Meeting, 55.3% of the votes present in person or by proxy at the 2022 Annual Meeting, representing 48.1% of the shares outstanding as of the record date for the 2022 Annual Meeting, voted in favor the nonbinding shareholder proposal to eliminate the supermajority voting requirements.

In addition, at our 2022 Annual Meeting, 99.9% of the votes present in person or by proxy at the 2022 Annual Meeting, representing 86.9% of the shares outstanding as of the record date for the 2022 Annual Meeting, voted in favor of the binding management proposal to eliminate the supermajority voting requirements.

Following the 2022 Annual Meeting and the approval of the management proposal to eliminate the supermajority voting requirements, we executed and filed an amended and restated certificate of incorporation eliminating the supermajority voting requirements.

During our formal 2022 annual shareholder engagement process, our shareholders communicated to us that they viewed the filing of the amended and restated certificate of incorporation eliminating the supermajority voting requirements as being fully responsive to the passage of the shareholder proposal on the same matter.

2023 Proxy Statement

36

SUSTAINABILITY

At Fortive, our commitment to Sustainability is inextricably linked with our shared purpose: essential technology for the people who accelerate progress. The work we do, and how we do it, centers around IMPACT. Every day, Fortive’s products, services, and people are making an impact behind the scenes to:

•	ensure safe operating conditions for workers in high-risk environments;

•	provide software solutions that manage critical metrics for worker health and safety as well as sustainability performance;

•	advance automated, tailored perioperative care for the patient and their procedures;

•	enable quick and accurate results from medical testing; and

•	safeguard the operational capacity of critical infrastructure and physical assets.

Fortive is more focused than ever on accelerating progress in workplace safety, engineering, and healthcare. Our portfolio of operating companies has strategic connections to Sustainability through their products and services, and we are uniquely positioned to address critical customer safety, quality and productivity challenges. By incorporating Sustainability into FBS, our engine for growth and innovation, and our business strategy we are able to scale our impact and capitalize on the Sustainability headwinds in our current markets and drive growth and long-term value in new markets.

Our Commitment to Sustainability

We are boldly pursuing our vision of accelerating a sustainable future for all by investing in our people, our operations, and breakthrough innovations that directly address environmental and societal challenges. Our Sustainability Pillars align our actions with our purpose and values. The Pillars serve as the blueprint for our Sustainability strategy, and we have goals to support and drive progress within each Pillar.

Our sustainability pillars, and their alignment with the United Nations Sustainable Development Goals (UN SDGs), guide us in how we work and ensure we continue delivering on our sustainability commitments.

Empower Inclusive and Diverse Teams

At Fortive, we are more together. Our winning culture comes to life through our people. We invest in our teams by bringing together people with different experiences and perspectives, and by creating an environment where everyone feels respect, belonging and empowerment.

We have set clear aspirational goals to increase gender representation, BIPOC (Black, indigenous, and people of color) representation, and senior leader diversity throughout the organization by 2025. Please refer to the Human Capital Management section in this Proxy Statement for more information about our commitment to inclusion, diversity, equity and talent management.

Sustainability	37

Invest In Our Communities

We seek to create and amplify positive impact in the communities around the world where we live, work, and serve. Our commitment to making a difference in our communities has been fundamental since day one, and we work for global impact at every level.

The Fortive Foundation

In 2019, we established the Fortive Foundation to accelerate our philanthropic efforts to advance progress and access in these Giving Areas: STEM education, social justice, environmental protection, community resilience and disaster response. Through charitable contributions, the Fortive Foundation provides support to non-profit organizations that drive progress for these societal values.

In 2022, the Fortive Foundation issued charitable contributions to 15 non-profit organizations whose missions and programs align with our Giving Areas.

Day of Caring

Day of Caring is a core Fortive tradition grounded in our spirit of generosity and optimism. We empower our teams to support local causes they care about with paid time off to dedicate their time and energy to serve their communities. Our employees and the communities touched by Day of Caring consistently report that the outreach and engagement is a positive, transformative experience.

In 2022, all of our operating companies participated, dedicating over 22,000 hours in more than 150 communities across 16 countries globally.

Fortive Scholarship Program

The Fortive Scholarship Program supports our employees’ children and dependents in their undergraduate and graduate studies through scholarship funds. We award the scholarships based on academic performance, leadership potential, and economic need, with each scholarship renewable for up to three years. By investing in the next generations of innovators, we aim to enable more young people to pursue their passions and contribute to a more compassionate, sustainable world.

Protect the Planet

The job of protecting the planet belongs to all of us, and we take our role and responsibility seriously. We met our 2025 GHG reduction goal at year-end 2021, four years early, and in 2022, committed to a more ambitious greenhouse gas (GHG) emissions reduction goal – to reduce absolute Scope 1 and 2 GHG emissions 50% across at least 95% of our real estate footprint by 2029, from 2019 levels. This goal is consistent with the Science-based Targets initiative (SBTi) guidance.

To drive innovation and performance to the 2029 goal, we prioritize the following measures:

•	Establishing GHG Targets for operating companies

•	Identify energy efficiency and GHG emissions reduction opportunities via energy kaizens

•	Investing in energy efficiency projects

•	Procuring renewable energy

In addition to Scope 1 and 2 GHG emissions, we are actively engaged in understanding our Scope 3 emissions. In 2022, we started conducting a relevance assessment, to determine which Scope 3 categories are relevant and material to Fortive. We have completed the assessment of the upstream Scope 3 categories. We are continuing our efforts to quantify and analyze downstream Scope 3 categories to gain a complete view across our value chain.

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38	Sustainability

Products and Services

Our operating companies advance sustainability with products and services that:

•	Help improve and enable energy efficiency at scale;

•	Maximize the lifespan of assets and facilities;

•	Ensure patient safety;

•	Protect employee and frontline worker safety through prevention, detection, and monitoring capabilities; and

•	Safeguard critical infrastructure.

In 2022, we finalized a standards-based methodology that evaluates and qualifies the extent to which our operating companies’ products and services advance positive environmental and social impacts. Across our portfolio, over 60% of revenue generated in 2022 was derived from products and services that enable sustainability-related outcomes such as improved human health and safety, efficient use of necessary natural resources, operational productivity, data security and privacy, and the safety of critical infrastructure.

Work & Source Responsibly

Keeping our people safe and healthy is job number one. We are proud of our world class environmental, health, and safety (EHS) program, which we continually evolve to respond to dynamic working environments and emerging challenges.

Environmental, Health & Safety

Environmental, health and safety (EHS) management is led by each operating company, due to the diversity of operations across our portfolio, to identify, prevent, and remediate the unique risks in each work environment. Our EHS Leadership Council is comprised of EHS leaders from the operating companies, and is responsible for developing FBS tools and processes for use across the organization. For example, the EHS Risk Score, which is used by all operating companies to assess risks and define leading EHS practices, helps drive continuous improvement to keep our employees healthy and safe in the workplace.

We maintain an annual goal to have 100% of our operating companies achieve top quartile for Total Recordable Injury Rate (TRIR) and Days Away, Restricted, Transferred (DART) case rate based on their industry classification. In 2022, 75% of operating companies achieved the top quartile for their industry for TRIR and 56% achieved top quartile for DART.

Responsible Sourcing

We uphold fair labor standards for all employees across our operating companies and value chain by cultivating a culture of respect, integrity, and fairness. Our high standards for health, safety, and quality extend to everyone we do business with, including suppliers. We communicate our expectations and standards in The Fortive Code of Conduct and Supplier Code of Conduct, which is available in 15 languages and provided to every supplier with whom we conduct business.

Human Rights

We have a systematic approach in place to continuously evaluate the human rights risks in our supply chain which leverages independent data sources to assess the potential for corruption and forced labor. With the increasing prevalence of human rights violations worldwide, we updated the Supplier Code of Conduct to include:

•	Specific language on human rights and combating modern slavery;

•	The Global Slavery Index, which also serves as the basis of the requirements for our Supplier Audit Program; and

•	Better alignment with the International Labour Organization (ILO) to create consistency among our suppliers and peers.

Sustainability	39

Supplier Diversity

We launched our Supplier Diversity Program in 2021 with the goal to increase spend with diverse suppliers by 10% from 2020 levels. In 2021, we achieved a 12.3% increase in spend with diverse suppliers, and in 2022, challenged ourselves to achieve another 10% increase over 2021 levels. In 2022, we deployed a Supplier Diversity playbook and Diverse Supplier Catalog to support operating company teams with supplier engagement efforts and onboarding.

In addition, we have increased our focus on sourcing locally, which also contributes to Sustainability benefits, including:

•	Reducing risk of supply chain disruptions;

•	Reducing our carbon footprint by decreasing distances between suppliers and our operations;

•	Enhancing business resilience; and

•	Adding value to local communities.

Operate with Principle

We are firmly committed to building our business with integrity and dealing honestly and fairly with our employees, customers, business partners, investors, and competitors.

Ethics & Compliance

Fortive upholds a simple but powerful concept: Your Integrity/Our Success, which continues to inform and guide all aspects of our Compliance Program. The Fortive Code of Conduct, available in 22 languages and signed by every employee, is a clear guide to act with integrity in everything we do. Our industry-leading compliance program includes a confidential channel for employees or third parties to raise issues and concerns, available 24 hours a day in 20 languages.

Enterprise Risk Management

Our Enterprise Risk Management (ERM) model provides continuity of core business operations, including relevant and material ESG risks and opportunities. Our integrated approach to risk management and ESG issue monitoring allows us to respond to incidents or events swiftly and effectively, ensuring we continue providing for our customers and employees.

Fortive’s Risk Assessment Process (RAP) is our tool to identify and manage key enterprise risks on an annual and ongoing basis, across all operating companies. Through RAP, operating companies identify and monitor risks to track progress on actions to mitigate or reduce their potential impact. The results of the RAP are presented to the Board of Directors annually.

In 2022, we enhanced our existing Sustainability-related assessment under RAP by adding a new category with the material ESG issues reflected in our Strategic Sustainability Pillars as its criteria. Operating companies reviewed and rated material ESG risks relevant to their business and operations.

Digital Privacy and Security

Data is a modern currency as valuable as money, and sometimes more so. Managing the security and privacy of data is a fundamental necessity for our business and our customers and rife with complexity due to the diverse geographic and jurisdictional requirements. Data security underpins our value proposition and helps us earn trust with our employees and customers.

We safeguard our employees’ information, protect customers’ sensitive data, secure our intellectual property with rigor, and maintain a top-down approach that is regularly reviewed by the Audit Committee of our Board of Directors and our CEO. In 2022, we implemented these strategies to advance our data privacy and security standards:

•	Established a centralized shared legal service to support and advise our operating companies on data privacy and information governance requirements;

•	Developed and provided the operating companies with guidance and supporting resources to comply with the vast data privacy requirements; and

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40	Sustainability

•

Aligned our security strategy and annual performance targets with the National Institute of Standards and Technology (NIST) Cyber Security Framework. These provide us with better, more comprehensive security rules and standards for Fortive and our operating companies as well as a stronger, standardized strategy aligned with a best-in-class framework.

Disclosure and Transparency

At Fortive, we value transparency, accountability, and winning with integrity. That is why we joined the United Nations Global Compact (UNGC) as a signatory in 2021. In our 2022 Sustainability Report, we published our first Communication on Progress, to share our progress on the Ten Principles of the UNGC. In addition, we identified ten UN Sustainable Development Goals (SDGs) that we support through our Sustainability goals and operating company products and services.

We prepare our annual Sustainability Report in accordance with leading ESG frameworks, including the Global Reporting Initiative (GRI) and Sustainability Accounting Standards Board (SASB). We also disclose our Scope 1 and 2 GHG emissions management strategy, governance, targets and progress via the annual CDP Climate Change questionnaire. In 2022, we committed to align with the Task Force on Climate-Related Financial Disclosures (TCFD) framework to fully reflect the strength of our climate-related governance, strategy, risk management and metrics and targets.

ESG Governance

Board

The Nomination and Governance committee of the Board has responsibility for ESG disclosure and reporting as well as oversight of our climate-related strategies, goals, risk management and performance. Fortive’s Senior Vice President (SVP) and General Counsel and Fortive’s Vice President and Corporate Secretary provide quarterly updates to the Nominating and Governance Committee of the Board as well as annual strategic review with the full Board of Directors on Fortive’s Sustainability strategy and reporting, climate-related goals and strategy, shareholder engagement and feedback and disclosure plans and final reports.

SVP, General Counsel

Fortive’s Sustainability strategy is overseen by our Senior Vice President and General Counsel, Peter Underwood. Mr. Underwood reports directly to the CEO, and his responsibilities include oversight of the EHS management, Enterprise Risk Management and Sustainability and ESG disclosures. In addition to reporting to the Board, Mr. Underwood provides regular updates to the Fortive senior leadership team, segment CEOs and OpCo leaders on Sustainability-related initiatives and performance.

Fortive Sustainability Team

Led by Senior Director of Sustainability, Alexis Fuge, the team works cross-functionally to guide implementation of the Sustainability strategy with other functions and the OpCos. Ms. Fuge is responsible for development and implementation of the company’s Sustainability strategy, with primacy for the Protect the Planet and Invest in Our Communities pillars. She reports to Mr. Underwood, and on a quarterly basis briefs the senior leadership team on Sustainability targets and performance.

ESG Disclosure Task Force

In 2022, Fortive established an ESG Task Force jointly chaired by Mr. Daniel Kim, Vice President and Corporate Secretary, Mr. Chris Mulhall, Vice President and Chief Accounting Officer, and Ms. Fuge. The purpose of the Task Force is to advise the Board of Directors, Disclosure Committee, the Executive Champion (Mr. Underwood), the CFO and the CEO on an action plan and process to update our Disclosure Controls and Procedures, including our Internal Control over Financial Reporting, our diligence process, recording keeping process, and data collection and verification process, to ensure that the controls and procedures for climate-related disclosure are effective and in compliance with applicable rules.

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HUMAN CAPITAL MANAGEMENT

Fortive is a global team, approximately 18,000 strong, energized by a shared purpose. Our People strategy centers on empowering strong and inclusive teams working together to solve problems no one could solve alone as we strive to achieve better customer and business outcomes. We intentionally seek out different skills, backgrounds, and voices to make our work better and deliver on our employee promise – For you. For us. For growth. – for both current and future employees. Our People strategy is defined by our inclusive growth culture, advanced through our Fortive Business System (FBS) and our talent and reward systems, and measured by our employee experience processes. These key elements enable us to accelerate progress for our customers, our teams, and the world around us.

Inclusive Growth Culture

We believe we are more together. Our culture sets the tone for Fortive’s People strategy and drives the next decade of Fortive’s success. Inclusion, Diversity, and Equity (IDE) are core pillars of our strategy and culture.

Strategic Pillars

INCLUSION ▶ Invest in development of our teams to build a Fortive where you can be yourself and do your best work

DIVERSITY ▶ Build a diverse Fortive through hiring, developing, and retaining a strong and diverse team

EQUITY ▶ Create a culture of equity that enables greater innovation and performance for customers and the world

We accelerated the impact of IDE in 2022 by introducing our new inclusive leader experience to our Operating Company Presidents and Senior Leaders. This experience provides the tools and support to build an inclusive culture and prepares leaders to lead diverse high-performing teams. We also continued to expand our Employee Friends and Resources Groups (EFRG’s) and activities to increase inclusion and belonging within and for our underrepresented communities.

To drive continuous improvement and IDE accountability at all levels of our organization, our VP, Inclusion, Diversity, and Equity works closely with our senior management, our Inclusion and Diversity Council, and our Operating Company IDE practitioners. We also cascade annual Inclusion and Diversity goals into executive and senior leader performance measures. Additionally, our Board of Directors and our Compensation Committee oversee our Inclusion, Diversity, and Equity efforts as part of our People strategy and measurement actions.

We continue to focus on accelerating progress towards our 2025 IDE aspirational goals and are committed to continued transparency by publicly sharing our workforce representation and inclusion results and aspirational goals via our 10-K, Proxy, EEO-1 report, website, and annual Sustainability Report.

In 2022, we made the following progress towards these goals:

Gender & BIPOC Representation

(1)	Based on internal data as of the end of the respective calendar year.

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42	Human Capital Management

Business, Talent, and Reward Systems

Our culture of continuous improvement inspires us to keep growing and learning. We use our Performance for Growth and Development for Growth processes to drive results through and invest in our talent. Performance for Growth rigorously deploys our strategies into goals cascaded through the organization, while Development for Growth leverages our leadership behavior framework, the Fortive9. The Fortive9 translates our beliefs and values into our desired employee behaviors and provides a roadmap for the way we aspire to work, deliver value, and build strong teams that unlock our potential growth and deliver results. Examples of the Fortive9 include Customer Obsessed, Innovate for Impact, and Adaptability.

In addition, our Total Rewards philosophy strives to attract and retain talented, curious people with a growth mindset and a passion for innovation, collaboration, and continuous improvement. We offer leading programs that inspire and reward superior performance, are equitable, and foster an inclusive, diverse, and healthy global workforce.

We also invest in our people at every level through our growth and development experiences. These experiences support our teams’ professional growth and advance our company’s success. Each of these experiences aims to build skills, strengthen performance, and prepare our employees for challenging future opportunities that deliver value to our people and customers.

The following is a summary of some of our key employee growth and development experiences:

Fortive Leadership Summit	Development experience tailored toward senior vice presidents and presidents to accelerate growth, drive unrivaled performance with FBS, and advance our inclusive culture.

People Leader Experience	Deep, experiential learning for both new and experienced leaders, harnessing the best of interactive learning, and providing critical tools as our employees take on greater people leadership responsibilities.

Accelerated Leadership Experience	Designed for high performing employees preparing to lead Fortive businesses or functions. We use immersive and experiential learning, where leaders develop personal skills and insight to fulfill their potential.

FBS Office and University	The FBS Office is dedicated to strategically embedding the mindset and toolset in everything we do. FBS University, our proprietary virtual and hands-on learning environment, develops and reinforces learning for hundreds of FBS Champions across our company each year to deliver value for our customers and shareholders.

FBS Ignite	Supported with intensive development in the FBS toolset, active mentoring from the FBS Office, and executive career coaching, participants advance and share their expertise across different businesses.

Growth Accelerator	A key development experience that enables our team to solve challenges in new, inspiring ways through three key innovation tools: Deep Customer Insight, Solution Generation, and Experimentation – each designed to enable our employees to develop critical, breakthrough solutions for customers.

Employee Experience and Communication

Our promise to employees is – For you. For us. For growth. Our Experience Surveys are one of the ways we achieve this promise. Continuous improvement in our experience and engagement requires us to listen and learn and to fuel different ways of thinking, actions, and impact. Our leaders at all levels of the organization actively seek feedback from our employees and other stakeholders to build our strong culture.

Our experience survey strategy continues to mature through quarterly touchpoints and leader accountability. In the fourth quarter of 2022, 83% of our team completed our biannual, full census survey, delivering steady gains in Engagement and Inclusion and Belonging, and resulting in historically high ratings of 78% and 82%, respectively. Given the importance of career opportunities to our team, we improved on our nearly top quartile rating by those who feel their career goals can be met at Fortive. Consistent with prior years, our results continue to inform both management and our Board of Directors on appropriate actions to continue to enhance our employee experience.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policy

Under our Related Person Transactions Policy adopted by the Board, the Nominating and Governance Committee of the Board is required to review and, if appropriate, approve all related person transactions prior to consummation. If management becomes aware of a related person transaction that has not been previously approved or ratified, the transaction is submitted to the Nominating and Governance Committee at its next meeting. The Nominating and Governance Committee is required to review and consider all relevant information available to it about each related person transaction, and a transaction is considered approved or ratified under the policy if the Nominating and Governance Committee authorizes it according to the terms of the policy after full disclosure of the related person’s interests in the transaction. Related person transactions of an ongoing nature are reviewed annually by the Nominating and Governance Committee. The definition of “related person transactions” for purposes of the policy covers the transactions that are required to be disclosed under Item 404(a) of Regulation S-K.

Relationships and Transactions

Mr. Rejji P. Hayes, who is a director on our Board, is an Executive Vice President and Chief Financial Officer of CMS Energy Corporation, a publicly-traded power and energy company. Certain of our subsidiaries sell products to CMS Energy from time to time in the ordinary course of business and on an arms’-length basis. In 2022, our subsidiaries sold approximately $340,000 of products to CMS Energy. Our subsidiaries intend to sell products to and purchase products and services from CMS Energy in the future in the ordinary course of their businesses and on an arms’-length basis.

Mr. Wright Lassiter III, who is a director on our Board, was President and CEO of Henry Ford Health System, a private, not-for-profit health system, until July 2022, and has been the CEO of CommonSpirit Health, a private, not-for-profit health system since August 2022. Certain of our subsidiaries sell products to Henry Ford Health and CommonSpirit from time to time in the ordinary course of business and on an arms’-length basis. In 2022, our subsidiaries sold approximately $740,000 of products to Henry Ford Health and approximately $10,630,000 of products to CommonSpirit. Our subsidiaries intend to sell products to Henry Ford Health and CommonSpirit in the future in the ordinary course of their businesses and on an arms’-length basis.

Our transactions with CMS, CommonSpirit, and Henry Ford Health represented less than 0.2% of Fortive’s, CMS’s, CommonSpirit’s, and Henry Ford Health’s respective revenues in 2022.

2023 Proxy Statement

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DIRECTOR COMPENSATION

Director Compensation Policy

The Compensation Committee reviews our non-employee director compensation policy annually and proposes changes to the Board, as appropriate. In reviewing the non-employee director compensation policy in 2021, the Compensation Committee worked with Pearl Meyer to assess the competitiveness of our non-employee director compensation policy based on benchmark information from peer companies and relevant compensation surveys. Based on its review, the Compensation Committee proposed the following non-employee director compensation policy, which recommendation the Board adopted.

Each of our non-management directors receives the following compensation:

▶	An annual retainer of $105,000, payable in cash or in RSUs pursuant to an election made the prior year under the Non-Employee Director’s Deferred Compensation Plan described below (the “Election”).

▶

An annual equity award with a target award value of $180,000, divided equally between options and RSUs; provided, however, that, upon request by a director and at the sole discretion of the Compensation Committee or the Board, such annual equity award may be comprised solely of RSUs. The options will be fully vested as of the grant date. The RSUs will vest upon the earlier of (1) the first anniversary of the grant date, or (2) the date of, and immediately prior to, the next annual meeting of our shareholders following the grant date, but the underlying shares are not issued until the earlier of the director’s death or the first day of the seventh month following the director’s retirement from the Board.

▶	Reimbursement for out-of-pocket expenses, including travel expenses, related to the director’s service on the Board.

In addition, the Board chair receives an annual retainer of $92,500 payable in cash or in RSUs pursuant to the Election and an annual equity award with a target value of $92,500 (divided either equally between options and RSUs or comprised solely of RSUs, as described above), the chair of the Audit Committee receives an annual retainer of $25,000, each of the non-chair members of the Audit Committee receives an annual retainer of $15,000, the chair of the Compensation Committee receives an annual retainer of $20,000, each of the non-chair members of the Compensation Committee receives an annual retainer of $10,000, the chair of the Nominating and Governance Committee receives an annual cash retainer of $20,000, each of the non-chair members of the Nominating and Governance Committee receives an annual retainer of $10,000, the chair of the Finance Committee receives an annual retainer of $10,000, and each of the non-chair members of the Finance Committee receives an annual retainer of $10,000, in each case, payable pursuant to the Election.

Pursuant to the Non-Employee Director’s Deferred Compensation Plan, each director may make an election during the prior year to receive the director’s annual retainer, including the base annual retainer payable to all directors, additional annual retainer payable to the Board chair, and the additional annual retainer payable to the committee members, in:

▶	cash payable in four equal installments following each quarter of service;

▶	RSUs with a target value equal to the annual retainer and granted concurrently with the annual equity award that will:

▶	vest upon the earlier of (1) the first anniversary of the grant date, or (2) the date of, and immediately prior to, the next annual meeting of our shareholders following the grant date;

▶

have the underlying shares not issued until the earlier of the director’s death or, based on the election made by the director, the first day of the seventh month, first year, third year, or fifth year following the director’s retirement from the Board; or

▶	a combination of cash and RSUs as allocated in increments of 1% of the total annual retainer.

Director Compensation	45

Stock Ownership Policy

Our Board has also adopted stock ownership requirements for non-management directors. Under the requirements, each non-management director (within five years of his or her initial election or appointment) is required to beneficially own shares of our common stock with a market value of at least five times his or her annual retainer. Once a director has acquired a number of shares that satisfies such ownership multiple, such number of shares then becomes such director’s minimum ownership requirement (even if his or her retainer increases or the fair market value of such shares subsequently declines). Under the policy, beneficial ownership includes time-based RSUs held by the director and shares in which the director or his or her spouse or child has a direct or indirect interest, but does not include shares subject to unexercised stock options. In addition, our Board has adopted a policy that prohibits any director or executive officer from pledging as security under any obligation any shares of our common stock that he or she directly or indirectly owns and controls. We have also adopted a policy that prohibits our directors and employees from engaging in any transactions involving a derivative of our securities, including hedging transactions.

Director Compensation Table

The table below summarizes the compensation paid to the non-management directors for the year ended December 31, 2022. Mr. Lico is a member of the Board but does not receive any additional compensation for services provided as a director and, therefore, is not included in the table below. Mr. Eric Branderiz joined the Board as of January 1, 2023 and, therefore, is not included in the table below.

Name	Fees Earned or Paid In Cash ($)	Stock Awards ($)(1)(2)(4)	Option Awards ($)(1)(2)	Total ($)

Daniel L. Comas	$125,000	$94,707	$102,368	$322,075

Sharmistha Dubey(3)	—	$226,106	$102,368	$328,474

Rejji P. Hayes(3)	—	$325,830	—	$325,830

Wright Lassiter III(3),(4)	—	$316,305	$144,423	$460,728	(4)

Kate D. Mitchell(3)	—	$252,448	$102,368	$354,816

Jeannine Sargent	$140,000	$189,101	—	$329,101

Alan G. Spoon(3)	$113,750	$262,797	$155,008	$531,555

(1)

The amounts reflected in these columns represent the aggregate grant date fair value of the applicable award computed in accordance with Accounting Standards Codification Topic 718 (“ASC 718”). With respect to stock awards, the grant date fair value under ASC 718 is calculated based on the number of shares of our common stock underlying the award, multiplied by the closing price of a share of our common stock on the date of grant. With respect to stock options, the grant date fair value under ASC 718 is calculated using the Black-Scholes option pricing model, based on (i) for the grants made in June 2022, the following assumptions (and assuming no forfeitures): an 8 year option life, a risk-free interest rate of 3.06%; a stock price volatility rate of 26.50%; and a dividend yield of 0.44% per share; and (ii) for the prorated grant made in January 2022 to Mr. Lassiter, the following assumptions (and assuming no forfeitures): an 8 year option life, a risk-free interest rate of 1.71%; a stock price volatility rate of 25.90%; and a dividend yield of 0.39% per share.

(2)

The table below sets forth as to each non-management director the aggregate number of unvested RSUs and aggregate number of stock options outstanding as of December 31, 2022. All of the stock options set forth in the table below are fully vested. The RSUs set forth in the table below vest in accordance with the terms described above.

Name	Aggregate Number of Fortive Stock Options Held as of December 31, 2022	Aggregate Number of Unvested Fortive RSUs Held as of December 31, 2022

Daniel L. Comas	5,530	1,510

Sharmistha Dubey	12,910	3,605

Rejji P. Hayes	1,900	5,195

Wright Lassiter III	6,430	3,440

Kate D. Mitchell	32,381	4,025

Jeannine Sargent	9,429	3,015

Alan G. Spoon	50,044	4,190

(3)

Pursuant to the Non-Employee Director’s Deferred Compensation Plan, each of the directors was entitled to defer up to 100% of the annual retainer into RSUs with a target value equal to the amount of the annual retainer deferred. For compensation payable in 2022, each of Mss. Dubey and Mitchell and Messrs. Hayes and Lassiter elected to defer 100%, and Mr. Spoon elected to defer 50%, of the annual retainer into RSUs with target value equal to the amount deferred and vesting on the anniversary of the grant date. Since RSUs granted in 2022 for the annual retainer deferred are accounted for under FASB ASC Topic 718, they are reported under the “Stock Awards” column in the table above.

(4)

Mr. Lassiter joined the Board in January 2022. As a result of the timing of his appointment to the Board, Mr. Lassiter received his prorated award in January 2022 for his service from January 2022 through June 2022 in addition to his regular annual award in June 2022 for his service from July 2022 through June 2023.

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46

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Discussion and Analysis	47

This Compensation Discussion and Analysis (“CD&A”) describes Fortive’s executive compensation philosophy and the pay program that we provided to our Named Executive Officers (“NEOs”) for 2022.

Executive Summary

Fortive’s Compensation Committee (the “Committee”) uses a deliberate and continuous process to ensure that our executive compensation program is designed to attract, retain and motivate the leaders who drive the successful execution of our business strategies, and also ensures alignment with the interests of our shareholders. Our program seeks to balance achievement of targeted near-term results with building long-term shareholder value through sustained performance. Our focus on pay-for-performance and corporate governance is highlighted below:

Pay for Performance is Aligned with Shareholder Interests

   In 2022, we delivered exceptional results across all key financial metrics, including record core revenue growth of 10%, adjusted operating profit margin expansion of 120 basis points, adjusted earnings per share growth of 15%, and free cash flow of $1.2 billion representing a year-over-year increase of 28%.

   89% of 2022 total target annual compensation for the CEO is at risk and 69% is granted in equity, while, on average, 83% of 2022 total target annual compensation for the other NEOs is at risk and 59% is granted in equity.

   50% of the NEOs’ long-term incentive compensation consists of performance share units (“PSUs”) up from 35% in 2021.

   60% of the PSU award is tied to relative TSR, whereby we set the target at 55% relative to the S&P 500 index, making the target payout heavily dependent upon TSR outperformance.

   40% of the PSU award is tied to core revenue growth, a key measure of the effectiveness and execution of our long-term organic growth strategies sustained over a multi-year period.

   NEOs’ annual incentive targets are based on achievement of earnings per share, free cash flow, and core revenue growth as well as individual performance relative to strategic goals that include ESG performance measures.

   We continue to establish rigorous financial performance goals built on alignment with expectations of the investment community and centered on the continued execution of the Fortive Formula that links business strategy with executive compensation.

   In 2022, we added a core revenue growth metric to our long-term incentive program to complement the short-term incentive plan. This addition is designed to incentivize and keep management accountable for sustained core revenue growth through-cycle, a key driver of the Fortive Formula for value creation.

   While our TSR outperformed the S&P 500 Index in 2022, the cumulative nature of the program resulted in a payout in 2022 at 25% of target, similar to the 25% payout of target in 2021.

   There was no increase in base salary or target annual cash incentive compensation for any of our NEOs and no increase in total target compensation for the three most highly compensated NEOs, including the CEO and the CFO.

Compensation Policies Reflect Robust Governance

   We actively engage with our shareholders to discuss governance and executive compensation matters.

   In response to shareholder feedback, we implemented additional governance features including enhancing the rigor of our stock ownership requirements and requiring shareholder approval of any cash severance benefits above 2.99 times target cash compensation.

   Our program design is responsive to the increasing demand for our executive talent, in addition to individual performance, leadership readiness and succession planning efforts, and complexity of role.

2022 PERFORMANCE HIGHLIGHTS REVENUE GROWTH 11% CORE REVENUE GROWTH 10% ADJUSTED OPERATING PROFIT MARGIN EXPANSION 120 bps ADJUSTED EARNINGS PER SHARE GROWTH 15%

*

Core Revenue Growth, Adjusted Operating Profit Margin, Adjusted Earnings Per Share, and Free Cash Flow are non-GAAP financial measures. For the definition of these non-GAAP financial measures and the reconciliation of such measures to the corresponding GAAP measures, please refer to “Non-GAAP Financial Measures” in Appendix A.

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48	Compensation Discussion and Analysis

Overview of Fortive

Named Executive Officers

Our NEOs for 2022 are listed below:

James A. Lico President and Chief Executive Officer	Charles E. McLaughlin Senior Vice President and Chief Financial Officer	Patrick Murphy President and CEO of Advanced Healthcare Solutions	Olumide Soroye President and CEO of Intelligent Operating Solutions	Stacey Walker Senior Vice President and Chief Human Resource Officer

Transformative Portfolio Evolution

2022 marked Fortive’s sixth anniversary as a public company, and we have made significant progress delivering on our vision. We set a comprehensive strategy for our portfolio of operating companies (OpCos) to serve higher through-cycle growth markets driven by favorable secular trends. Our focus on providing critical workflow solutions to our customers through industry-leading innovation, while building on our strong and inclusive culture, is valued by our teams and is delivering exceptional results for all of our stakeholders. We continue to enhance our strong foundation, designed to create long-term value for our stakeholders.

Our demonstrated ability to outperform operationally and financially reflects the quality of our portfolio, our team’s rigorous execution and the power of the Fortive Business System. Our operating model delivers more durable and profitable growth and higher free cash flow generation. We also demonstrated continued strength in launching a number of new products and solutions that solve our customers’ toughest safety, quality, and productivity challenges. Our transformation has reduced our cyclicality, as demonstrated by improvement in our recurring revenue base from approximately 18% in 2016 to approximately 40% in 2022.

*	Based on comparison of 2016 results to 2023 forward-looking projections

Compensation Discussion and Analysis	49

Financial Performance Highlights

Core Revenue Growth of 10.1% in FY22

*

Core Revenue Growth, Adjusted EPS, and Free Cash Flow are non-GAAP financial measures. For the definition of these non-GAAP financial measures and the reconciliation of such measures to the corresponding GAAP measures, please refer to “Non-GAAP Financial Measures” in Appendix A.

Linking Business Strategy and Executive Compensation

Fortive Formula

The foundation of our strategy is built on the continued execution of the Fortive Formula.

Our executive compensation program was designed to align performance measures to the execution of our business strategy. The core metrics underlying the Fortive Formula, including earnings per share, free cash flow, core revenue growth, and margin expansion, are embedded in our executive compensation programs.

ESG Performance Measures

We include sustainability and diversity goals in our executive compensation programs as part of the individual strategic performance factors in our NEOs’ annual incentive compensation awards (which represent 40% of each executive officer’s annual incentive compensation for 2022). The sustainability and diversity goals include quantitative and qualitative performance targets relative to:

▶	Progressing our initiatives and goals to reduce our greenhouse gas emissions;

▶	Enhancing our employee experience as reflected in our engagement survey results;

▶	Progressing our inclusive and diverse culture as reflected in our development and retention of our employees; and

▶	Delivering products and solutions that enable the sustainability efforts of our customers.

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50	Compensation Discussion and Analysis

Our Compensation Governance Practices

What We Do

Executive Compensation Principles Promote Alignment with the Interests of Shareholders and Other Stakeholders

Performance Measures Aligned with Business Objectives

Pay for Performance

Stock Ownership Requirements

Compensation Recoupment Policy

Extended Vesting Requirements for Equity Awards

Annual Risk Assessment of Compensation Programs

Independent Compensation Consultant for the Committee

Limited Perquisites

Annual Shareholder Outreach with Demonstrated Responsive Actions

ESG Performance Incorporated into the Compensation Program

What We Don’t Do

No Excise Tax Gross-Ups

No “Single-Trigger” Change-in-Control Benefits

No Pledging or Hedging

No Evergreen Provision in Stock Incentive Plan

No Repricing of Stock Options without Shareholder Approval

No Liberal Share Recycling under Stock Incentive Plan

No Defined Benefit Plans for Executive Officers

No Delivery of Dividends or Dividend Equivalents on Unvested Equity Awards

No Cash Severance Benefits above 2.99x of the Applicable Annual Cash Compensation without Shareholder Approval

2022 Say-on-Pay Vote and Shareholder Engagement

At the 2022 Annual Meeting of Shareholders, 89.6% of votes cast supported our say-on-pay resolution, an indicator of general approval of our approach to executive compensation.

During the fourth quarter of 2022, we reached out to shareholders who beneficially own approximately 70% of our outstanding shares to solicit their input on, among other matters, our executive compensation practices. The input from our annual shareholder outreach is an important consideration in the Committee’s evaluation of opportunities to make further refinements to our program design.

Compensation Discussion and Analysis	51

Consistent with our prior practice, our management team shared the feedback from our shareholder outreach process with our Board and the Committee for consideration. Our shareholder feedback over the years and the corresponding actions taken by the Board include:

Shareholder Feedback	Responsive Actions

Increase the percentage of long-term equity awards dependent on relative total shareholder return and include additional performance measures	▶ In 2022, we increased the allocation of PSUs that are dependent on relative TSR from 35% to 50% and added three-year average core revenue growth as an incremental performance measure

Describe the impact of workforce diversity and sustainability (ESG) efforts in executive compensation	▶ We included in this proxy statement the role of diversity and sustainability in executive compensation

Limit maximum cash severance payment without shareholder approval	▶ In 2023, we adopted a cash severance policy that prohibits cash severance payment arrangements with a Section 16 officer in excess of 2.99 times the sum of the base salary and target bonus

Subject time-based equity awards, in addition to incentive compensation, to the clawback policy

▶  In 2023, in addition to the mandatory clawback of incentive compensation for Section 16 officers required upon certain financial restatements, we have added the discretionary ability of the board to clawback additional compensation, including time-based equity awards, upon gross misconduct leading to such restatement

Core Revenue Growth Rate as a Performance Measure

What is Core Revenue Growth Rate?

Core revenue growth rate is the rate of revenue growth from our existing businesses on a year-over-year basis and is an important measure of the performance of our existing businesses.

Because core revenue growth focuses on organic growth from existing operations, it excludes GAAP revenues impact from recently acquired businesses and from changes in currency exchange rates.

In 2016, our core revenue growth rate was 1.0%. Due to the execution of our portfolio transformation strategies, we now target mid-single digit growth through-cycle.

Why is Revenue from Recently Acquired Businesses Not Included?

The timing of acquisitions in general is unpredictable, with a large acquisition potentially having a disproportionately positive impact on GAAP revenues.

As such, for measuring executive performance, we use core revenue growth rate, which measures how we have executed in growing our existing business through innovation and rigorous application of FBS. The core revenue growth rate target also takes into account the macroeconomic and secular trends impacting the industry overall.

Why Was Your Core Revenue Growth Rate Target in 2022 Lower Than Your 2021 Target and Results?

During 2020, the COVID-19 pandemic had a significant adverse impact on revenue for most companies in our industry. As recovery accelerated in 2021, the revenue growth rate in 2021 was greater than the historical growth rate as a result of an easier revenue comparison against 2020 revenues.

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52	Compensation Discussion and Analysis

Our 2022 growth rate reflected an increase in absolute target revenue on a year-over-year basis. While the chart below shows the variability of our core revenue growth rate, the corresponding revenues increased every year. We use core revenue growth rate instead of an absolute revenue target for our compensation purposes to align our compensation measures with the way we and the investor community assess our performance relative to our industry:

What Were the Key Drivers for the High Results on the Core Revenue Growth Rate in 2022?

Through rigorous application of FBS, we were able to effectively countermeasure the operational challenges impacting the entire industry, including continuing COVID-19 remediation efforts and related global supply chain constraints. The result was outperformance of the market expectations as reflected in the early guidance from us and other companies in our industry.

What Measures Are in Place to Ensure Rigor of the Target Setting Practice for our PSU program?

With respect to our relative TSR measures, we set the target at the 55th percentile relative to the S&P 500 index so that target payout is heavily dependent on our TSR outperforming the market index.

With respect to our three-year core revenue growth measure, the annual target over the three-year period is set at a minimum at the midpoint of our guidance to the investment community, with the target for 2023 set at the high end of our guidance for the year. The investment community views our three-year core revenue growth rate as a measure of the effectiveness and execution of our long-term organic growth strategies, including new product introductions, market and sales effectiveness, and projected growth in our end markets. With the core revenue growth rate target for our compensation programs set at least at the midpoint of our initial guidance to the investment community, there are inherent safeguards to ensure a rigorous target setting process.

Why Is Core Revenue Growth Rate Also Included in the Long-Term Incentive Program?

We believe that prioritizing core revenue growth rate in both our short-term and long-term incentive programs allows the best opportunity to align incentives to long-term value creation for all our stakeholders – our customers, our employees, and our shareholders. As previously discussed, core revenue growth rate is a key measure of the effectiveness and execution of our long-term organic growth strategies, including new product introductions, market and sales effectiveness, and projected growth in our end markets. We have a very deliberate strategy organically and inorganically to position the Company in higher and more durable growth markets, while we have also driven internal innovation to deliver transformative technologies to our customers and end markets. The results of these efforts are designed to drive performance beyond any one year, and be sustained over multiple years.

Why Does the Company Not Set a Three-Year Core Revenue Growth Rate Target at the Time It Awards the PSUs?

As noted above, since we do not provide guidance for our core revenue growth rate beyond a one-year period, disclosing a three-year core revenue growth rate target for compensation purposes in advance of our annual guidance may be misleading to our investors. Furthermore, we cannot predict the potential contribution from acquisitions (once they have met their one-year anniversary mark) that may not have been contemplated at the time the award is granted.

Compensation Discussion and Analysis	53

What Guides Our Program

Compensation Philosophy and Design

The Committee uses a deliberate and continuous process to ensure that our philosophy and executive compensation program reflect our strategy and performance with focus on creating long-term value for our shareholders and other stakeholders.

Our Compensation Philosophy

Our compensation philosophy is aligned with building long-term value for our shareholders and other stakeholders, with our executive compensation program designed to:

Attract, Recruit & Retain	Recruit, retain, and motivate talented, high-performing leaders with a passion for creativity, innovation, continuous improvement, and customer experience

Be Competitive	Deliver a total pay opportunity that is competitive in the market

Align with Business Strategy	Incentivize performance that leads to achievement of our business objectives in both short-term and long-term

Pay for Performance	With a culture of high expectations, set, achieve, and reward both short-term and long-term performance

Align with Shareholders	Place a strong emphasis on long-term, equity-based compensation to align interests of our executive officers and our shareholders

Key Design Consideration Factors

The Committee considers the factors listed below with input and guidance from the independent compensation consultant and guided by our overall philosophy.

Increasingly Competitive Market for Talent	The Committee considers the increasing demand for executive talent in light of our historical performance, our portfolio evolution, and prior success in executing our business strategies. While the Committee does not target a specific competitive position versus the market in determining compensation, how our executive compensation package compares to those of our peer group companies is an important factor in the design and the determination of total compensation for each of our executive officers.

Performance	The Committee considers Company and individual performance. As such, the program includes significant “at-risk” pay elements that appropriately motivate and reward executive officers for continued high performance and align them with value creation for our shareholders.

Succession Planning	In designing individual compensation for each executive officer, the Committee considers the performance of such executive officer, readiness of such executive officer to assume greater leadership responsibility, and the ability to execute on succession planning.

Complexity and Importance of Role	The Committee considers pay equity among the executive officers based on the relative complexity, importance of the position and each executive officer’s performance, tenure and leadership impact.

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54	Compensation Discussion and Analysis

Based on these factors, the Committee establishes each executive officer’s total target compensation and allocates the total target compensation among each of the elements noted below.

Compensation Elements and Objectives

While fixed compensation is important to provide a stable source of income, executive compensation should primarily be performance-based, with an emphasis on long-term incentive compensation in the form of equity awards aligned to shareholders’ interests. The following table sets forth the four elements of our compensation program:

Element	Form of Compensation	Primary Objectives

Base Salary	Cash	▶ Attract and retain executive talent. ▶ Recognize day-to-day role and scope of responsibility and impact. ▶ Provide stable source of income.

Annual Incentive Compensation	Cash	▶ Align compensation with business strategy. ▶ Reward annual performance on key strategic, financial, and operational measures. ▶ Motivate and reward high performance.

Long-Term Incentive Compensation	Stock Options RSUs PSUs

▶  Align the interest of the executives for the delivery of long-term value to shareholders.

▶  Retain executive talent through an extended vesting period.

▶  Incentivize strong relative total shareholder return and core revenue growth.

Other Compensation	Benefits Plans Perquisites Severance Benefits	▶ Provide competitive benefits at actual cost to the company lower than the perceived value to the executives.

Compensation Mix

Our executive compensation program emphasizes performance-based compensation that aligns with long-term value creation for our shareholders. We intentionally design our program to be more heavily weighted toward performance-based compensation than our peer group as a whole. As shown below, the significant majority of our 2022 executive compensation was performance-based. See “Executive Compensation Tables—2022 Summary Compensation Tables” for additional details.

Compensation Discussion and Analysis	55

Pay for Performance

Pay for performance is at the heart of our compensation philosophy.

The executive compensation program is designed so that the compensation realized by our executive officers is dependent on actual performance. This philosophy is demonstrated in the mix, with 85.8% of NEO total compensation delivered in the form of variable incentives tied to the achievement of our strategic priorities and performance against our annual financial and strategic goals, and delivery of long-term value to our shareholders.

This philosophy is further reflected in the 2022 PSU awards, with PSUs constituting the largest component of target compensation and with each performance measure spanning over a three-year period with an additional one-year hold requirement.

The rigor of our performance measures is demonstrated in the chart below, with the realizable PSU compensation for our CEO often significantly lower than the grant date fair value presented in the corresponding “Summary Compensation Table” primarily driven by rTSR performance which demonstrates the alignment of executive compensation and shareholder return.

The contents of this section are supplemental to, and not intended to replace, the disclosure in the “Pay vs. Performance” section made pursuant to Item 402(v) of Regulation S-K.

Realizable PSU Compensation for our CEO

*

Realizable PSU Compensation is based on, for vested awards, the actual number of shares earned based on the corresponding three-year performance multiplied by the closing price of our common stock on the last trading day of the grant year (the “Applicable Price”) and, for unvested awards, the projected number of shares that would be earned assuming the TSR performance at the end of 2022 applied for the remainder of the performance period multiplied by the Applicable Price.

**	No 2021 PSUs were projected to be paid as of December 31, 2022.

***

For the portion of 2022 PSUs that are based on a three-year performance on annual core revenue, the realizable PSU compensation noted above included 200% core revenue performance in 2022 and assumed 100% core revenue performance in each of 2023 and 2024.

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56	Compensation Discussion and Analysis

Decisions and Oversight

A summary of the allocation of responsibilities for executive compensation decisions is laid out in the table below:

Committee	▶ Determines our compensation philosophy and design as well as program and policies for our executive officers; and ▶ Approves the annual compensation targets and awards for our executive officers

Board of Directors and Management	▶ The Committee consults the Board of Directors, the CEO, the SVP of Human Resources, and other members of management as they evaluate performance and establish the compensation program and policies

Independent Compensation Consultant	▶ Provides counsel and guidance to the Committee concerning our compensation design, program effectiveness, and annual compensation; and ▶ Reports directly to the Committee

The Committee engaged Pearl Meyer in 2022 as its independent compensation consultant to provide counsel and guidance to the Committee in the design of our 2022 and 2023 executive compensation programs. The Committee assessed the independence of Pearl Meyer in accordance with the NYSE Listing Standards and applicable SEC regulations and concluded that the firm’s work did not raise any conflict of interest.

Rigorous Financial Performance Measures

Our Committee believes that performance measures should be based on factors that are most relevant to our shareholders and consistent with the expectations we communicate. For example, the financial metrics for our executive awards are based on financial guidance to our shareholders, with the target established at least at the midpoint of the corresponding guidance and with the threshold set within a narrow range of the target. Because a significant majority of our executive compensation is based on equity awards and because setting financial guidance below shareholder expectations would have an adverse impact on the market value of our common stock, establishing financial targets at least at the midpoint of our financial guidance to the investment community provides inherent incentive to establish rigorous financial targets for our executive compensation programs.

Peer Group Analysis

The Committee believes it is important to clearly understand the relevant market for executive talent to inform its decision-making and ensure our executive compensation program supports our recruitment and retention needs. In designing the 2022 compensation program, the Committee worked with Pearl Meyer, to assess the competitiveness of our executive compensation practices using the peer group of companies listed below.

In assessing the composition of the peer group, the Committee considered the diverse nature of our businesses, with different OpCos in various industries representing end markets and industries. Based on the assessment, and in light of the updates made in 2021, no further changes to the peer group were made in 2022.

The Committee periodically reviews compensation data for the following peer group derived from publicly filed proxy statements and available compensation survey data:

3M Company	IDEX Corporation	STERIS plc

Ametek Inc.	Illinois Tool Works Inc.	Stryker Corporation

Autodesk, Inc.	Mettler-Toledo International Inc.	Synopsys Inc.

Danaher Corp.	Rockwell Automation Inc.	Trimble Inc.

Ecolab, Inc.	Roper Technologies, Inc.	Zebra Technologies Corporation

Honeywell International Inc.	ServiceNow, Inc.

The Committee selected companies based on the following criteria:

▶	publicly traded on a major US stock exchange;

Compensation Discussion and Analysis	57

▶	the similarity of their industry to our current portfolio of businesses and the industries in which we compete for talent and shareholders;

▶	the strength of their performance over multiple years, including operating margin and total shareholder return; and

▶	general comparability of key size measures, primarily revenue and enterprise value.

The Committee does not rely solely on data from the peer group or compensation surveys while establishing the compensation for our executive officers. Furthermore, the Committee does not target a specific competitive position versus the market in determining compensation because, in light of our diverse mix of businesses, it believes strict benchmarking against a selected group of companies would not provide a meaningful basis for establishing compensation.

2022 Executive Compensation

2022 Updates to Executive Compensation

Increased Allocation to PSUs with Additional Performance Measure

Consistent with our compensation philosophy that favors long-term, performance-based executive compensation, the Committee increased the allocation of PSUs for our overall long-term incentive program to 50% in 2022 from 35% in 2021.

	2020	2021	2022

Allocation Percentage	25%	35%	50%

Performance Measure	Relative TSR with target at 55% of S&P 500	Relative TSR with target at 55% of S&P 500	Relative TSR with target at 55% of S&P 500 and three- year average annual core revenue growth performance

Recognizing the importance of our long-term sustainable growth strategy, the Committee also added a core revenue growth performance metric measured over a three-year period. The change also reflects shareholder preference for a mix of absolute and relative measures in the long-term incentive program design. PSUs issued in 2022 for the 2022-2024 performance period were structured as follows:

▶	60% of the PSU award vesting is tied to relative total shareholder return (“rTSR”) performance over a three-year measurement period;

▶	40% of the PSU award vesting is tied to Fortive’s core revenue growth performance over a three-year measurement period.

Enhanced Rigor to the Stock Ownership Policy

The Committee updated our stock ownership policy to disregard unvested equity awards other than time-based RSUs in determining compliance. As a result of the amendment, unvested equity awards that are subject to outstanding performance-based vesting requirements and outstanding options are not included in determining ownership.

No Increase in Target Compensation for the CEO or the CFO

As further discussed in the “2022 Executive Compensation” section, there was no increase in any element or the total target compensation in 2022 for the three most highly compensated NEOs, including the CEO and the CFO. In addition, there was no increase in target base salary or target annual cash incentive compensation for either of the other two NEOs in 2022.

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58	Compensation Discussion and Analysis

2022 Compensation At-A-Glance

Consistent with our philosophy and market practices, the 2022 program emphasizes equity-based compensation with long-term vesting requirements.

	Base Salary	Annual Incentive Compensation	Stock Options	Restricted Stock Units (“RSUs”)	Performance Stock Units (“PSUs”)

Form of Compensation	Cash	Cash		Equity

Compensation Period	1 Year	Annual Performance	Vest in 4 Years*	Vest in 4 Years*	3 Years with an Additional 1 year Holding Period

Key Performance Measures	N/A	Company Financial, Results and Performance Relative to Individual Goals	Stock Price Appreciation	Financial Performance and Stock Price Appreciation	3-Year Relative Total Shareholder Return and Three-Year Annual Core Revenue Growth

Determination of Performance- Based Payouts	N/A	Formulaic + Discretion	N/A	Formulaic	Formulaic

*	Stock Options and RSUs vest ratables on the third and fourth anniversary of the grant date.

Year- Over- Year Changes in Target Compensation

Target Base Salaries*

The 2022 target base salaries for the NEOs were as follows, with no increase in target base salary for any of the NEOs in 2022:

Executive Officer	2022 Target Base Salary	2021 Target Base Salary	Percentage Increase

James A. Lico	$1,250,000	$1,250,000	0.0%

Charles E. Mc Laughlin	$ 725,000	$ 725,000	0.0%

Patrick Murphy	$ 600,000	$ 600,000	0.0%

Olumide Soroye	$ 750,000	$ 750,000	0.0%

Stacey Walker	$ 600,000	$ 600,000	0.0%

*

Because any increases in target base salary in 2021 only became effective in April 2021, the summary compensation table may show a slight increase year over year in salary in 2022. In addition, Mr. Soroye joined the Company in 2021, with the 2021 salary in the summary compensation table reflecting a prorated portion of his target annual target base salary in 2021.

Annual Incentives: 2022 Target Award Opportunity

Target award opportunities are expressed as a percentage of base salary. Actual award payouts are determined based on achievement of the performance goals described under “—Determination of the Actual 2022 Annual Incentive Award Payouts.” There were no increases in target award opportunities for any of the NEOs in 2022.

Executive Officer	2022 Target Award Opportunity	2021 Target Award Opportunity

James A. Lico	190%	190%

Charles E. McLaughlin	125%	125%

Patrick Murphy	100%	100%

Olumide Soroye	150%	150%

Stacey Walker	85%	85%

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Annual Equity Awards: 2022 Target Award Values

For 2022, the Committee set the following target award values for the NEOs’ annual equity awards.

Executive Officer	2022 Target Value(1)	2021 Target Value(1)	Year Over Year Increase(1)

James A. Lico	$12,000,000	$12,000,000	0.0%

Charles E. McLaughlin	$3,750,000	$3,750,000	0.0%

Patrick Murphy	$1,800,000	$1,700,000	5.9%

Olumide Soroye	$4,500,000	$4,500,000	0.0%

Stacey Walker	$1,900,000	$1,800,000	5.6%

(1)

The target dollar values of the equity grants noted above do not reflect the valuations computed in accordance with Accounting Standards Codification Topic 718 (“ASC 718”). Instead, based upon the target dollar value of equity awards and the allocation of form of equity awards noted below, the actual number of RSUs and target number of PSUs granted was determined by dividing the corresponding allocation of the dollar value by the 20-day average of the closing price of our common stock as of the grant date (“20 Day Average”) and the actual number of stock options granted was determined by dividing the corresponding allocation of the dollar value by one-third of the 20 Day Average. Additional details on amounts of the 2022 equity grants to all of our NEOs are shown in “Executive Compensation Tables—Fiscal 2022 Grants of Plan-Based Awards.”

There were no increases in annual equity target award value for Messrs. Lico, McLaughlin and Soroye in 2022. The Committee approved increases in annual equity target award values for Mr. Murphy and Ms. Walker to better align with the market for comparable executive officer roles, as well as recognize the increases in scope of responsibilities.

Determination of 2022 Annual Incentive Award Payouts

Each executive officer is eligible for an incentive award equal to his or her base salary multiplied by his or her target award opportunity multiplied by the Composite Performance Factor (which is the sum of the Company Performance Factor (weighted 60%) and the individual Strategic Performance Factor (weighted 40%)).

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60	Compensation Discussion and Analysis

2022 Company Performance Factor Determination

For 2022, the Committee established Adjusted EPS, Free Cash Flow Conversion Ratio, and Core Revenue Growth as the components of the Company Performance Factor, with the performance measures and weighting identifed below. For each of the measures, the Committee established threshold, target and maximum levels of performance, as well as a payout percentage curve that relates each level of performance to a payout percentage. Please refer to our discussion on core revenue growth rate above under the “Core Revenue Growth Rate as a Performance Measure” section.

	Adjusted EPS(1)		Free Cash Flow Conversion Ratio(2)		Core Revenue Growth(3)
Performance Level	Payout Percentage	Performance Goal	Payout Percentage	Performance Goal	Payout Percentage	Performance Goal

Maximum	200%	$3.38	200%	115%	200%	10.0%

Target	100%	$3.07	100%	105%	100%	7.0%

Threshold	50%	$2.76	50%	90%	50%	5.0%

Below Threshold	0%	<$2.76	0%	<90%	0%	<5.0%

(1)

“Adjusted EPS” means fully diluted earnings per share on a continuing operations basis for the fiscal year ended December 31, 2022 as determined pursuant to GAAP, but (i) excluding on a pretax basis amortization of acquisition-related intangible assets, (ii) excluding on a pretax basis acquisition and other transaction costs deemed significant, (iii) excluding on a pretax basis the effect of inventory fair value adjustments related to significant acquisitions, (iv) excluding on a pretax basis the effect of losses from the Company’s equity method investments, (v) excluding on a pretax basis the non-cash interest expense associated with our 0.875% Convertible Senior Notes due 2022, (vi) excluding on a pretax basis the gain on litigation resolution, (vii) excluding on a pretax basis Russia exit and wind down costs, (viii) excluding on a pretax basis gain or loss on sale of business, (ix) excluding on a pretax basis loss on debt extinguishment, net of gain on Vontier common stock, (x) excluding on a pretax basis discrete restructuing charges, and (xi) excluding the provisional tax effect of the adjustments identified in clauses (i-x) above (the exclusions collectively, the “Earnings Adjustments”).

(2)

“Free Cash Flow” means cash provided by operating activities during the fiscal year ended December 31, 2022 as determined pursuant to GAAP less payments for additions to property, plant and equipment, “Adjusted Net Income” means net income for the fiscal year ended December 31, 2022 as determined pursuant to GAAP, but excluding the Earnings Adjustments and “Free Cash Flow Conversion Ratio” means the ratio of such Free Cash Flow measure to Adjusted Net Income.

(3)	“Core Revenue Growth” means a corresponding year-over-year GAAP revenue growth, excluding (1) the impact from acquired businesses and (2) the impact of currency translation.

The payout percentages for performance between threshold and target, or between target and maximum, respectively, were determined by linear interpolation. Following the end of 2022, we calculated the Company Performance Factor as follows:

	2022 Company Performance Factor Matrix
Measure	Target Performance Level	Actual Performance Level	Payout % (Before Weighting)	Weighting of Measure	Weighted Payout%

Adjusted EPS	$3.07	$3.15	125.8%	60%	75.5%

Free Cash Flow Conversion Ratio	105%	107%	120.0%	20%	24.0%

Core Revenue Growth Rate	7.0%	10.1%	200.0%	20%	40.0%

	Final Company Performance Factor				139.5%

2022 Strategic Performance Factor Determination

The Committee, in consultation with the Board, establishes performance goals for each NEO to align with the Company’s overall strategic initiatives. The Committee considers the individual’s impact and results against performance goals, while also considering the individual’s overall performance, the contribution of such individual to the Company’s results and the individual’s demonstrated leadership behavior in alignment with the Company’s core values. Following such assessment, the Committee assigns for each NEO a rating between 0% and 200%.

The following tables summarize the individual strategic performance goals the Committee established for the purpose of determining the corresponding performance assessment for 2022:

Compensation Discussion and Analysis	61

Value	Strategic Goals	Weighting

We build extraordinary teams for extraordinary results	• Year-over-year progress and development of key senior leaders • Year-over-year improvement in strategic leader funnels • Year-over-year improvement of DEI metrics including representation of underrepresented employees and employee sentiment around inclusion and belonging • Year-over-year improvement in employee experience	20%

Customer success inspires our innovation	• Scaling of lean portfolio management across all OpCos • Global IT strategies • Organizational capabilities to accelerate innovation • Year-over-year improvement in product and software	20%

Kaizen is our way of life	• Implementation of software best practices into FBS infrastructure • Year-over-year improvement in supply chain and manufacturing • Year-over-year improvement in FBS knowledge across the organization	20%

We compete for shareholders	• Acquisition and integration strategies, including financial and organization performance • Meeting and exceeding financial goals across OpCos • Enhanced stakeholder communication, including communication on ESG strategy and achievements	40%

Highlights of 2022 Achievements	Total SPF

•  Delivered exceptional financial results relative to our guidance and relative to our industrial peers

•  Improved ROIC and other financial performance of acquired businesses through continued emphasis in strategic operational and financial execution, with recent acquisitions generating revenue growth at a high-single digit rate

•  Continued to strengthen the executive and key leadership of Fortive. Filled 90% of open OpCo president roles in 2022 through promotions inside the company, reflecting strategic and intentional leadership development

•  Executed on enhancing sustainable outcomes for our customers, with over 60% of the revenue we generate being derived from products and services that contribute to such outcomes

•  Enhanced and expanded adoption of innovation tools within FBS, including lean portfolio management, within the organization resulting in approximately $700 million in new market revenue opportunities, growth of 9% in annual recurring revenue from software, and material increases in on-time delivery and other operational efficiencies

•  Drove significant progress across the entire organization in increasing gender and ethnic/racial diversity, with overall employee engagement scores trending toward top quartile performance

155%

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62	Compensation Discussion and Analysis

Value	Strategic Goals	Weighting

We build extraordinary teams for extraordinary results	• Year-over-year improvement of organization strength including succession • Year-over-year improvement of DEI metrics including representation of underrepresented employees and employee sentiment around inclusion and belonging • Year-over-year improvement in employee development and experience	20%

Customer success inspires our innovation	• Continued evolution of portfolio towards higher SaaS, software and recurring revenue • Year-over-year improvement in core growth, core operating margin, cash flow and ROIC • Continued focus on software and technology	20%

Kaizen is our way of life	• Enhanced efficiencies on manufacturing and supply chain • Development of data/AI strategy for reduction of supply chain risk	20%

We compete for shareholders	• IR strategy evolution and improved positioning • Enhanced stakeholder engagement • Effective communication of the next set of Sustainability goals with new disclosures and expanded stakeholder outreach	40%

Highlights of 2022 Achievements	Total SPF

•  Strengthened the leadership of the Finance organization and improved the succession funnel primarily through internal promotions balanced with external strategic recruitments

•  Drove significant improvement in gender and ethnic/racial diversity within the global Finance organization

•  Improved ROIC and other financial performance measures of acquired businesses through continued emphasis in strategic operational and financial execution, with recent acquisitions delivering on EPS contribution targets

•  Achieved strong overall financial performance, including core growth rate, margin expansion, free cash flow generation and recurring revenue growth

155%

Compensation Discussion and Analysis	63

Value	Strategic Goals	Weighting

We build extraordinary teams for extraordinary results	• Development of new leadership at OpCos • Enhanced organizational strength and capability • Improved year-over-year employee experience and retention • Year-to-year improvement of DEI metrics including representation of underrepresented employees and employee sentiment around inclusion and belonging	20%

Customer success inspires our innovation	• Scaling of Lean Portfolio Management across all OpCos • Development of new products • Data analytics to deliver customer facing business solutions	20%

Kaizen is our way of life	• Development of FBS capability across segment • Enhanced efficiencies on manufacturing and supply chain • Enhanced countermeasures to market pressures	20%

We compete for shareholders	• Integration of acquired OpCos • Financial goals across OpCos • Cost action opportunities for implementation • Year-over-year improvement in core growth, core operating profit, and working capital	40%

Highlights of 2022 Achievements	Total SPF

• Expanded the adoption of FBS within the AHS segment, with an emphasis on Lean Portfolio Management implementation throughout new AHS OpCos • Developed and enhanced the AHS leadership and talent succession funnels primarily through internal promotions balanced with strategic external recruitment • Year-over-year progress within the AHS segment in increasing gender and ethnic/racial diversity • Improved working capital turns across the AHS segment with most OpCos exceeding internal targets, contributing to the positive trend in core growth and margin expansion	130%

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64	Compensation Discussion and Analysis

Value	Strategic Goals	Weighting

We build extraordinary teams for extraordinary results	• Continued evolution of organization and culture to accelerate strategy • Enhanced overall employee experience • Organizational enablement of OpCos for sustained growth and year-over-year improvement in succession • Improvement of DEI metrics including representation of underrepresented employees and employee sentiment around inclusion and belonging	20%

Customer success inspires our innovation	• Scaling of Lean Portfolio Management across all OpCos • Improved product innovation funnels and product roadmaps at OpCos • Customer solutions powered by data/AI analytics • Enhanced product management talent and capabilities in OpCos • Targeted acquisition strategies to accelerate innovation	20%

Kaizen is our way of life	• Enhancement of FBS toolkit at software OpCos • Enhanced efficiencies on manufacturing and supply chain • Improved overall organizational capabilities on FBS within new acquisitions	20%

We compete for shareholders	• Year-to-year improvement of core growth, core operating margin, and free cash flow • Acquisition and integration strategies, including financial and organization performance • Enhanced FBS SaaS suite • Realization of AI platforms	40%

Highlights of 2022 Achievements	Total SPF

•  Delivered strong financial results for the IOS segment with improvements in core revenue growth rate, margin expansion, acquisition ROIC and other financial performance measures

•  Expanded adoption of FBS within the IOS segment, with an emphasis on Lean Portfolio Management implementation and accelerating innovation across all OpCos

•  Strengthened leadership capabilities and succession funnels primarily through internal promotions and developments balanced with strategic external recruitments, with significant improvements in readiness of successor candidates for critical roles

•  Achieved significant progress within the IOS segment in increasing gender and ethnic/racial diversity

•  Drove material improvements in employee engagement scores

145%

Compensation Discussion and Analysis	65

Value	Strategic Goals	Weighting

We build extraordinary teams for extraordinary results	• Further scaling of strategic talent acquisition • Improved succession and talent funnels, and readiness • Improved tools for retention of top talent in the overall organization • Improvement of DEI metrics including representation of underrepresented employees and employee sentiment around inclusion and belonging • Enhanced overall employee experience and development	20%

Customer success inspires our innovation	• Branding that enables deeper stakeholder understanding • Compelling PR strategy and team	20%

Kaizen is our way of life	• Implementation of new HR Operating Model for improved efficiency and quality of outcomes • Improved FTV Technology enablement • Enhanced tools for talent acquisition and development management	20%

We compete for shareholders	• Improved quality and readiness of senior leadership succession • Positive change in talent and succession at OpCos	40%

Highlights of 2022 Achievements	Total SPF

•  Enhanced the strength of talent for executive and senior leadership roles across all segments through improved promotion and leadership development with a more effective external recruitment process

•  Strengthened executive leadership succession funnel for all executive officer roles through expanded scope of responsibilities for candidates, leadership development, internal promotions, and external recruitment

•  Achieved significant improvements in overall employee engagement scores, supervisor effectiveness and inclusion and belonging index, in each case, trending toward top quartile performance

•  Drove significant progress across the entire organization in increasing gender and ethnic/racial diversity

160%

The payout percentages and corresponding Composite Performance Factor resulted in the payouts set forth in the 2022 “Summary Compensation Table.”

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66	Compensation Discussion and Analysis

Determination of Long-Term Incentive Award Payouts

2022 Annual Equity Award Mix

Form of Award	Key Terms

Stock Options	▶ Ratable vesting on 3rd and 4th anniversaries of grant ▶ Exercise price based on the closing price on grant date

RSUs	▶ Ratable vesting on 3rd and 4th anniversaries of grant ▶ Incremental RSUs above the “base” number of RSUs contingent on achievement of the adjusted EBITDA margin as described below

PSUs

▶  Contingent on both Fortive’s relative TSR versus S&P 500 over a 3-year performance period as well as Fortive’s core revenue growth performance over a 3-year period, in each case, as described below

▶  Earned shares are subject to a 1-year holding requirement after performance vesting

▶  No prorated vesting prior to completion of the full 3-year performance period

2022 RSU Performance Measure and Results

Our RSU program for executive officers is designed so that any incremental RSUs above the base number of RSUs (“Base RSUs”) is earned only upon outperformance. The threshold for any incremental RSUs for 2022 was set above the Adjusted EBITDA Margin corresponding to the midpoint of our guidance to the investment community. While the actual Adjusted EBTIDA Margin of 25.7% exceeded the midpoint of our guidance, the high threshold requirement of 25.8% resulted in no incremental RSUs being earned or paid out in 2022.

2022 Adjusted EBITDA Margin(1)	Incremental RSUs Relative To Base RSUs(2)

≥26.6%	Maximum—50%

25.8%	Target and Threshold—10%

<25.8%	0%

(1)	“Adjusted EBITDA Margin” means the ratio of adjusted EBITDA to Net Revenue. “Adjusted EBITDA” means our adjusted earnings before net interest, income taxes, depreciation and amortization.

(2)

The incremental RSUs are determined by linear interpolation between 10% and 50% of the Base RSUs for EBITDA Margin between 25.8% and 26.6% (with 50% maximum incremental performance-based RSUs for EBITDA Margin at or above 26.6%). No incremental performance-based RSUs are payable for EBITDA Margin below 25.8%.

Executive Officer	Base RSUs	Potential Incremental RSUs	Actual 2022 EBITDA Margin	Total Incremental RSUs Earned

James A. Lico	45,660	22,830	25.7%	0

Charles E. McLaughlin	14,270	7,135	25.7%	0

Patrick Murphy	6,850	3,425	25.7%	0

Olumide Soroye	17,125	8,563	25.7%	0

Stacey Walker	7,230	3,615	25.7%	0

Compensation Discussion and Analysis	67

2022 PSU Performance Measures

As described below, the actual payout for the PSU awards granted in 2022 will be based 60% on relative total shareholder return (“rTSR”) performance over a three-year period and 40% on core revenue growth performance over a three-year period (“Core Growth PSUs”).

rTSR Percentile PSUs (60%)

rTSR Percentile—S&P 500 Index	PSU Payout Percentage(1)

≥75%	Maximum—200%

55%	Target—100%

35%	Threshold—50%

<35%	0%

(1)

The payout percentages for performance between threshold and target, or between target and maximum, respectively, would be determined by linear interpolation. However, if Fortive’s absolute TSR performance for the period were negative, then a maximum of 100% of the target PSUs would vest (regardless of how strong Fortive’s performance was on a relative basis), and if Fortive’s absolute TSR performance for the period were positive, then a minimum of 25% of the target PSUs would vest.

Core Revenue Growth PSUs (40%)

During the first quarter of each year of the three-year performance period, the Committee will establish an annual core revenue growth target based on no less than the midpoint of the initial core revenue growth guidance to the investment community. For each year during the three-year performance period, an annual performance result from 0% to 200%, based on a linear interpolation, will be assigned, with the final performance result for the Core Revenue Growth PSUs based on the average of the three consecutive annual performance results.

The core revenue growth metrics for the 2022 Company Financial Factor was established at 5.0% for threshold, 7.0% for target (based on the midpoint of the initial 2022 core revenue growth guidance), and 10.0% for the maximum. Based on the actual performance of 10.1% in 2022, the core revenue growth performance was 200%. The final performance results for the 2022 Core Revenue Growth PSUs will be based on the average of the performance results for 2022, 2023 and 2024. Please refer to our discussion under the “Core Revenue Growth as a Performance Measure” section above.

2020 PSUs Earned for 2020-2022 Performance

The 2020 PSU payout was determined entirely by the following rTSR performance over the corresponding three-year performance period.

Relative TSR Percentile—S&P 500 Index	PSU Payout Percentage(1)

≥75%	Maximum—200%

55%	Target—100%

35%	Threshold—50%

<35%	0%

(1)

The payout percentages for performance between threshold and target, or between target and maximum, respectively, would be determined by linear interpolation. However, if Fortive’s absolute TSR performance for the period were negative, then a maximum of 100% of the target PSUs would vest (regardless of how strong Fortive’s performance was on a relative basis), and if Fortive’s absolute TSR performance for the period were positive, then a minimum of 25% of the target PSUs would vest.

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The following shares earned by the NEOs under the 2020 PSUs are subject to an additional two-year holding period following the end of the performance period.

Executive Officer	Target Shares	rTSR Percentile— S&P 500 Index(1)	PSU Payout Percentage(1)	Shares Earned

James A. Lico	42,952	31%	25%	10,738

Charles E. McLaughlin	12,299	31%	25%	3,075

Patrick Murphy	5,858	31%	25%	1,465

Olumide Soroye(2)	N/A	N/A	N/A	N/A

Stacey Walker	5,858	31%	25%	1,465

(1)	Although the rTSR performance was below 35th percentile, because the overall TSR during the performance period was positive at 2.4%, a payout of 25% of target was earned.

(2)	Because Mr. Soroye joined Fortive in 2021, he did not receive a 2020 PSU grant.

Severance Benefits

To be consistent with market practices and ensure that our executive officers remain focused on our businesses during periods of uncertainty and are motivated to pursue transactions in the best interest of the shareholders and other stakeholders, we maintain a Severance and Change-in-Control Plan for Officers, which we refer to as the Severance Plan. It provides for severance benefits upon (i) a termination without cause not preceded by a change-in-control and (ii) a termination without cause, or good reason resignation, within 24 months following a qualified change-in-control.

“Double Trigger” Change-in-Control Severance. Because we intend the change-in-control severance benefit to ensure that the executive officers pursue transactions in the best interest of the shareholders and other stakeholders, the Committee limited the definition of “change-in-control” to include only:

▶

a merger, consolidation or reorganization in which Fortive is not the surviving entity and in which the voting securities of Fortive prior to such transaction would represent 50% or less of the voting securities of the surviving entity;

▶	sale of all or substantially all assets of Fortive, or

▶	any transaction approved by the Board that results in any person or entity that is not an affiliate of Fortive owning 100% of Fortive’s outstanding voting securities.

If, within 24 months following a qualified change-in-control, a NEO is terminated without cause, or resigns for good reason, then the following severance payment would be due:

Compensation	CEO	Other NEOs

Cash Severance Payment	2 times Base Salary and Target Annual Incentive Award	1 times Base Salary and Target Annual Incentive Award

Prorated Cash Annual Incentive Award	Target Annual Incentive Award prorated for the period from the beginning of the year to the date of termination.	Same

Equity Awards	Immediate acceleration of all unvested outstanding equity awards.	Same

Health Benefits	24 months	12 months

280G Excise Tax	No tax gross up	No tax gross up

Termination without Cause Severance. Recognizing the increased risk of forfeiture for the equity awards by the NEOs as a result of our 4 year vesting schedule with a 3 year cliff before the initial vesting and to ensure that our executive officers remain focused on our businesses during periods of uncertainty, the Committee provided the following severance benefits under the Severance Plan upon a termination without cause:

Compensation	CEO	Other NEOs

Cash Severance Payment	2 times Base Salary	1 times Base Salary

Prorated Cash Annual Incentive Award	Payment based on actual performance against performance targets and prorated for the period from the beginning of the year to the date of termination.	Same

Compensation Discussion and Analysis	69

Compensation	CEO	Other NEOs

Prorated Equity Awards	▶ Based on actual performance against performance targets; ▶ Subject to original time-vesting; and ▶ Prorated for the period from the date of grant to the date of termination.	Same

Health Benefits	24 months	12 months

280G Excise Tax	No tax gross up	No tax gross up

Shareholder Ratification Policy

We adopted a policy that, without prior shareholder approval, we will not pay or enter into any new agreement with an executive officer, including an NEO, that provides for cash severance benefits in connection with the executive officer’s voluntary or involuntary termination in an amount that exceed 2.99 times the sum of the executive officer’s target cash compensation in the year of termination.

CEO Early Retirement Policy for Equity Awards Granted on or after 2022

In connection with the long-term CEO succession planning by the Board and to grant the Board additional flexibility in determining the timing and collaborative nature of any future CEO transition, the Committee adopted the additional terms of early retirement with respect to equity awards granted to Mr. Lico on or after 2022.

If Mr. Lico provides a notice of early retirement on or after (i) January 1, 2026 or (ii) an earlier date on which the Board, at its sole discretion in the future, formally approves a specific successor to the CEO position, the Board may designate a CEO transition period of up to twelve additional months following such notice during which Mr. Lico will be required to provide the requested transition services. Upon such notice of early retirement on or after the qualified date and upon completion of the subsequent transition services during the full CEO transition period, all equity awards granted to Mr. Lico on or after 2022 will continue to vest under the original time-based vesting terms and will be subject to the satisfaction of all original performance-based vesting requirements.

The Committee considered and implemented the following governance features to align this policy with the interest of our long-term shareholders while incentivizing collaboration on CEO succession planning:

▶

The default early retirement period for Mr. Lico under the policy commences less than one year earlier than the period available under our existing general early retirement benefit available to all employees under our 2016 Stock Incentive Plan assuming maximum transition period of up to twelve months following the early retirement notice;

▶	The special retirement provision would apply only to equity awards granted to Mr. Lico on or after 2022; and

▶	The special early retirement provision would not provide for any acceleration of vesting or waiver of any performance-based vesting requirements.

Perquisites

We offer limited perquisites to our NEOs which are not a major component of our compensation package or philosophy. We believe these limited perquisites help make our executive compensation plans competitive, are generally aligned with market practices and are cost-effective in that the perceived value of these items is higher than our actual cost. The perquisites we made available to our NEOs during 2022 were as follows:

Type	Participating NEOs

Personal aircraft use	Messrs. Lico and McLaughlin

Tickets to sporting events	Messrs. Lico, McLaughlin, and Soroye and Ms. Walker

Stipend ($10,000) for financial services	All NEOs

Executive physical	Mr. McLaughlin

We made the personal aircraft use available under an aircraft use policy adopted by the Committee. The policy permits the use of our aircraft only for business purposes other than with respect to a $150,000 and $50,000 personal use

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70	Compensation Discussion and Analysis

allowance to Messrs. Lico and McLaughlin, respectively. Messrs. Lico and McLaughlin must reimburse us for any personal use of the aircraft in a particular year in excess of their respective personal use allowances.

Additional details on the other perquisites we made available to our NEOs in 2022 are in the footnotes to the “Summary Compensation Table.”

General Benefits

Our NEOs are eligible to participate in broad-based employee benefit plans, which are generally available to all U.S. salaried employees and do not discriminate in favor of our NEOs. In addition, each of our NEOs participates in the Fortive Executive Deferred Incentive Plan, or EDIP. The EDIP is a shareholder-approved, non-qualified, unfunded deferred compensation program available to selected members of our management. We use the EDIP to tax-effectively contribute amounts to executives’ retirement accounts and give our executives an opportunity to defer taxes on cash compensation and realize tax-deferred, market-based notional investment growth on their deferrals. We set the amount we contribute annually to the executives’ accounts in the EDIP at a level that we believe is competitive with comparable plans offered by the companies in our peer group. Participants in the EDIP do not fully vest in such amounts until they have participated in the program for 15 years or have reached age 55 with at least five years of service (including, for executives who were employed by Danaher prior to our separation from Danaher, years of service with Danaher prior to that separation). We show the amounts we contributed to the EDIP for 2022 with respect to our NEOs in the “Summary Compensation Table.”

Other Compensation Policies and Practices

Stock Ownership Requirements

To further align management and shareholder interests and discourage inappropriate or excessive risk-taking, our stock ownership policy requires each of our executive officers to obtain a substantial equity stake in our common stock within five years of their appointment to an executive position. The multiples of base salary that the guidelines require are as follows:

Executive Level	Stock Ownership Guidelines (As A Multiple of Salary)

Chief Executive Officer	5.0x base salary

All Other Executive Officers	3.0x base salary

Once an executive has acquired a number of shares that satisfies the ownership multiple then applicable to him or her, such number of shares then becomes his or her minimum ownership requirement (even if the executive’s salary increases or the fair market value of such shares subsequently changes) until he or she is promoted to a higher level.

Under the policy, beneficial ownership includes shares in which the executive or his or her spouse or child has a direct or indirect interest, notional shares of our common stock in the EDIP plan, shares held in a 401(k) plan, and unvested RSUs that are subject only to time-based vesting requirements but does not include shares subject to unexercised stock options or any unvested RSUs or PSUs that are subject to outstanding performance-based vesting requirements.

Recoupment Policy

The Committee has adopted a recoupment policy for the Section 16 officers (“executive officers”). In the event of a material restatement of our consolidated financial statements (other than any restatement required pursuant to a change in applicable accounting rules), the Company will seek reimbursement of the portion of any incentive compensation that would not have been paid had the consolidated financial statements been correctly stated.

Compensation Discussion and Analysis	71

In addition to recoupment of incentive compensation mandated by the SEC, our recoupment policy provides the Board with the discretion to also recoup additional compensation, including any time-based equity awards, from any executive officer if the Board determines that the corresponding material restatement was at least in part the result of gross misconduct by such executive officer. Furthermore, under the terms of our 2016 Stock Incentive Plan, all outstanding unvested equity awards will be terminated immediately upon, and no associate can exercise any outstanding equity award after, such time he or she is terminated for gross misconduct. Under the terms of the EDIP, if the administrator determines that termination of an employee’s participation in the EDIP resulted from the employee’s gross misconduct, the administrator may determine that the employee’s vesting percentage is zero with respect to all balances that were contributed by us.

Pledging Policy

Our Board has adopted a policy that prohibits any of our executive officers, including our NEOs, or directors from pledging as security under any obligation any shares of our common stock that he or she directly or indirectly owns and controls.

Hedging Policy

We include within our Insider Trading Policy a prohibition applicable to all our employees, including our NEOs, and our directors against engaging at any time in:

▶	short sales of our common stock;

▶

transactions in any derivatives of our securities, including, but not limited to, hedging, buying or selling puts, calls or other options (except for instruments granted under our equity compensation plan); or

▶

engaging, directly or indirectly, in other hedging transactions, or otherwise engaging in other transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our common stock, including, but not limited to, collars, equity swaps, exchange funds and prepaid variable forward sale contracts.

Regulatory Considerations

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation in excess of $1 million paid for any fiscal year to certain covered employees, generally including our NEOs. At the time of determining our executive compensation for 2022, we reviewed the tax impact of such compensation on us as well as on our executive officers. In addition, we reviewed the impact of our compensation programs against other considerations, such as accounting impact, alignment of interest with shareholders and other stakeholders, market competitiveness, effectiveness and perceived value to employees. Because we believe these considerations other than tax deductibility should play an important role in shaping our compensation programs, we have awarded, and may award in the future, compensation to our NEOs in excess of $1 million to the extent the Committee believes such compensation is necessary to continue to provide competitive arrangements intended to attract and retain, and provide appropriate incentives to, our NEOs.

Risk Considerations

Risk-taking is an essential part of growing a business, and prudent risk management is necessary to deliver long-term, sustainable shareholder value. The Committee engaged Pearl Meyer, its independent compensation consultant, to review our executive and non-executive compensation programs. The Committee determined, based on the conclusion of Pearl Meyer, that none of the elements of our compensation program encourages or creates excessive risk-taking, and none is reasonably likely to have a material adverse effect on the Company. The Committee believes that our executive compensation program supports the objectives described above without encouraging inappropriate or excessive risk-taking. In reaching this conclusion, the Committee considered, in particular, the following attributes and risk-mitigation features of our executive compensation program:

Attribute	Risk-Mitigating Effect

Emphasis on long-term, equity-based compensation that is subject to our rigorous recoupment policy	Discourages risk-taking that produces short-term results at the expense of building long-term shareholder value

Long vesting requirements: ▶ Four-year vesting for options and RSUs, with a three-year cliff ▶ Three-year cliff vesting for PSUs with an additional one year holding requirement	Helps ensure our executives realize their compensation over a time horizon consistent with creating long-term stakeholder value

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72	Compensation Discussion and Analysis

Attribute	Risk-Mitigating Effect

Payment amounts under our annual cash incentive compensation plan and the number of shares that a participant may earn under our RSU and PSU awards are capped	Reduces possibility that extraordinary events or formulaic payments could distort incentives or over-emphasize short-term over long-term performance

Robust stock ownership guidelines	Helps ensure our executives’ economic interests are aligned with the long-term interests of our shareholders and other stakeholders

Prohibition on derivative transactions	Helps ensure the alignment of interests generated by our executives’ equity holdings is not undermined by hedging or similar transactions

Use of independent compensation consultants that perform no other services for the Company	Helps ensure advice will not be influenced by conflicts of interest

The Committee can exercise judgment in assessing the strategic performance factor for our annual incentive awards to determine annual cash incentive compensation payments	Discourages risk-taking that produces short-term results at the expense of building long-term shareholder value

73

COMPENSATION COMMITTEE REPORT

This report is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed to be incorporated by reference into any prior or subsequent filing by Fortive Corporation under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Fortive Corporation specifically incorporates this report by reference therein.

The Compensation Committee of the Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis set forth above, and based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for incorporation by reference into Fortive Corporation’s Annual Report on Form 10-K for the year ended December 31, 2022.

Compensation Committee of the Board of Directors

Kate D. Mitchell (Chair)

Daniel L. Comas

Sharmistha Dubey

Wright L. Lassiter III

2023 Proxy Statement

74

EXECUTIVE COMPENSATION TABLES

2022 Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(1)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)

James A. Lico	2022	$1,250,000	—	$8,535,920	$2,837,891	$3,460,145	—	$527,234	$16,611,190
President and Chief	2021	$1,207,887	—	$7,891,487	$3,865,747	$3,139,750	—	$493,848	$16,598,719
Executive Officer	2020	$896,936	—	$5,490,084	$4,134,823	$2,632,476	—	$469,744	$13,624,063

Charles E.	2022	$725,000	—	$2,667,497	$886,943	$1,320,319	—	$185,491	$5,785,250
McLaughlin	2021	$717,982	—	$2,466,193	$1,208,046	$1,198,063	—	$201,961	$5,792,245
Senior Vice President and Chief Financial Officer	2020	$626,507	—	$1,570,717	$1,184,054	$1,166,900	—	$193,484	$4,741,662

Patrick Murphy	2022	$600,000	—	$1,280,621	$425,725	$814,142	—	$103,460	$3,223,948
President and CEO of Advanced Healthcare Solutions(6)

Olumide Soroye	2022	$750,006	—	$3,201,245	$1,064,209	$1,594,016	—	$197,614	$6,807,090
President and CEO of Intelligent Operating Solutions(7)	2021	$274,041	—	$7,748,360	$3,867,986	$1,374,750	—	$53,356	$13,318,493

Stacey Walker	2022	$600,000	—	$1,351,663	$449,319	$753,221	—	$129,648	$3,283,851
Senior Vice President	2021	$592,985	—	$1,183,194	$579,944	$684,420	—	$97,173	$3,137,716
and Chief Human Resource Officer(8)	2020	$508,465	—	$1,247,481	$939,808	$661,572	—	$86,741	$3,444,067

(1)	Includes amounts deferred into our EDIP. See the “2022 Nonqualified Deferred Compensation” table below for more information regarding amounts that each of our NEOs deferred during 2022.

(2)

The amounts reflected in these columns represent the aggregate grant date fair value of all equity awards that we granted to our NEOs, computed in accordance with FASB ASC 718. For all NEOs, the amount in the “Stock Awards” column for 2022 equals the aggregate grant date fair value of all PSUs and RSUs that we granted during 2022. We calculated the grant date fair value of all PSUs based on the probable outcome of the applicable performance conditions, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC 718. The maximum aggregate value of all of each NEO’s PSUs at the grant date assuming that we attain the highest level of performance is as follows: Mr. Lico – $11,245,625; Mr. McLaughlin – $3,514,142; Mr. Murphy – $1,687,182; Mr. Soroye — $4,217,340; and Ms. Walker – $1,780,778. With respect to RSUs, we calculated the grant date fair value under FASB ASC 718 based on the base number of shares of common stock underlying the RSU times the closing price of the common stock on the date of grant. The RSUs granted to Mr. Lico, Mr. McLaughlin, Mr. Murphy, Mr. Soroye and Ms. Walker, included a potential to earn additional RSUs. The maximum aggregate value of these RSUs granted in 2022, reflecting an opportunity to earn up to a maximum of 150% of the corresponding base number of shares of common stock underlying the corresponding RSUs, at the grant date assuming that the highest level of performance was achieved was as follows: Mr. Lico – $4,369,662; Mr. McLaughlin – $1,365,639; Mr. Murphy – $655,545; Mr. Soroye – $1,638,863; and Ms. Walker – $691,911. The actual number of shares of common stock underlying the RSUs granted in 2022, based on the actual level of performance achieved in 2022, was 50% of the corresponding base number of shares of common stock underlying the RSUs that were subject to such performance measure. With respect to stock options, we have calculated the grant date fair value under FASB ASC 718 using the Black-Scholes option pricing model. Additional information about the assumptions that we used when valuing equity awards is set forth in our Annual Report on Form 10-K in Note 17 to the Consolidated Financial Statements for fiscal year 2022.

(3)	The amounts set forth in this column reflect compensation earned during the corresponding fiscal year under the Company’s Executive Incentive Compensation Plan.

(4)	Fortive does not have a defined benefit pension plan and does not pay above market earnings on account balances under the EDIP or pursuant to any other deferred compensation arrangement.

(5)	The amounts set forth in this column for 2022 include the following benefits:

Name	2022 Company 401(K) Contributions($)	2022 Company EDIP Contributions($)	Personal Use of Company Airplane	Executive Physical	Tax/Financial Planning	Tickets to Sporting Events

James A. Lico	$21,460	$362,500	$130,306	—	$10,000	$ 2,968

Charles E. McLaughlin	$21,460	$130,500	$ 20,047	$2,000	$10,000	$ 1,484

Patrick Murphy	$21,460	$ 72,000	—	—	$10,000	—

Olumide Soroye	$21,129	$112,501	—	—	$10,000	$53,984

Stacey Walker	$21,460	$ 66,600	—	—	$10,000	$31,588

The amounts under “Personal Use of Company Airplane” reflect the incremental cost to us of personal use of our airplane by Mr. Lico and Mr. McLaughlin. We calculate that incremental cost by multiplying the total number of personal flight hours times the average direct variable

Executive Compensation Tables	75

operating costs (including costs related to fuel, on-board catering, maintenance expenses related to operation of the plane during the year, landing and parking fees, navigation fees, related ground transportation, crew accommodations and meals and supplies) per flight hour for the particular airplane for the year, net of any applicable employee reimbursement. Since the airplane is used primarily for business travel, we do not include in the calculation the fixed costs that do not change based on usage, such as crew salaries, the lease or acquisition cost of the airplane, exterior paint and other maintenance, inspection and capital improvement costs intended to cover a multiple-year period. Mr. Lico’s and Mr. McLaughlin’s annual perquisite allowance for personal use of our corporate airplane is limited to $150,000 and $50,000, respectively, and Mr. Lico and Mr. McLaughlin are required to reimburse us for any personal use of the airplane in a particular year in excess of such limits.

(6)	Mr. Murphy became President and CEO of Advanced Healthcare Solutions, on December 31, 2021.

(7)	Mr. Soroye joined Fortive as our President and Chief Executive Officer, Intelligent Operating Solutions on August 9, 2021.

(8)	Ms. Walker was previously a named executive officer in 2020.

Grants of Plan-Based Awards for Fiscal 2022

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards (#)	All Other Option Awards: Number of Securities Underlying Options(3) (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Award Type	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

James A.		Annual

Lico		Cash

	—	Incentive	$1,187,500	$2,375,000	$4,750,000	—	—	—	—	—	—	—

		Stock

	2/28/2022	Option	—	—	—	—	—	—	—	138,320	$64.75	$2,837,891

	2/28/2022	RSU	—	—	—	45,660	45,660	68,490	—	—	—	$2,913,108

	2/28/2022	PSU	—	—	—	45,658	91,315	182,630	—	—	—	$5,622,812

Charles E.		Annual

McLaughlin		Cash

	—	Incentive	$453,125	$906,250	$1,812,500	—	—	—	—	—	—	—

		Stock

	2/28/2022	Option	—	—	—	—	—	—	—	43,230	$64.75	$886,943

	2/28/2022	RSU	—	—	—	14,270	14,270	21,405	—	—	—	$910,426

	2/28/2022	PSU	—	—	—	14,268	28,535	57,070	—	—	—	$1,757,071

Patrick		Annual

Murphy		Cash

	—	Incentive	$300,000	$600,000	$1,200,000	—	—	—	—	—	—	—

		Stock

	2/28/2022	Option	—	—	—	—	—	—	—	20,750	$64.75	$425,725

	2/28/2022	RSU	—	—	—	6,850	6,850	10,275	—			$437,030

	2/28/2022	PSU	—	—	—	6,850	13,700	27,400	—	—	—	$843,591

Olumide		Annual

Soroye		Cash

	—	Incentive	$562,500	$1,125,000	$2,250,000	—	—	—	—	—	—	—

		Stock

	2/28/2022	Option	—	—	—	—	—	—	—	51,870	$64.75	$1,064,209

	2/28/2022	RSU	—	—	—	17,125	17,125	25,688	—	—		$1,092,575

	2/28/2022	PSU	—	—	—	17,123	34,245	68,490	—	—	—	$2,108,670

Stacey		Annual

Walker		Cash

	—	Incentive	$255,000	$510,000	$1,020,000	—	—	—	—	—	—	—

		Stock

	2/28/2022	Option	—	—	—	—	—	—	—	21,900	$64.75	$449,319

	2/28/2022	RSU	—	—	—	7,230	7,230	10,845	—	—	—	$461,274

	2/28/2022	PSU	—	—	—	7,230	14,460	28,920	—	—	—	$890,389

(1)

These columns relate to 2022 cash award opportunities under our Executive Incentive Compensation Plan, which we describe in more detail above under “– Annual Incentive Awards.” The amount that each NEO earned under these awards based on actual performance for fiscal year 2022 appears in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)

These columns relate to performance-based RSUs and PSUs that we granted under our 2016 Stock Incentive Plan. We discuss the performance and vesting conditions and other key terms of these awards in more detail above under “– Determination of Long-Term Incentive Award Payouts.”

(3)	We made all stock option grants under our 2016 Stock Incentive Plan. We discuss the key terms of these awards in more detail above under “– Determination of Long-Term Incentive Award Payouts.”

2023 Proxy Statement

76	Executive Compensation Tables

Outstanding Equity Awards at 2022 Fiscal Year-End

The following table summarizes the number of securities underlying outstanding equity awards for each of our NEOs as of December 31, 2022.

Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)

James A. Lico	2/28/2022	—	138,320	(2)	$64.75	2/28/2032	—		—	—		—

	2/24/2021	—	187,840	(2)	$67.64	2/24/2031	—		—	—		—

	2/20/2020	—	260,248	(2)	$63.85	2/20/2030	—		—	—		—

	2/25/2019	—	235,398	(2)	$67.85	2/25/2029	—		—	—		—

	2/22/2018	110,109	110,110	(2)	$63.76	2/22/2028	—		—	—		—

	2/23/2017	241,701	—		$47.61	2/23/2027	—		—	—		—

	7/5/2016	139,740	—		$40.41	7/5/2026	—		—	—		—

	2/24/2016	196,117	—		$35.38	2/24/2026	—		—	—		—

	2/24/2015	139,882	—		$35.31	2/24/2025	—		—	—		—

	5/15/2014	104,480	—		$30.42	5/15/2024	—		—	—		—

	2/24/2014	131,525	—		$31.07	2/24/2024	—		—	—		—

	7/30/2013	185,540	—		$27.26	7/30/2023	—		—	—		—

	—	—	—		—	—	234,284	(3)	$15,052,747	213,623	(4)	$13,725,246

Charles E. McLaughlin	2/28/2022	—	43,230	(5)	$64.75	2/28/2032

	2/24/2021	—	58,700	(5)	$67.64	2/24/2031	—		—	—		—

	2/20/2020	—	74,525	(5)	$63.85	2/20/2030	—		—	—		—

	2/25/2019	20,796	41,592	(5)	$67.85	2/25/2029	—		—	—		—

	2/22/2018	37,517	18,761	(5)	$63.76	2/22/2028	—		—	—		—

	2/23/2017	64,457	—		$47.61	2/23/2027	—		—	—		—

	2/24/2016	87,173	—		$35.38	2/24/2026	—		—	—		—

	7/15/2015	16,467	—		$35.84	7/15/2025	—		—	—		—

	7/15/2014	14,816	—		$31.75	7/15/2024	—		—	—		—

	7/30/2013	16,911	—		$27.26	7/30/2023	—		—	—		—

	—	—	—		—	—	63,354	(6)	$4,070,495	66,755	(4)	$4,289,009

Patrick Murphy	2/28/2022	—	20,750		$64.75	2/28/2032	—		—	—		—

	2/24/2021	—	26,620		$67.64	2/24/2031	—		—	—		—

	2/20/2020	—	35,494		$63.85	2/20/2030	—		—	—		—

	7/31/2019	11,414	22,829		$63.23	7/31/2029	—		—	—		—

	2/25/2019	10,203	20,408		$67.85	2/25/2029	—		—	—		—

	2/22/2018	19.580	9,792		$63.76	2/22/2028	—		—	—		—

	2/23/2017	35,458	—		$47.61	2/23/2027	—		—	—		—

	2/24/2016	65,379	—		$35.38	2/24/2026	—		—	—		—

	—	—	—		—	—	37,478	(7)	$2,407,962	31,793	(4)	$2,042,668

Olumide Soroye	2/28/2022	—	51,870	(5)	$64.75	2/28/2032

	8/25/2021	—	172,140	(5)	$74.36	8/25/2031	—		—	—		—

	—		—		—	—	65,810	(8)	$4,228,293	96,890	(4)	$6,225,183

Executive Compensation Tables	77

Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)

Stacey Walker	2/28/2022	—	21,900	(5)	$64.75	2/28/2032	—		—	—		—

	2/24/2021	—	28,180	(5)	$67.64	2/24/2031	—		—	—		—

	2/20/2020	—	59,152	(5)	$63.85	2/20/2030	—		—	—		—

	2/25/2019	10,789	21,578	(5)	$67.85	2/25/2029	—		—	—		—

	2/22/2018	20,390	10,197	(5)	$63.76	2/22/2028	—		—	—		—

	2/23/2017	32,234	—		$47.61	2/23/2027	—		—	—		—

	2/24/2016	21,795	—		$35.38	2/24/2026	—		—	—		—

	7/15/2015	1,303	—		$35.84	7/15/2025	—		—	—		—

	11/15/2014	2,331	—		$33.36	11/15/2024	—		—	—		—

	—		—		—	—	35,484	(9)	$2,279,847	33,570	(4)	$2,156,873

(1)

We calculated market value based on the closing price of our common stock on December 30, 2022, the last trading day of the year, as reported on the NYSE ($64.25 per share), times the number of unvested shares.

(2)

Under the terms of the award, 50% of the options granted become or became exercisable on, for awards granted prior to 2021, each of the fourth and fifth anniversaries of the grant date and, for awards granted on or after 2021, each of the third and fourth anniversaries of the grant date.

(3)

Includes 45,660 RSUs granted on 2/28/2022 (no incremental RSUs were earned in 2022); 79,695 RSUs granted on 2/24/2021 (inclusive of incremental RSUs earned in 2021); 46,302 RSUs granted on 2/20/2020 (inclusive of the incremental RSUs earned in 2020); 38,845 RSUs granted on 2/25/2019 (no incremental RSUs were earned in 2019); and 23,782 RSUs granted on 2/22/2018 (inclusive of the incremental RSUs earned in 2018). One half of the original awards vest, with respect to awards granted on and after 2021, on each of the third and fourth anniversaries of the grant date and, with respect to awards granted prior to 2021, on each of the fourth and fifth anniversaries of the corresponding grant date.

(4)	Includes, for the applicable NEO, the following PSU grants:

Name	Target PSUs Granted in 2022 (“2022 PSUs”)	Target PSUs Granted in 2021 (“2021 PSUs”)

James A. Lico	91,315	61,985

Charles E. McLaughlin	28,535	19,370

Patrick Murphy	13,700	8,785

Olumide Soroye	34,245	56,800

Stacey Walker	14,460	9,300

Target PSUs granted in 2021 with respect to Mr. Lico, Mr. McLaughlin, Mr. Murphy, and Ms. Walker were granted on 2/24/2021; however, due to the timing of Mr. Soroye’s hire his PSUs were granted on 8/25/2021. As of 12/31/22, actual performance with respect to the 2021 PSUs was trending below threshold, so the number of shares reported in the Outstanding Equity Awards at Fiscal 2022 Year End table with respect to the 2021 PSUs is the number of shares that would be earned assuming threshold performance is achieved, pursuant to SEC requirements. As of 12/31/22, actual performance with respect to the 2022 PSUs was trending above target, so the number of shares reported in the Outstanding Equity Awards at Fiscal 2022 Year End table with respect to the 2022 PSUs is the number of shares that would be earned assuming maximum performance is achieved, pursuant to SEC requirements. The number of shares of common stock that vest pursuant to the PSU awards that are dependent on rTSR (“TSR PSUs”) is based on total shareholder return (TSR) ranking relative to the S&P 500 Index over a three-year performance period. Payout at 100% of the target level requires achievement of above-median performance and rank at the 55th percentile of the S&P 500 Index, while the TSR PSUs pay out at 200% for performance that equals or exceeds the 75th percentile, 50% for performance at the 35th percentile and zero percent for performance below the 35th percentile. The payout percentages for performance between threshold and target, or between target and maximum, respectively, are determined by linear interpolation. Notwithstanding the above, if absolute TSR performance for the period is negative, a maximum of 100% of the target TSR PSUs will vest, regardless of how strong performance is on a relative basis, and if absolute TSR performance for the period is positive, a minimum of 25% of the target TSR PSUs will vest. The number of shares of common stock that vest pursuant to the PSU awards that are dependent on core revenue growth is based on performance relative to three consecutive annual core revenue growth targets, with payout ranging from 0% to 200%. The shares received upon the vesting of the PSUs are subject to an additional one-year holding period following the end of the three-year performance period. The total does not include PSUs that were granted on 2/20/2020 and vested on 2/27/2023 upon certification on the date thereof as having been earned at the three-year performance period ended 12/31/2022.

(5)

Under the terms of the award, for awards granted prior to 2021, one-third of the options granted become or became exercisable on each of the third, fourth and fifth anniversaries of the grant date and, for awards granted on or after 2021, 50% of the options become exercisable on the third and fourth anniversaries of the grant date.

(6)

Includes 14,270 RSUs granted on 2/28/2022 (no incremental RSUs were earned in 2022); 24,908 RSUs granted on 2/24/2021 (inclusive of the incremental RSUs earned in 2021); 13,258 RSUs granted on 2/20/2020 (inclusive of the incremental RSUs earned in 2020); 6,864 RSUs granted on

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78	Executive Compensation Tables

2/25/2019 (no incremental RSUs were earned in 2019); and 4,054 RSUs granted on 2/22/2018 (inclusive of the incremental RSUs earned in 2018). With respect to awards granted on or after 2021, 50% of the awards vest on each of the third and fourth anniversary of the grant date, and for all other awards, one third of the awards vests on each of the third, fourth, and fifth anniversaries of the corresponding grant date.

(7)

Includes 6,850 RSUs granted on 2/28/2022 (no incremental RSUs were earned in 2022); 11,295 RSUs granted on 2/24/2021 (inclusive of the incremental RSUs earned in 2021); 6,315 RSUs granted on 2/20/2020 (inclusive of the incremental RSUs earned in 2020); 7,535 RSUs granted on 7/31/2019; 3,368 RSUs granted on 2/25/2019 (no incremental RSUs were earned in 2019); and 2,115 RSUs granted on 2/22/2018 (inclusive of the incremental RSUs earned in 2018). With respect to awards granted in 2021, 50% of the awards vest on each of the third and fourth anniversary of the grant date and, for all other awards, one-third of the awards vests on each of the third, fourth, and fifth anniversaries of the grant date.

(8)

Includes 17,125 RSUs granted on 2/28/2022 (no incremental RSUs were earned in 2022); and 48,685 RSUs granted on 8/25/2021 (when Mr. Soroye joined Fortive). 50% of the awards vest on each of the third and fourth anniversary of the grant date.

(9)

Includes 7,230 RSUs granted on 2/28/2022 (no incremental RSUs were earned in 2022); 11,955 RSUs granted on 2/24/2021 (inclusive of the incremental RSUs earned in 2021); 10,530 RSUs granted on 2/20/2020 (inclusive of the incremental RSUs earned in 2020); 3,565 RSUs granted on 2/25/2019 (no incremental RSUs were earned in 2019); and 2,204 RSUs granted on 2/22/2018 (inclusive of the incremental RSUs earned in 2018). With respect to awards granted on or after 2021, 50% of the awards vest on each of the third and fourth anniversary of the grant date, and for all other awards, one third of the awards vests on each of the third, fourth, and fifth anniversaries of the corresponding grant date.

Option Exercises and Stock Vested During Fiscal 2022

The following table summarizes stock option exercises and the vesting of RSU and PSU awards with respect to our NEOs in 2022.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)

James A. Lico	—	—	57,733	$3,400,250

Charles E. McLaughlin	21,176	$795,794	18,815	$1,105,539

Patrick Murphy	32,788	$1,090,139	13,571	$815,538

Olumide Soroye	—	—	—	—

Stacey Walker	—	—	10,556	$626,475

(1)

We calculated the amounts shown in this column by multiplying the number of shares acquired times the difference between the exercise price and the market price of the underlying common stock at the time of exercise.

(2)

We calculated the amounts shown in this column by multiplying the number of shares acquired times the closing price of the common stock as reported on the NYSE on the vesting date (or on the last trading day prior to the vesting date if the vesting date was not a trading day). For the PSUs earned with respect to fiscal year 2020-2022 performance, the closing price on December 31, 2022, the last day of the performance period, was used to calculate the value realized.

2022 Pension Benefits

None of our NEOs participated in a defined benefit pension plan during 2022.

2022 Nonqualified Deferred Compensation

The table below sets forth, for each NEO, information regarding participation in the EDIP. There were no withdrawals by or distributions to any of the NEOs from the EDIP in 2022.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Balance at Last Fiscal Year End ($)(4)

James A. Lico	$250,000	$362,500	$(2,306,788)	$12,830,466

Charles E. McLaughlin	—	$130,500	$(240,392)	$1,504,876

Patrick Murphy	$117,180	$72,000	$(257,761)	$1,431,181

Olumide Soroye	$140,360	$112,501	$(14,818)	$296,862

Stacey Walker	$100,000	$66,600	$(198,560)	$1,077,103

Executive Compensation Tables	79

(1)	This column reflects the amount of base salary and non-equity incentive plan compensation that each NEO deferred in 2022 under our EDIP, as follows:

Name	Salary	Non-Equity Incentive Plan Compensation

James A. Lico	—	$250,000

Charles E. McLaughlin	—	—

Patrick Murphy	—	$117,180

Olumide Soroye	$2,885	$137,475

Stacey Walker	—	$100,000

All amounts set forth in the Salary column above are included as 2022 compensation under the “Salary” column in the Summary Compensation Table for 2022. All amounts set forth in the Non-Equity Incentive Plan Compensation column above were included as 2021 compensation under the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table for 2021.

(2)	We included the amounts set forth in this column as 2022 compensation under the “All Other Compensation” column in the Summary Compensation Table.

(3)

The amounts set forth in this column represent earnings that are neither above market nor preferential, and accordingly, we do not include these amounts as compensation in the Summary Compensation Table.

(4)	The table below indicates for each NEO how much of the EDIP balance set forth in this column that we have reported as compensation in the Summary Compensation Table for previous years.

Name	Amount Included in “Aggregate Balance at Last FYE” Column That has been Reported as Compensation in the Summary Compensation Table for Previous NEO Years ($)

James A. Lico	$3,017,526

Charles E. McLaughlin	$591,928

Patrick Murphy	$189,180

Olumide Soroye	$252,861

Stacey Walker	$323,299

2023 Proxy Statement

80	Executive Compensation Tables

Potential Payments Upon Termination or Change-in-Control as of 2022 Fiscal Year-End

The following table describes the payments and benefits that each NEO would be entitled to receive upon termination of employment or in connection with a change-in-control of our company. The amounts set forth below assume that the triggering event occurred on December 31, 2022. Where benefits are based on the market value of our common stock, we have used the closing price of our common stock as reported on the NYSE on December 30, 2022, the last trading day of the year ($64.25 per share). In addition to the amounts set forth below, upon any termination of employment, each executive would also be entitled to (1) receive all payments generally provided to salaried employees on a non-discriminatory basis on termination, such as accrued salary, life insurance proceeds (for any termination caused by death), unused vacation and 401(k) plan distributions, (2) receive accrued, vested balances under the EDIP (except that under the EDIP, if an employee’s employment terminates as a result of gross misconduct, the EDIP administrator may determine that the employee’s vesting percentage with respect to all employer contributions is zero), and (3) exercise vested stock options (except that, under the terms of our 2016 Stock Incentive Plan, all outstanding equity awards are terminated upon, and no employee can exercise any outstanding equity award after, termination for gross misconduct). Retirement is defined generally as either a voluntary resignation after age 65 or an approved early retirement.

		Termination/Change-in-Control (“CiC”) Event
Named Executive Officer	Benefit	Termination Without Cause(1)	Retirement	Death	Termination Due to CiC(1)

James A. Lico	Value of unvested stock options that would be accelerated(2),(3)	$119,388	$121,060	$158,053	$158,053

	Value of unvested RSUs and PSUs that would be accelerated(2),(3)	$15,740,100	$16,373,856	$16,975,299	$27,661,938

	Benefits continuation	$60,532	—	—	$60,532

	Severance Payment	$2,500,000	—	—	$7,250,000

	Target Annual Incentive Award(4)	—	—	—	$2,375,000

	Performance-Based Annual Incentive Award(4)	$3,460,145	—	—	—

	Value of unvested EDIP balance that would be accelerated(5)	—	—	—	—

	Total:	$21,880,165	$16,494,915	$17,133,352	$37,505,523

Charles E. McLaughlin	Value of unvested stock options that would be accelerated(2),(3)	$31,191	$36,618	$39,003	$39,003

	Value of unvested RSUs and PSUs that would be accelerated(2),(3)	$4,384,289	$6,525,222	$4,750,795	$7,938,602

	Benefits continuation	$30,266	—	—	$30,266

	Severance Payment	$725,000	—	—	$1,631,250

	Target Annual Incentive Award(4)	—	—	—	$906,250

	Performance-Based Annual Incentive Award(4)	$1,320,319	—	—	—

	Value of unvested EDIP balance that would be accelerated(5)	—	—	—	—

	Total:	$6,491,065	$6,561,840	$4,789,798	$10,545,371

Executive Compensation Tables	81

		Termination/CiC Event
Named Executive Officer	Benefit	Termination Without Cause(1)	Retirement	Death	Termination Due to CiC(1)

Patrick Murphy	Value of unvested stock options that would be accelerated(2),(3)	$33,175	$840,768	$42,281	$42,281

	Value of unvested RSUs and PSUs that would be accelerated(2),(3)	$2,443,296	$2,538,836	$2,679,127	$4,228,999

	Benefits continuation	$27,575	—	—	$27,575

	Severance Payment	$600,000	—	—	$1,200,000

	Target Annual Incentive Award(4)	—	—	—	$600,000

	Performance-Based Annual Incentive Award(4)	$814,142	—	—	—

	Value of unvested EDIP balance that would be accelerated(5)	—	—	—	—

	Total:	$3,918,188	$3,379,604	$2,721,408	$6,098,855

Olumide Soroye	Value of unvested stock options that would be accelerated(2),(3)	—	—	—	—

	Value of unvested RSUs and PSUs that would be accelerated(2),(3)	$4,080,906	—	$5,792,353	$10,077,934

	Benefits continuation	$27,696	—	—	$27,696

	Severance Payment	$750,000	—	—	$1,875,000

	Target Annual Incentive Award(4)	—	—	—	$1,125,000

	Performance-Based Annual Incentive Award(4)	$1,594,019	—	—	—

	Value of unvested EDIP balance that would be accelerated(5)	—	—	$150,669	—

	Total:	$6,452,621	—	$5,943,022	$13,105,630

Stacey Walker	Value of unvested stock options that would be accelerated(2),(3)	$22,523	—	$28,657	$28,657

	Value of unvested RSUs and PSUs that would be accelerated(2),(3)	$2,590,494	—	$2,792,446	$4,434,021

	Benefits continuation	$30,266	—	—	$30,266

	Severance Payment	$600,000	—	—	$1,110,000

	Target Annual Incentive Award(4)	—	—	—	$510,000

	Performance-Based Annual Incentive Award(4)	$753,221	—	—	—

	Value of unvested EDIP balance that would be accelerated(5)	—	—	$338,207	—

	Total:	$3,996,504	$—	$3,159,310	$6,112,944

(1)

Please see “Severance Benefits” for a description of the severance benefits and cash payments our NEOs would be entitled to receive if we terminate the executive’s employment without cause, or upon termination following a change-in-control, as well as a description of the noncompetition and other post-closing covenants agreed to by our NEOs. The amounts set forth in the table assume that the executive would have executed our standard release in connection with any termination without cause or termination following a change-in-control.

(2)

The terms of our 2016 Stock Incentive Plan provide for (a) continued pro-rata vesting of certain of the participant’s RSUs, PSUs, and stock options upon retirement under certain circumstances, and (b) accelerated vesting of a participant’s stock options and certain of a participant’s RSUs and PSUs if the participant dies during employment.

(3)

Pursuant to the Severance and Change in Control Plan for Officers (“Severance Plan”), in the event we terminate an NEO without cause not in connection with a change-in-control, a prorated portion of the NEO’s outstanding equity awards will remain outstanding and continue to vest pursuant to the original vesting schedule, subject to the satisfaction of any performance measures that had not been met prior to the date of the termination. The remaining portion of such unvested awards would be forfeited. If we terminate an NEO without cause or an NEO resigns with good reason, in either case within 2 years following a qualified change-in-control, all unvested equity awards shall become immediately vested (assuming, if applicable, that any performance goals were met at the target level, irrespective of any actual performance).

(4)

Pursuant to the Severance Plan, in the event we terminate an NEO without cause not in connection with a change-in-control, a prorated portion of the NEO’s annual incentive award will remain outstanding and be payable at the end of the performance period subject to the satisfaction of any performance measures that had not been met prior to the date of the termination. If we terminate an NEO without cause or an NEO resigns with good reason, in either case within 2 years following a qualified change-in-control, a prorated portion of the NEO’s target annual incentive award will immediately vest and be paid. None of the annual incentive awards are prorated for purposes of the table since we assume that the NEO terminated employment on December 31, 2022, which is the end of the performance period for our annual incentive awards, with assumed performance based on actual performance.

(5)

Under the terms of the EDIP, any unvested portion of the employer contributions that have been credited to the participant’s EDIP account would immediately vest upon the participant’s death. In 2022, Mr. Soroye and Ms. Walker were the only NEOs who have unvested EDIP balances.

2023 Proxy Statement

82

PAY RATIO DISCLOSURE

We are providing this pay ratio disclosure to comply with Item 402(u) of Regulation S-K promulgated under the Exchange Act. The pay ratio disclosed below is a reasonable estimate derived from our internal records using the methodology described below. This information may not be comparable to the ratio that any other company reports because other companies may have different employment and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their pay ratios.

We have historically used October 1st of the applicable year to determine the employee population and to apply the compensation measure for the purposes of complying with Item 402(u). In connection with determining the median employee identified in last year’s proxy statement (the “2021 Median Employee”), we considered only those employees that we employed as of October 1, 2021. The rest of the methodology that we used to identify the 2021 Median Employee is described in our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 25, 2022.

For 2022, we again used October 1, 2022 as our determination date, and we concluded that, as of October 1, 2022, there had been no change in our employee population or employee compensation arrangements that would result in a significant change in our pay ratio disclosure, such that, consistent with the SEC’s regulations, we could continue to use the 2021 Median Employee in calculating our pay ratio for 2022. To determine the compensation of the 2021 Median Employee for purposes of the pay ratio in 2022, we calculated the 2021 Median Employee’s total compensation for 2022 using the same methodology used to calculate the total compensation of the NEOs in the 2022 Summary Compensation Table.

The total compensation of James A. Lico, our Chief Executive Officer, and the total compensation of the 2021 Median Employee for 2022 were $16,611,190.13 and $67,554.31, respectively, resulting in a ratio of Mr. Lico’s compensation to the 2021 Median Employee’s compensation of 245.89 to 1.

83

PAY VS. PERFORMANCE
In
August
2022, the SEC amended its rules relating to Section 14(i) of the Securities Exchange Act of 1934, including Section 953(a) of the
D
odd-Fran
k
Wall Street Reform and Consumer Protection Act, which requires us to disclose information that compares our NEOs’ compensation to our company performance. The table below sets forth our pay versus performance disclosure, in accordance with SEC Item 402(v) of Regulation S-K.
Pay vs. Performance Table

Year (a)	Summary Compensation Table Total for PEO (b)	Compensation Actually Paid to PEO (c)	Average Summary Compensation Table Total for Non-PEO Named Executive Officers (d)	Average Compensation Actually Paid to Non-PEO Named Executive Officers (e)	Value of Initial Fixed $100 Investment Based On:		Net Income (h) (in millions)	Adjusted EPS (i)
					Total Shareholder Return (f)	Peer Group Total Shareholder Return (g)

2022	$16,611,190	$5,409,783	$4,775,035	$2,516,311	101.84	127.15	$755.2	$3.15

2021	$16,598,719	$20,783,335	$6,672,447	$7,428,269	120.39	134.52	$608.4	$2.75

2020	$13,624,063	$22,518,383	$3,426,630	$5,304,179	111.33	111.06	$1,613.3	$2.09

(a)	This statement includes three years (2020, 2021, and 2022) rather than five because this is a transition year for a new regulation.
(b)	The principal executive officer (“PEO”) is Mr. Lico for all years presented.
(c)
Compensation actually paid is adjusted from summary compensation table total compensation for changes in fair value of outstanding equity-based awards. See additional detail below. Consistent with the methodology used to calculate the fair value of our equity-based awards generally, (1) the fair value of RSUs was calculated using the closing price of our common stock on the relevant date, adjusted to the extent applicable for the impact of RSUs not having dividend rights prior to vesting, (2) the fair value of restricted stock awards was calculated using the closing price of our common stock on the relevant date, (3) the fair value of PSUs dependent on rTSR was calculated using a Monte Carlo pricing model, (4) the fair value of PSUs dependent on core revenue growth was based on estimation of performance at the time of valuation and (5) the fair value of stock options was calculated using a Black-Scholes Merton option pricing model. Assumptions made in valuing such outstanding equity-based awards included the following: (x) for PSUs dependent on rTSR, the risk-free interest rate ranged from 0.10% to 4.67% and peer group volatility ranged from 23.76% to 48.86%; and (y) for stock options, the risk-free interest rate ranged from 0.22% to 4.09%, volatility ranged from 19.67% to 31.97%, dividend yield ranged from 0.37% to 0.45% and expected life of 3.75 to 7.65 years.

(d)
Includes Mr. McLaughlin for 2020, 2021, and 2022; Ms. Walker for 2020 and 2022; Ms. Barbara Hulit for 2020 and 2021; Mr. William Pringle for 2020; Mr. Edward R. Simmons for 2021; Soroye for 2021 and 2022; and Mr. Murphy for 2022.

(e)	Average of (d) adjusted for same items as PEO in (c).
(f)
Assumes $100 invested on market close on December 31, 2019 through end of the fiscal year for which Total Shareholder Return (“TSR”) is being calculated. TSR is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company’s share price at the end and the beginning of the measurement period by the Company’s share price at the beginning of the measurement period.

(g)
Represents the weighted peer group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. The peer group used for this purpose is S&P 500 Industrial.

(h)	Net income is calculated pursuant to U.S. GAAP.
(i)	We have identified Adjusted EPS, a non-GAAP measure, as our company-selected measure. See Appendix A for non-GAAP reconciliation.
To calculate compensation actually paid (“CAP”), the following amounts were deducted from and added to Summary Compensation Table (“SCT”) total compensation:
PEO SCT Total to CAP Reconciliation

Year	Summary Compensation Table Total for PEO	Less: Fair Value of Equity Awards at Grant Date	Add: Fair Value of Equity Awards at End of the Applicable Year	Add: Change in Fair Value of Prior Year Equity Awards Vested in the Applicable Year	Add: Year over Year Change in Fair Value of Prior Year Equity Awards Remaining Unvested in the Applicable Year	Compensation Actually Paid to PEO

2022	$16,611,190	$(11,373,811)	$13,066,596	$(2,823,268)	$(10,070,924)	$5,409,783

2021	$16,598,719	$(11,757,235)	$15,481,321	$(722,306)	$1,182,835	$20,783,335

2020	$13,624,063	$(9,624,907)	$12,706,466	$(1,202,199)	$7,014,960	$22,518,383

2023 Proxy Statement

84

Average Non-PEO NEOs SCT Total to CAP Reconciliation

Year	Applicable Other NEOs	Average Summary Compensation Table Total for Other NEOs	Less: Average Fair Value of Equity Awards at Grant Date	Add: Average Fair Value of Equity Awards at End of the Applicable Year	Add: Average Change in Fair Value of Equity Awards Vested in the Applicable Year	Add: Average Year over Year Change in Fair Value of Equity Awards Remaining Unvested in the Applicable Year	Average Compensation Actually Paid to Non-PEO Named Executive Officers

2022	Charles McLaughlin, Stacey Walker, Patrick Murphy, Olumide Soroye	$4,775,035	$(2,831,806)	$3,253,262	$(396,598)	$(2,283,582)	$2,516,311

2021	Charles McLaughlin, Barbara Hulit, Edward R. Simmons, Olumide Soroye	$6,672,447	$(5,001,699)	$5,702,547	$(100,290)	$155,265	$7,428,269

2020	Charles McLaughlin, Barbara Hulit, William Pringle, Stacey Walker	$3,426,630	$(1,968,187)	$2,599,566	$(127,178)	$1,373,347	$5,304,179
The charts below reflect the relationship between the PEO and the average non-PEO CAP to Total Shareholder
Return
, Net Income, and Adjusted EPS.
Relationship between Compensation Actually Paid and Performance Measures Disclosed in the Pay vs. Performance Table
CAP v. Total Shareholder Return

85

CAP v. Net Income (GAAP)

CAP v. Adjusted EPS
(1)

List of Most Important Performance Measures
The four performance measures listed below represent the most important metrics we used to determine executive compensation for 2022 as further described in our Compensation Discussion and Analysis.

Performance Measure

Adjusted EBITDA Margin (1)

Adjusted EPS (2)

Core Revenue Growth Rate (2)

Free Cash Flow Conversion Ratio (2)

(1)	“Adjusted EBITDA Margin” means the ratio of adjusted EBITDA to Net Revenue. “Adjusted EBITDA” means our adjusted earnings before net interest, income taxes, depreciation and amortization.
(2)	“Adjusted EPS,” “Core Revenue Growth” and “Free Cash Flow” are non-GAAP measures. See Appendix A for non-GAAP reconciliation.

2023 Proxy Statement

86

EQUITY COMPENSATION PLAN INFORMATION

All data set forth in the table below is as of December 31, 2022.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (A))
Plan Category	(A)		(B)(1)	(C)
Equity compensation plans approved by security holders(2)	12,228,204	(3)	$56.70	17,067,568	(4)
Equity compensation plans not approved by security holders	—		—	—

Total	12,228,204		$56.70	17,067,568

(1)

The RSUs and PSUs that have been issued under our 2016 Stock Incentive Plan (the “Stock Plan”) do not require a payment by the recipient to us at the time of vesting. In addition, under our EDIP, if a participant receives their EDIP distribution in shares of common stock, the participant’s EDIP balance is converted into shares of common stock and distributed to the participant at no additional cost. As such, the weighted-average exercise price in column (b) does not take these awards into account.

(2)	Consists of the Stock Plan and the EDIP.

(3)

Consists of shares attributable to the Stock Plan and shares attributable to the EDIP. Under the terms of the EDIP, upon distribution of a participant’s EDIP balance the participant may elect to receive his or her distribution in cash, shares of common stock or a combination of cash and shares of common stock (except that any portion of a participant’s account that is subject to the common stock earnings rate must be distributed in shares of common stock). For purposes of this table, we have assumed that all EDIP balances as of December 31, 2022 would be distributed in common stock.

(4)

Consists of shares available for future issuance under the Stock Plan and, based on notional phantom shares representing outstanding balances in EDIP accounts as of December 31, 2022, shares available for future issuance under the EDIP.

87

Proposal 2	Advisory Vote on Executive Compensation

In accordance with Section 14A of the Exchange Act, we are asking our shareholders to vote at the Annual Meeting to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement (the “say-on-pay vote”).

As discussed in detail under the heading “Compensation Discussion and Analysis,” our executive compensation program is designed to attract and retain executives with the leadership skills, attributes and experience necessary to succeed in an enterprise with the Company’s overall size, diversity and global footprint; drive sustainable performance that delivers long-term value to shareholders; align the interest of the executives with those of the shareholders; align compensation with the Company’s business strategy; and motivate our executives to demonstrate exceptional strategic performance and perform consistently over the long-term at or above the levels that we expect.

Our executive compensation program is structured within a strong framework of compensation governance with a bias toward compensation that is dependent on long-term company performance and with compensation that is balanced to mitigate risks appropriately.

We are asking our shareholders to indicate their support for our named executive officer compensation as described in this proxy statement. Accordingly, we are asking our shareholders to vote on an advisory basis “FOR” the following non-binding resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.”

The vote on this proposal is not intended to address any specific element of compensation; rather, the vote relates to all compensation relating to the Company’s named executive officers, as described in this Proxy Statement. The vote is advisory and is not binding on the Company, the Board, or the Compensation Committee and will not be construed as overruling a decision by, or creating or implying any additional fiduciary duty for, the Company, the Board, or the Compensation Committee. However, the Board and Compensation Committee value the opinions expressed by shareholders in their votes on this proposal and will consider the outcome of the vote when making future compensation decisions and policies regarding the Company’s executive officers.

The Board of Directors recommends that shareholders vote “FOR” the resolution set forth in Proposal 2.

2023 Proxy Statement

88

Proposal 3	Advisory Vote on Frequency of Future Advisory Votes on Executive Compensation

In accordance with Section 14A of the Securities Exchange Act, we are asking our shareholders to vote at the Annual Meeting to indicate, on an advisory basis, how frequently we should seek future advisory votes on the compensation of our named executive officers. By voting on this Proposal 3, shareholders may indicate whether they would prefer an advisory vote on named executive officer compensation every one, two, or three years. Shareholders may instead abstain from casting a vote on this Proposal

After careful consideration of this Proposal, our Board has determined that an advisory vote on executive officer compensation that occurs every year is most appropriate for the Company at this time, and therefore our Board recommends that you vote for a one-year interval for the advisory vote on executive officer compensation. In formulating its recommendation, our Board considered that an annual advisory vote on executive compensation allowed our shareholders to provide us with their direct, timely input on our executive compensation program as disclosed in the proxy statement every year. An annual vote is therefore consistent with the Company’s efforts to engage our shareholders on executive compensation and corporate governance matters.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting when you vote, on an advisory basis, in response to the following non-binding resolution:

“RESOLVED, that the option of once every one year, two years, or three years that receives the highest number of votes cast for this resolution will be considered to be the preferred frequency of the shareholders with which the Company is to hold future shareholder advisory votes on executive compensation.”

The option of one year, two years or three years that receives the highest number of votes cast by shareholders will be the frequency for the advisory vote on executive officer compensation that has been selected by shareholders. However, because this vote is advisory and not binding on the Board, the Board may decide that it is in the best interests of our shareholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by our shareholders.

The Board of Directors recommends that shareholders vote for future advisory votes relating to the company’s executive officer compensation to be held every “ONE YEAR”.

89

Proposal 4	Ratification of Independent Registered Public Accounting Firm

The Audit Committee on behalf of the Company has appointed Ernst & Young LLP, an international accounting firm of independent certified public accountants, to act as the independent registered public accounting firm for the Company and its consolidated subsidiaries for the year ending December 31, 2023. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions. Although shareholder approval of the appointment of Ernst & Young LLP is not required by law, the Board of Directors believes that it is advisable to give our shareholders an opportunity to ratify this appointment. If this proposal is not approved by our shareholders at the Annual Meeting, the Audit Committee will reconsider its appointment of Ernst & Young LLP. Even if the appointment of Ernst & Young LLP is ratified, the Audit Committee in its discretion may appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

The Board of Directors recommends that shareholders vote “FOR” the ratification of the appointment of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for 2023.

2023 Proxy Statement

90

AUDIT COMMITTEE MATTERS

Fees Paid to Independent Registered Public Accounting Firm

Aggregate fees for professional services rendered by our independent registered public accounting firm, Ernst & Young LLP, for 2022 and 2021 are set forth in the table below.

Fee Categories	Fiscal 2022 Fees	Fiscal 2021 Fees

Audit Fees(1)	$10,568,191	$10,215,633

Audit-Related Fees(2)	$122,000	$143,000

Tax Fees(3)	$561,299	$1,098,014

All Other Fees(4)	$0	$0

Total Fees	$11,251,490	$11,456,647

(1)

Audit Fees consist of fees for the integrated audit of annual financial statements and internal control over financial reporting, reviews of quarterly financial statements, statutory audits, audit of captive insurance company, audit procedures associated with the adoption of new accounting standards, consents, review of documents filed with the SEC, and other services normally provided by the auditor in connection with statutory and regulatory filings or engagements.

(2)

Audit-Related Fees consist of fees billed for assurance and related services reasonably related to the performance of the audit or review of financial statements and internal control over financial reporting that are not reported under “Audit Fees” above, including employee benefit plan audits, due diligence related to acquisitions, and consultations concerning financial accounting and reporting standards.

(3)

Tax Fees consist of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance, assistance with tax reporting requirements and audit compliance, mergers and acquisitions tax diligence, and tax advice on international, federal and state tax matters. None of these services were provided under contingent fee arrangements. Tax compliance fees were $102,251 and $154,981 in fiscal 2022 and 2021, respectively. All other tax fees were $459,048 and $943,033 in fiscal 2022 and 2021, respectively. The fees for tax services related to the separation of Vontier into a separate, publicly-traded companies were $0 and $357,751 in fiscal 2022 and 2021, respectively.

(4)	All Other Fees consist of fees for productions and services provided by Ernst & Young LLP, other than the services reported under “Audit Fees,” “Audit-Related Fees” or “Tax Fees” above.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

Under its charter, the Audit Committee must pre-approve all auditing services and permitted non-audit services to be performed for the Company and its consolidated subsidiaries by our independent registered public accounting firm. To assure that the audit and non-audit services performed by the independent registered public accounting firm do not impair its independence, the Audit Committee establishes on an annual basis the Pre-Approval Policy of the Audit Committee (the “Policy”). The Policy outlines the scope of services that Ernst & Young LLP may provide to the Company. The Policy sets forth guidelines and procedures the Company must follow when retaining Ernst & Young LLP to perform audit, audit-related, tax and other services. The Policy also specifies certain non-audit services that may not be performed by Ernst & Young LLP under any circumstances. Pursuant to the Policy, the Audit Committee approves services to be provided by Ernst & Young LLP and fee thresholds within each of the service categories, and services within these thresholds are deemed pre-approved. Additional services and fees materially exceeding those thresholds require further pre-approval. Requests for specific pre-approvals may be considered by the full Audit Committee. In addition, the Audit Committee has delegated to the Chair the authority to grant specific pre-approvals. Any such pre-approvals are reported to the full Audit Committee at its next meeting. The Policy is evaluated and updated annually by the Audit Committee. The Audit Committee has pre-approved all amounts for 2022.

91

AUDIT COMMITTEE REPORT

This report is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed to be incorporated by reference into any prior or subsequent filing by Fortive Corporation under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Fortive Corporation specifically incorporates this report by reference therein.

The Audit Committee has been appointed by the Board of Directors to assist the Board of Directors in the oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the qualifications and independence of the Company’s independent auditor, and (iv) the performance of the Company’s internal audit function and independent auditors. In addition, the Audit Committee reviews with management the Company’s risk assessment process and risk management policies. Furthermore, within the scope of its compliance oversight responsibilities, the Audit Committee reviews with management the Company’s major cybersecurity risk exposures and the steps management has taken to monitor and mitigate such exposures.

Each member of the Audit Committee meets the criteria for independence applicable to audit committee members under the Exchange Act and the NYSE listing standards. Each member of the Audit Committee is financially literate within the meaning of the NYSE listing standards, and the Board of Directors has further determined that each member of the Audit Committee qualifies as an “audit committee financial expert” as that term is defined in Regulation S-K.

Management is responsible for the financial reporting process, including its internal control over financial reporting, and for the preparation of its consolidated and combined financial statements in accordance with accounting principles generally accepted in the United States (“GAAP”). The Company’s independent registered public accounting firm is responsible for performing an independent audit of the consolidated and combined financial statements, and expressing opinions on the conformity of the financial statements with GAAP.

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit the Company’s financial statements. Ernst & Young was first appointed by the Audit Committee as the Company’s independent registered public accounting firm concurrently with the Company’s separation from Danaher in 2016. The Audit Committee will interview and select any new lead audit engagement partner from Ernst & Young, which Ernst & Young will rotate every five years. In addition, the Audit Committee will also consider as part of its oversight whether to rotate the Company’s independent registered public accounting firm. After consideration of the independence and performance of the Company’s independent registered public accounting firm, the Audit Committee believes that the continued retention of Ernst & Young to serve as the Company’s independent registered public accounting firm is in the best interests of the Company and its shareholders. Consequently, the Audit Committee has appointed Ernst & Young as the Company’s independent registered public accounting firm for 2023.

The Audit Committee has reviewed and discussed with the Company’s management and with Ernst & Young (with and without management present) the audited consolidated and combined financial statements of the Company contained in the Company’s Annual Report on Form 10-K for year ended December 31, 2022 and the Company’s internal control over financial reporting. The Audit Committee has also discussed with Ernst & Young LLP the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board and the SEC.

The Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accounting firm’s communications with the Audit Committee concerning independence. The Audit Committee has discussed with Ernst & Young LLP its independence, including a review of both audit and non-audit fees, and considered the compatibility of non-audit services with maintaining Ernst & Young’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated and combined financial statements for the Company for the year ended December 31, 2022 be included in the Company’s Annual Report on Form 10-K for its fiscal year 2022 for filing with the Securities and Exchange Commission.

Audit Committee of the Board of Directors

Rejji P. Hayes (Chair)

Eric Branderiz

Kate D. Mitchell

Jeannine Sargent

2023 Proxy Statement

92

Proposal 5	Shareholder Proposal Seeking Shareholder Ratification of Termination Pay

John Chevedden (2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278), who owns 50 shares of Common Stock, has notified us that he intends to present the proposal set forth below for consideration at the 2023 Annual Meeting. The shareholder proposal will be voted on at our 2023 Annual Meeting if properly presented by the shareholder proponent or by a qualified representative on behalf of the shareholder proponent. We do not believe that certain assertions in the shareholder proposal are correct. We have not attempted to refute any inaccuracies, and the Company is not responsible for any inaccuracies it contains. Furthermore, the graphic below, for which we accept no responsibility, was submitted as part of the shareholder proposal. Our Board of Directors has recommended a vote AGAINST the shareholder proposal.

Proposal 5 – Shareholder Ratification of Termination Pay

Shareholders request that the Board seek shareholder approval of any senior manager’s new or renewed pay package that provides for severance or termination payments with an estimated value exceeding 2.99 times the sum of the executive’s base salary plus target short-term bonus.

“Severance or termination payments” include cash, equity or other compensation that is paid out or vests due to a senior executive’s termination for any reason. Payments include those provided under employment agreements, severance plans, and change-in-control clauses in long-term equity plans, but not life insurance, pension benefits, or deferred compensation earned and vested prior to termination.

“Estimated total value” includes: lump-sum payments; payments offsetting tax liabilities; perquisites or benefits not vested under a plan generally available to management employees; post-employment consulting fees or office expense; and equity awards if vesting is accelerated, or a performance condition waived, due to termination.

The Board shall retain the option to seek shareholder approval after material terms are agreed upon. This proposal gives management maximum flexibility because it places no limit on termination pay. Elevated termination pay simply needs to be subject to a non binding shareholder vote.

Generous performance-based pay can be okay but shareholder ratification of “golden parachute” severance packages with a total cost exceeding 2.99 times base salary plus target bonus better aligns management pay with shareholder interests.

For instance at one company, that does not have this policy, if the CEO is terminated he will receive $44 million in termination pay – over 10 times his base salary plus short-term bonus. The same person could receive a whopping $124 million in accelerated equity payouts in the event of a change in control, even if he remained employed.

It is in the best interest of Fortive shareholders and the morale of Fortive employees to be protected from such lavish management termination packages for one person.

It is important to have this policy in place so that Fortive management stays focused on improving company performance as oppose to seeking a merger mostly to trigger a management golden parachute windfall.

Proposals like this proposal received between 51% and 65% support at:

AbbVie (ABBV)

FedEx (FDX)

Spirit AeroSystems (SPR)

Alaska Air (ALK)

Fiserve (FISV)

Please vote yes:

Shareholder Ratification of Termination – Proposal 5

Proposal 5 Shareholder Proposal Seeking Shareholder Ratification of Termination Pay	93

The Board of Directors’ Statement in Opposition

The Board of Directors recommends that shareholders vote “AGAINST” the shareholder proposal.

After careful consideration, the Board of Directors believes that, for the reasons set forth below, the shareholder proposal is not in the best interest of the Company or its stakeholders.

We have previously adopted a policy requiring shareholder approval of any cash severance payment to an executive officer in excess of 2.99 times the sum of the executive officer’s base salary and annual target cash incentive award.

As described above in our Compensation Discussion and Analysis, the Compensation Committee previously adopted a cash severance policy prohibiting the Company from entering into any new employment agreement, severance agreement or similar arrangement with any of our executive officers, or establishing any new severance plan or policy covering any of our executive officers, that provides for cash severance benefits exceeding 2.99 times the sum of the executive officer’s base salary and annual target cash incentive award, without obtaining shareholder approval. Furthermore, our existing severance plan for executive officers provides for cash severance payments, even upon a termination following a change-in-control transaction, at a multiple that is already significantly less than 2.99 times the sum of the executive officer’s base salary and annual target cash incentive award.

The shareholder proposal, if implemented, would create a disincentive for senior employees, including executive officers, to remain with the company during a potential change-in-control transaction and could affirmatively detract from the incentive to maximize shareholder value in a change-in-control scenario.

The shareholder proposal, if implemented, would significantly limit our ability to retain senior employees, including our executive officers, during a potential change-in-control transaction since we would not be able to provide assurances to our senior employees that they would receive the full value of their previously granted equity awards if their employments were terminated following such transaction. The high likelihood of their termination following a change in control, together with their inability to realize the full value from previously granted equity awards, would create a distraction for many of our senior employees and could motivate them to pursue new employment while a change-in-control transaction is being negotiated or is pending. This would impair our ability to execute a change-in-control transaction that may otherwise be in the best interest of our shareholders.

In addition, having equity awards remain in place following a change-in-control transaction (including because the applicable performance metrics may no longer be measurable) may be impossible or undesirable. The possibility that equity awards would not be paid out in such a circumstance would be a disincentive for our senior employees to explore such transactions – to the potential detriment of realizing maximum shareholder value.

The shareholder proposal, if implemented, would discourage the use of long-term equity awards in our executive compensation program and would create misalignment between our executive officers and our long-term shareholders.

The shareholder proposal, if implemented, could potentially trigger a shareholder approval requirement for our executive officers to receive new equity awards or for us to hire new executive talent. Since calling a special meeting of shareholders to approve such new grants or to approve such new hires would be expensive and impractical, the shareholder proposal, if implemented, would discourage the use of long-term equity awards in our executive compensation program and would directly conflict with the objectives of our executive compensation program to align the interests of our executive officers with those of our shareholders. Furthermore, because our competitors would not be limited by such impractical restrictions on the use of equity awards in their executive compensation programs, if the shareholder proposal were implemented, we would be at a significant disadvantage in our attempts to recruit and retain executive talent.

2023 Proxy Statement

94	Proposal 5 Shareholder Proposal Seeking Shareholder Ratification of Termination Pay

The shareholder proposal is unnecessary because our shareholders already have an annual opportunity to express their approval or disapproval of our executive compensation program, including our severance program.

Each of our executive officers is an at-will employee and, as such, does not have an employment contract or an individually negotiated severance arrangement. Our existing severance plan for our executive officers is described above in our Compensation Discussion and Analysis, and our shareholders are able to address our severance benefits through our annual advisory vote on executive compensation. In addition, in the event of any merger, acquisition or other similar event that would result in a change in control of the Company, our shareholders would have further opportunity to express their views on any transaction-related compensation paid to our named executive officers during the shareholder meeting to approve such transaction.

Our Board of Directors believes that our executive compensation practices, including our cash severance policy and our existing severance plan for our executive officers that includes a double trigger requirement upon a change in control, align the interests of our executive officers with those of our shareholders. In contrast, the shareholder proposal, if implemented, would create a misalignment of the interests of our executive officers with those of our shareholders, jeopardize our ability to effectively execute any potential change-in-control transaction that may otherwise maximize shareholder value, impair our ability to incorporate long-term equity awards in our executive compensation program, and prevent us from effectively recruiting, motivating and retaining executive officers. As such, our Board of Directors believes that the shareholder proposal would not be in the best interests of the Company or its stakeholders.

For the foregoing reasons, the Board of Directors recommends that our shareholders vote “AGAINST” the shareholder proposal.

The Board of Directors recommends that shareholders vote “AGAINST” the approval of the shareholder proposal seeking shareholder ratification of termination pay.

95

ADDITIONAL INFORMATION

About This Proxy Statement and the Annual Meeting

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (“Board”) of Fortive Corporation, a Delaware corporation (“Fortive”), of proxies for use at the 2023 Annual Meeting of Shareholders (the “Annual Meeting”) to be held in virtual only meeting format through www.virtualshareholdermeeting.com/FTV2023 at 3:00 p.m., PDT, and at any and all postponements or adjournments thereof. Fortive’s principal address is 6920 Seaway Blvd., Everett, WA 98203. The date of mailing of this Proxy Statement is on or about April 24, 2023.

The purpose of the 2023 Annual Meeting is to:

1.	Elect the nine director nominees named in this Proxy Statement, each for a one-year term expiring at the 2024 annual meeting and until his or her respective successor is duly elected and qualified;

2.	Approve on an advisory basis Fortive’s named executive officer compensation;

3.	Hold an advisory vote on the frequency of future shareholder advisory votes on Fortive’s named executive officer compensation;

4.	Ratify the appointment of Ernst & Young LLP as Fortive’s independent registered public accounting firm for the year ending December 31, 2023;

5.	Consider and act upon a shareholder proposal seeking shareholder ratification of termination pay; and

6.	Consider and act upon such other business as may properly come before the meeting or any adjournment thereof.

Annual Meeting Participation

We will conduct the 2023 Annual Meeting in a virtual-only meeting format. You will not be able to attend the 2023 Annual Meeting physically.

If you plan to participate in the 2023 Annual Meeting, you must be shareholder of record as of the record date of April 10, 2023. If you are not a shareholder of record but hold shares through a broker, bank or nominee (i.e., in street name), you must hold a legal proxy for the 2023 Annual Meeting provided by your broker, bank or nominee.

To be admitted to the 2023 Annual Meeting at www.virtualshareholdermeeting.com/FTV2023, you must enter the 16-digit control number found on your proxy card, voting instruction form or Notice of Internet Availability. On June 6, 2023, you may begin to log into the meeting platform beginning at 2:30 p.m. Pacific time and the meeting will begin promptly at 3:00 p.m. Pacific time. The virtual meeting platform is fully supported across browsers and devices running the most updated version of applicable software. Participants should ensure that they have a strong WiFi connection wherever they intend to participate in the meeting. Participants should also give themselves plenty of time to log in and ensure that they can hear streaming audio prior to the start of the meeting.

The rules and procedures applicable to the 2023 Annual Meeting, together with a list of shareholders of record for inspection for any legally valid purpose, will be available during the 2023 Annual Meeting for the participating shareholders of record at www.virtualshareholdermeeting.com/FTV2023.

You may vote during the 2023 Annual Meeting by following the instructions available on the meeting website during the meeting. Whether or not you participate in the 2023 Annual Meeting, we encourage you to vote and submit your proxy in advance of the meeting by one of the methods described in these proxy materials. The proxy card included with the proxy materials may be used to vote your shares in connection with the 2023 Annual Meeting.

Similar to in-person meetings, you will have the ability to submit questions live during the Annual Meeting. Questions may be submitted during the meeting through www.virtualshareholdermeeting.com/FTV2023 by typing your question into the “Ask a Question” field and clicking “Submit.” Questions pertinent to meeting matters will be answered during the meeting, subject to time constraints.

2023 Proxy Statement

96	Additional Information

If you encounter any difficulties accessing the meeting during the meeting time, please call the technical support number that will be posted on the meeting website.

Following completion of the meeting, a webcast replay will be posted online to our Investor Relations website at www.fortive.com for at least one year.

Outstanding Stock and Voting Rights

In accordance with Fortive’s Amended and Restated Bylaws, the Board has fixed the close of business on April 10, 2023 as the record date for determining the shareholders entitled to notice of, and to vote at, the Annual Meeting. Only shareholders of record at the close of business on that date will be entitled to vote. The only outstanding securities of Fortive entitled to vote at the Annual Meeting are shares of Common Stock, $.01 par value (“Common Stock”). Each outstanding share of Common Stock entitles the holder to one vote on each directorship and other matter brought before the Annual Meeting. As of the close of business on April 10, 2023, 353,509,652 shares of Common Stock were outstanding, excluding shares held by or for the account of Fortive.

Solicitation of Proxies

The proxies being solicited hereby are being solicited by Fortive’s Board. The total expense of the solicitation will be borne by Fortive, including reimbursement paid to banks, brokerage firms and nominees for their reasonable expenses in forwarding material regarding the Annual Meeting to beneficial owners. Solicitation of proxies may be made personally or by mail, telephone, internet, e-mail or facsimile by officers and other management employees of Fortive, who will receive no additional compensation for their services. In addition, we have retained D.F. King & Co., Inc. to aid in the solicitation of proxies by mail, telephone, facsimile, e-mail and personal solicitation. For these services, we will pay D.F. King & Co., Inc. a fee of $13,000 plus reasonable expenses.

Proxy Instructions

Proxies will be voted as specified in the proxy.

If you sign and submit your proxy card with no further instructions, your shares will be voted:

FOR the election of each of the nine director nominees identified in this Proxy Statement to serve as directors, each for a one-year term expiring at the 2024 Annual Meeting;

FOR approval of the Company’s named executive officer compensation;

One Year	In favor of holding future advisory votes on Fortive’s named executive compensation every ONE YEAR;

FOR ratification of the appointment of Ernst & Young LLP as Fortive’s independent registered public accounting firm for the year ending December 31, 2023;

AGAINST approval of the shareholder proposal seeking shareholder ratification of termination pay; and

In the discretion of the proxy holders on any other matter that properly comes before the meeting or any adjournment thereof. The Board has selected Peter C. Underwood and Daniel B. Kim to act as proxy holders with full power of substitution.

Notice of Electronic Availability of Proxy Materials

As permitted by the SEC rules, we are making the proxy materials available to our shareholders primarily via the Internet. By doing so, we can reduce the printing and delivery costs and the environmental impact of the Annual Meeting. On or about April 24, 2023, we mailed a Notice of Internet Availability of Proxy Materials (the “Notice”) to our shareholders. The Notice contains instructions on how to access our proxy materials and how to vote online or by telephone. If you would like to receive a paper copy of the proxy materials, please follow the instructions in the Notice.

Additional Information	97

Voting Requirements with Respect to Each of the Proposals Described in this Proxy Statement

Quorum

The quorum necessary to conduct business at the Annual Meeting consists of a majority of the issued and outstanding shares of Common Stock entitled to vote at the Annual Meeting as of the record date present in person or represented by proxy. Abstentions and broker non-votes will be counted as present in determining whether the quorum requirement is satisfied.

Broker Non-Votes

Under New York Stock Exchange (“NYSE”) rules, if your broker holds your shares in its name and does not receive voting instructions from you, your broker has discretion to vote those shares on Proposal 4, which is considered a “routine” matter. However, on “non-routine” matters such as Proposals 1-3 and 5, your broker must receive voting instructions from you, as it does not have discretionary voting authority for these particular items. Therefore, if you are a beneficial owner and do not provide your broker with voting instructions, your shares may constitute broker non-votes with respect to Proposals 1-3 and 5.

Approval Requirements

If a quorum is present, the vote required under the Company’s Amended and Restated Bylaws and the Restated Certificate of Incorporation to approve each of the proposals is as follows:

▶

With respect to Proposal 1, the election of directors, you may vote “for” or “against” any or all director nominees or you may abstain as to any or all director nominees. In uncontested elections of directors, such as this election, a nominee is elected by a majority of the votes cast by the shares present in person or represented by proxy and entitled to vote. A “majority of the votes cast” means that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that nominee. A vote to abstain is not treated as a vote “for” or “against,” and thus will have no effect on the outcome of the vote. Under our director resignation policy, our Board will not appoint or nominate for election to the Board any person who has not tendered in advance an irrevocable resignation effective in such circumstances where the individual does not receive a majority of the votes cast in an uncontested election and such resignation is accepted by the Board. If an incumbent director is not elected by a majority of the votes cast in an uncontested election, our Nominating and Governance Committee will submit for prompt consideration by the Board a recommendation whether to accept or reject the director’s resignation. The Board expects the director whose resignation is under consideration to abstain from participating in any decision regarding that resignation.

▶

With respect to Proposals 2 and 4-5, the affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote on the proposal is required for approval. For these proposals, abstentions are counted for purposes of determining the minimum number of affirmative votes required for approval and, accordingly, have the effect of a vote against the proposal.

▶

With respect to Proposal 3, you may vote for a frequency of “every one year,” “every two years” or “every three years” or you may abstain. The frequency option receiving the most affirmative votes cast in this advisory vote will be considered the frequency recommended by Fortive’s shareholders. As such, abstentions will have no effect on the outcome of the vote.

Tabulation of Votes. Our inspector of election, Broadridge Financial Services, will tabulate votes cast by proxy or in person at the meeting. We will report the results in a Current Report on Form 8-K filed with the SEC within four business days of the Annual Meeting.

2023 Proxy Statement

98	Additional Information

Voting Methods

If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the registered holder of those shares. As the registered shareholder, you can ensure your shares are voted at the Annual Meeting by submitting your instructions by telephone, over the internet, by completing, signing, dating and returning the enclosed proxy card in the envelope provided, or by participating in the virtual Annual Meeting and voting your shares at the meeting. Telephone and internet voting for registered shareholders will be available 24 hours a day, up until 11:59 p.m., Eastern time on June 6, 2023.

Detailed instructions for telephone and internet voting are set forth on the Notice.

Vote your shares at www.proxyvote.com. Have your Notice of Internet Availability or proxy card in hand for the 16-digit control number needed to vote.

Call toll-free number 1-800-690-6903.

Mark, sign, date, and return the enclosed proxy card or voting instruction form in the envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you hold your shares through a broker, bank or nominee, rather than registered directly in your name, you are considered the beneficial owner of shares held in street name, and the proxy materials are being forwarded to you by your broker, bank or nominee, together with a voting instruction form. As the beneficial owner, you are entitled to direct the voting of your shares by your intermediary. Brokers, banks and nominees typically offer telephonic or electronic means by which the beneficial owners of shares held by them can submit voting instructions, in addition to the traditional mailed voting instruction forms.

If you participate in the Fortive Stock Fund through the Savings Plan, your proxy will also serve as a voting instruction for Fidelity Management Trust Company (“Fidelity”), the trustee of the Savings Plan, with respect to shares of Common Stock attributable to your Savings Plan account as of the record date. Fidelity will vote your Savings Plan shares as of the record date in the manner directed by you. If Fidelity does not receive voting instructions from you by June 1, 2023, Fidelity will not vote your Savings Plan shares on any of the proposals brought at the Annual Meeting.

Changing Your Vote

Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of Fortive a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by participating in the meeting and voting at the meeting. Please note, however, that if your shares are held of record by a broker, bank or nominee and you wish to revoke your proxy or vote at the meeting, you must follow the instructions provided to you by the record holder and/or obtain from the record holder a proxy issued in your name. Participation in the meeting will not, by itself, revoke a proxy.

Householding

We are permitted to send a single set of our proxy statement and annual report to shareholders who share the same last name and address. This procedure is called “householding” and is intended to reduce our printing and postage costs. We will promptly deliver a separate copy of our annual report and proxy statement to you if you contact us at Fortive Corporation, Attn: Investor Relations, 6920 Seaway Blvd., Everett, WA 98203; telephone us at 425-446-5000; or email us at investors@fortive.com. In addition, if you want to receive separate copies of the proxy statement or annual report in the future; if you and another shareholder sharing an address would like to request delivery of a single copy of the proxy statement or annual report at such address in the future; or if you would like to make a permanent election to receive either printed or electronic copies of the proxy materials and annual report in the future, you may contact us at the same address, telephone number or email address. If you hold your shares through a broker or other intermediary and would like additional copies of our proxy statement or annual report or would like to request householding, please contact your broker or other intermediary.

Additional Information	99

Website Disclosure

We may provide disclosure in the “Investor – Corporate Governance” section of our corporate website, http://www.fortive.com, of any of the following:

▶	the identity of the presiding director at meetings of non-management or independent directors, or the method of selecting the presiding director if such director changes from meeting to meeting;

▶

the method for interested parties to communicate directly with the Board or with individual directors, the independent Chairman of the Board, or if the Chairman is not independent, the Lead Independent Director, or the non-management directors as a group;

▶

the identity of any member of the Audit Committee, if any, who also serves on the audit committees of more than three public companies and a determination by the Board that such simultaneous service will not impair the ability of such member to effectively serve on our Audit Committee;

▶

contributions by Fortive to a tax exempt organization in which any non-management director serves as an executive officer if, within the preceding three years, contributions in any single fiscal year exceeded the greater of $1 million or 2% of such tax exempt organization’s consolidated gross revenues; and

▶

any amendment to the Code of Conduct that relates to any element of the code of ethics definition enumerated in Item 406(b) of Regulation S-K, and any waiver from a provision of the Code of Conduct granted to any of our directors, principal executive officer, principal financial officer, principal accounting officer, or any other executive officer within four business days following the date of such amendment or waiver.

Information Relating to Forward-Looking Statements

Certain statements included in this Proxy Statement are “forward-looking statements” within the meaning of the United States federal securities laws. All statements other than historical factual information are forward-looking statements, including without limitation, statements regarding strategic plans and plans for growth, innovation and future operations; financial or operating targets or projections; future capital allocation, acquisitions and the integration thereof; plans and strategies relating to corporate governance, executive compensation, director compensation, sustainability, and human capital management; the goals, objectives and anticipated benefits of our executive compensation and director compensation programs; risk oversight; risk mitigation efforts; the anticipated roles and responsibilities of the Board’s committees; plans with respect to shareholder engagement and alignment, Board recruitment, selection and refreshment; general economic and capital markets conditions; the timing of any of the foregoing; assumptions underlying any of the foregoing; and any other statements that address events or developments that Fortive intends or believes will or may occur in the future. Terminology such as “believe,” “anticipate,” “should,” “could,” “intend,” “will,” “plan,” “expect,” “estimate,” “project,” “target,” “may,” “possible,” “potential,” “forecast” and “positioned” and similar references to future periods are intended to identify forward-looking statements, although not all forward-looking statements are accompanied by such words. Forward-looking statements are based on assumptions and assessments made by our management in light of their experience and perceptions of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. These forward-looking statements are subject to a number of risks and uncertainties, including but not limited to the risks and uncertainties set forth under “Item 1A. Risk Factors” in the accompanying Annual Report on Form 10-K for the year ended December 31, 2022. Forward-looking statements are not guarantees of future performance and actual results may differ materially from the results, developments and business decisions contemplated by our forward-looking statements. Accordingly, you should not place undue reliance on any such forward-looking statements. Forward-looking statements included in this Proxy Statement speak only as of the date of this Proxy Statement. Except to the extent required by applicable law, we do not assume any obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments or otherwise.

Annual Report on Form 10-K for 2022

Fortive will provide, without charge, a copy of Fortive’s Annual Report on Form 10-K for 2022 filed with the SEC to any shareholder upon request directed to: Investor Relations, Fortive Corporation, 6920 Seaway Blvd, Everett, WA 98203 or by email to: investors@fortive.com.

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100

OTHER MATTERS

Fortive’s management is not aware of any other business that may come before the meeting. Under our Amended and Restated Bylaws, the deadline for shareholders to notify us of any proposals or director nominations to be presented for action at the 2023 Annual Meeting has passed. However, if additional matters properly come before the meeting, proxies will be voted at the discretion of the proxy holders.

SHAREHOLDER PROPOSALS FOR NEXT YEAR’S ANNUAL MEETING

Pursuant to Rule 14a-8 under the Exchange Act, a shareholder who wishes to have a proposal included in Fortive’s proxy materials for the 2024 Annual Meeting of Shareholders must submit the proposal in writing to Fortive’s Secretary at Fortive’s principal executive offices, 6920 Seaway Blvd., Everett, WA 98203, for receipt no later than December 26, 2023 in order to be considered for inclusion.

In order to be properly brought before the 2024 Annual Meeting of Shareholders, a shareholder’s notice of nomination of one or more director candidates to be included in Fortive’s proxy materials (a “proxy access nomination”) must be received by Fortive’s Secretary at Fortive’s principal executive offices, 6920 Seaway Blvd., Everett, WA 98203, between November 26, 2023 and December 26, 2023 (or, if the 2024 Annual Meeting of Shareholders is called for a date that is not within 30 calendar days of the anniversary of the date of the Annual Meeting, by the later of the close of business on the date that is 120 days prior to the date of the 2024 Annual Meeting of Shareholders or within 10 days after the public announcement of the date of the 2024 Annual Meeting of Shareholders) at the following address: Fortive Corporation, Attn: Secretary, 6920 Seaway Blvd., Everett, WA 98203. When submitting nominees for inclusion in the proxy materials pursuant to the proxy access provisions, shareholders must follow the notice procedures and provide the information required by our Amended and Restated Bylaws.

Shareholders intending to present a proposal at the 2024 Annual Meeting of Shareholders without having it included in the Company’s proxy materials or to make a nomination other than a proxy access nomination must comply with the advance notice requirements set forth in the Company’s Amended and Restated Bylaws. If a shareholder fails to provide timely notice of a proposal to be presented at the 2024 Annual Meeting of Shareholders, the proxies provided to Fortive’s Board will have discretionary authority to vote on any such proposal which may properly come before the meeting. Assuming that the 2024 Annual Meeting of Shareholders is held during the period from May 7, 2024 to July 6, 2024 (as it is expected to be), in order to comply with the advance notice requirements set forth in the Company’s Amended and Restated Bylaws, appropriate notice would need to be provided to Fortive’s Secretary at the address noted above no earlier than February 7, 2024 and no later than March 8, 2024.

In addition to satisfying the foregoing requirements, to comply with the SEC’s universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide timely notice that sets forth the information required by Rule 14a-19 under the Exchange Act.

BY ORDER OF THE BOARD OF DIRECTORS

Daniel B. Kim

Secretary

Dated: April 24, 2023

COPIES OF FORTIVE’S ANNUAL REPORT, THIS PROXY STATEMENT, PROXY CARD OR VOTING INSTRUCTION FORM MAY BE OBTAINED, WITHOUT CHARGE, BY WRITING TO FORTIVE OR AT WWW.PROXYVOTE.COM. REQUESTS SHOULD BE SENT TO THE ATTENTION OF INVESTOR RELATIONS AT OUR CORPORATE OFFICES WHICH ARE LOCATED AT 6920 SEAWAY BLVD, EVERETT, WA 98203.

A-1

APPENDIX A

NON-GAAP FINANCIAL MEASURES

Core Revenue Growth

We use the term “core revenue growth” when referring to a corresponding year-over-year generally accepted accounting principles (“GAAP”) revenue measure, excluding (1) the impact from acquired businesses and (2) the impact of currency translation. References to sales attributable to acquisitions or acquired businesses refer to GAAP sales from acquired businesses recorded prior to the first anniversary of the acquisition and the effect of purchase accounting adjustments, less the amount of sales attributable to certain divested businesses or product lines not considered discontinued operations prior to the first anniversary of the divestiture. The portion of sales attributable to the impact of currency translation is calculated as the difference between (a) the period-to-period change in sales (excluding sales impact from acquired businesses) and (b) the period-to-period change in sales (excluding sales impact from acquired businesses) after applying the current period foreign exchange rates to the prior year period. This non-GAAP measure should be considered in addition to, and not as a replacement for or superior to, the comparable GAAP measure, and may not be comparable to similarly titled measures reported by other companies.

Management believes that this non-GAAP measure provides useful information to investors by helping identify underlying growth trends in our business and facilitating comparisons of our revenue performance with prior and future periods and to our peers. We exclude the effect of acquisition and divestiture-related items because the nature, size and number of such transactions can vary dramatically from period to period and between us and our peers. We exclude the effect of currency translation from sales measures because currency translation is not under management’s control and is subject to volatility. We believe that such exclusions, when presented with the corresponding GAAP measures, may assist in assessing the business trends and making comparisons of long-term performance.

Adjusted Earnings Per Share (“EPS”), and Adjusted Operating Profit Margin Expansion

We disclose the non-GAAP measures of adjusted EPS and adjusted operating profit margin expansion, which to the extent applicable, make the following adjustments to GAAP diluted net EPS from continuing operations and GAAP operating profit margin expansion:

▶	Excluding on a pretax basis amortization of acquisition-related intangible assets;

▶	Excluding on a pretax basis acquisition and other transaction costs deemed significant;

▶	Excluding on a pretax basis the effect of deferred revenue and inventory fair value adjustments related to significant acquisitions;

▶	Excluding on a pretax basis Russia exit and wind down costs; and

▶

Excluding on a pretax basis the cost incurred pursuant to discrete restructuring plans that are fundamentally different (in terms of the size, strategic nature, and planning requirements, as well as the macroeconomic drivers and inconsistent frequency of such plans), from ongoing productivity improvements (the “Discrete Restructuring Charges”).

In addition, the non-GAAP measure of adjusted EPS makes the additional following adjustments to GAAP diluted net EPS from continuing operations and GAAP growth in diluted net EPS from continuing operations:

▶	Excluding on a pretax basis the effect of gains and losses from our equity investments;

▶	Excluding on a pretax basis the non-cash interest expense associated with our prior 0.875% convertible senior notes;

▶	Excluding on a pretax basis the non-recurring gain and loss on sale of business;

2023 Proxy Statement

A-2	Appendix A

▶	Excluding on a pretax basis the gain on litigation resolution;

▶	Excluding the pretax loss on debt extinguishment, net of non-recurring gain on our investment in Vontier common stock;

▶

Excluding the tax effect (to the extent tax deductible) of the adjustments noted above. The tax effect of such adjustments was calculated by applying our overall estimated effective tax rate to the pretax amount of each adjustment (unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment, in which case the tax effect of such item is estimated by applying such specific tax rate or tax treatment). We expect to apply our overall estimated effective tax rate to each adjustment going forward;

▶

Including the actual cash interest expense on our 0.875% Convertible Senior Notes due 2022 (“Convertible Notes”) that was not included under the if-converted methodology mandated in 2022 and, with respect to the adjusted diluted net earnings per share, excluding the outstanding shares of common stock imputed under the in converted methodology for the Convertible Notes that, in fact, were repaid and settled without issuance of any shares of common stock. Since we settled the Convertible Notes in cash on February 15, 2022 and no common share conversion occurred, we have reversed the impacts of applying the if-converted method and included the actual cash interest expense in calculating the adjusted net earnings per share; and

▶	Including the impact of the assumed conversion of our prior Mandatory Convertible Preferred Stock at the beginning of the period.

Acquisition and Divestiture Related Items

While we have a history of acquisition and divestiture activity, we do not acquire and divest of businesses and assets on a predictable cycle. The amount of an acquisition’s purchase price allocated to intangible assets and related amortization term and the inventory fair value adjustments are unique to each acquisition and can vary significantly from acquisition to acquisition. In addition, transaction costs deemed significant (“Transaction Costs”), which include acquisition, divestiture, or integration costs related to completed or announced transactions, and non-recurring gain on disposition of assets are unique to each transaction and are impacted from period to period depending on the number of acquisitions or divestitures evaluated, pending, or completed during such period, and the complexity of such transactions. We adjust for, and identify as significant, Transaction Costs, acquisition related fair value adjustments to inventory, integration costs and corresponding restructuring charges primarily related to acquisitions, in each case, incurred in a given period. We believe, however, that it is important for investors to understand that such intangible assets contribute to revenue generation and that intangible assets and inventory fair value adjustments related to past acquisitions will recur in future periods until such intangible assets and inventory fair value adjustments, as applicable, have been fully amortized.

Gains and Losses from Equity Investments

We adjust for the effect of earnings and losses from our equity method investments over which we do not exercise control over the operations or the resulting earnings or losses. We believe that this adjustment provides our investors with additional insight into our operational performance. However, it should be noted that earnings and losses from our equity method investments will recur in future periods while we maintain such investments. In addition, we adjust for remeasurement gains and losses on equity investments, as well as impairment losses. We believe such adjustments facilitate comparison of our performance with prior and future periods and provide our investors with additional insight into our operational performance.

Russia Ukraine Conflict

In connection with the invasion of Ukraine by Russian forces, the Company exited business operations in Russia in the second quarter of 2022, other than for ASP’s sterilization products, which are exempt from international sanctions as humanitarian products. Our business in Russia and Ukraine accounted for less than 1.0% of total revenue and less than 0.2% of total assets for the fiscal year ended December 31, 2021.

As a result of the exit of our business operations in Russia, the Company recorded a pre-tax charge totaling $16.2 million, $1.1 million, and $0.6 million in the second, third and fourth quarters of 2022, respectively, to reflect the

Appendix A	A-3

write-off of net assets, the write-off of the cumulative translation adjustment in earnings for legal entities deemed substantially liquidated, and to record provisions for employee severance and legal contingencies. We adjust for the non-recurring Russia exit and wind down costs because we believe that this adjustment facilitates comparison of our performance with prior and future periods and provides our investors with additional insight into our operational performance.

Gain and Loss on Sale of Business

On September 30, 2022, we completed the sale of our Therapy Physics product line, which was reported in our Advanced Healthcare Solutions segment, to an unrelated third party for total consideration of $9.6 million. As a result of the sale, we recorded, net of transaction costs, a net realized pre-tax gain totaling $2.3 million during the third quarter of 2022, and a net realized pre-tax loss totaling $1.8 million during the fourth quarter of 2022. We adjust for the gain and loss on the sale of our Therapy Physics product line because we believe that this adjustment facilitates comparison of our operational performance with prior and future periods.

Gain on Litigation Resolution

Prior to our acquisition of ASP, Johnson & Johnson received a Civil Investigative Demand from the United States Department of Justice (“DOJ”) regarding a False Claims Act investigation arising from a whistleblower lawsuit pertaining to the pricing, quality, marketing, and promotion of certain of ASP’s products. Based on the totality of available information on April 1, 2019, the principal closing date of the acquisition, and throughout the applicable measurement period, management allocated $26 million of the $2.7 billion purchase price to a potential liability related to the aforementioned litigation.

Management had continually evaluated the likelihood and magnitude of the asserted claims based on new information that became available. In the second quarter of 2021, following the unsealing of the whistleblower lawsuit and DOJ’s declination to intervene in the litigation, the plaintiff dismissed the lawsuit. Based on these developments, management derecognized the litigation liability from our Consolidated Balance Sheet and recorded as a Gain on litigation resolution of $26 million within Nonoperating income (expense), net in our Consolidated Statements of Earnings during the year ended December 31, 2021.

During 2019, we acquired Censis Technologies (“Censis”). At the closing date of the purchase of Censis, a contractual liability existed which management allocated to the purchase price and was recorded in our Consolidated Balance Sheet. During the fourth quarter of 2021, that liability was discharged for an amount less than the amount allocated, and the excess was recorded as a Gain on litigation resolution of $3.9 million within non-operating income (expense), net in our Consolidated Statements of Earnings during the three months and year ended December 31, 2021.

We adjust for the non-recurring effect of the gain on litigation resolution because we believe that this adjustment facilitates comparison of our performance with prior and future periods and provides our investors with additional insight into our operational performance.

Gain on Retained Investment in Vontier and Loss on Extinguishment of Debt

On October 9, 2020, we completed the separation of Vontier and retained 19.9% of the shares of Vontier common stock immediately following the Separation (“Retained Vontier Shares”). We did not retain a controlling interest in Vontier and therefore the fair value of our Retained Vontier Shares was included in our assets of continuing operations as of December 31, 2020, and subsequent fair value changes are included in our results from continuing operations for the six month period ended July 1, 2021.

On January 19, 2021, we completed the exchange of 33.5 million shares of common stock of Vontier, representing all of the Retained Vontier Shares, for $1.1 billion in aggregate principal amount of indebtedness of the Company held by Goldman Sachs & Co., including (i) all $400.0 million of the 364-day delayed-draw term loan due March 22, 2021 and (ii) $683.2 million of the delayed-draw term loan due May 30, 2021 (the “Debt-for-Equity Exchange”). The change in fair value of the Retained Vontier Shares and the resulting gain of $57.0 million was recorded in the six month period ended July 1, 2021. We recorded a loss on extinguishment of the debt included in the Debt-for-Equity Exchange of $94.4 million in the six month period ended July 1, 2021.

2023 Proxy Statement

A-4	Appendix A

Additionally, on February 9, 2021, we repurchased $281 million of the Convertible Notes at fair value using the remaining cash proceeds received from Vontier in the separation and other cash on hand. In connection with the repurchase, we recorded a loss on debt extinguishment during the nine month period ended October 1, 2021 of $10.5 million.

We adjust for the non-recurring effect of the gain on our investment in the Retained Vontier Shares and the corresponding loss on debt extinguishment because we believe that this adjustment facilitates comparison of our performance with prior and future periods and provides our investors with additional insight into our operational performance.

Convertible Notes

On February 22, 2019, we issued $1.4 billion in aggregate principal amount of our Convertible Notes, including $187.5 million in aggregate principal amount resulting from an exercise in full of an over-allotment option. The Convertible Notes bore interest at a rate of 0.875% per year, payable semiannually in arrears on February 15 and August 15 of each year, beginning on August 15, 2019. The Notes matured on February 15, 2022 and were settled in cash.

Of the proceeds received from the issuance of the Convertible Senior Notes, $1.3 billion was classified as debt and $102.2 million was classified as equity, using an assumed effective interest rate of 3.38%. We recognize interest expense on the outstanding notes using the 3.38% assumed rate and pay interest to holders of the notes at a coupon rate of 0.875%. We believe that adjusting for the non-cash imputed interest expense between the assumed rate and coupon rate provides additional insight into our cash interest expense.

On January 1, 2022, we adopted ASU 2020-06, which amends the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts in an entity’s own equity. Although the Convertible Notes were, pursuant to the terms of the corresponding indenture, repaid in cash only and retired without issuance of additional shares of common stock, we assumed share settlement of our outstanding Convertible Notes under the if-converted method when calculating GAAP diluted net earnings per share. Since we settled the Convertible Notes in cash on February 15, 2022 and no common share conversion occurred, we have reversed the share impacts of applying the if-converted method for purposes of calculating adjusted average common stock and common equivalent shares outstanding. In addition, although the Company paid interest accrued on the Convertible Notes in cash, the interest expense is not included in the GAAP diluted net earnings from continuing operations and from GAAP diluted net earnings per share under the if-converted methodology. Because we paid the interest expense in cash and because the interest expense was included in the prior year’s results, we have added the cash interest expense on the Convertible Notes during six months ended July 1, 2022 in calculating the adjusted net earnings for the same period.

Discrete Restructuring Costs

We will exclude costs incurred pursuant to discrete restructuring plans that are fundamentally different (in terms of the size, strategic nature and planning requirements, as well as the inconsistent frequency, of such plans originating from significant macroeconomic trends or material disruptions to operations, economy or capital markets) from the ongoing productivity improvements that result from application of the Fortive Business System or from execution of general cost saving strategies. Because these restructuring plans will be incremental to the fundamental activities that arise in the ordinary course of our business and we believe are not indicative of our ongoing operating costs in a given period, we will exclude these costs to facilitate a more consistent comparison of operating results over time. Restructuring costs related primarily to an acquisition are not included in this adjustment but are instead included in Transaction Costs.

Mandatory Convertible Preferred Stock (“MCPS”)

In June 2018, we issued $1.38 billion in aggregate liquidation preference of shares of our 5.00% MCPS. Dividends on the MCPS were payable on a cumulative basis at an annual rate of 5.00% on the liquidation preference of $1,000 per share. On July 1, 2021, each share of the MCPS then outstanding automatically converted into 14.0978 shares of our

Appendix A	A-5

common stock. The number of shares of our common stock issuable on conversion of the MCPS was determined based on the average volume weighted average price per share of our common stock over the 20 consecutive trading day period beginning on and including the 22nd scheduled trading day immediately preceding July 1, 2021.

For the purposes of calculating adjusted earnings and adjusted earnings per share in periods when the MCPS are anti-dilutive, we have excluded the MCPS dividend and, for the purposes of calculating adjusted earnings per share, assumed the “if-converted” method of share dilution and assumed the shares were converted at the beginning of the period. We believe that using the “if-converted” method provides additional insight to investors on the potential impact of the MCPS had they been converted at the beginning of the period. For periods where the MCPS are dilutive, no such adjustment is made, as the “if-converted” method is applied and the assumed conversion is already included.

Free Cash Flow

We use the term “free cash flow” when referring to cash provided by operating activities calculated according to GAAP less payments for additions to property, plant and equipment. Management believes that such non-GAAP measure provides useful information to investors in assessing our ability to generate cash without external financing, fund acquisitions and other investments and, in the absence of refinancing, repay our debt obligations. However, it should be noted that free cash flow as a liquidity measure has material limitations because it excludes certain expenditures that are required or that we have committed to, such as debt service requirements and other non-discretionary expenditures. Such non-GAAP measure should be considered in addition to, and not as a replacement for or superior to, the comparable GAAP measure, and may not be comparable to similarly titled measures reported by other companies.

Forward-Looking Non-GAAP Financial Measures

We have not reconciled forward-looking projections on core revenue growth and adjusted gross profit margin, each of which are non-GAAP financial measures, because any corresponding GAAP measures and the reconciliations thereto would require us to make estimates or assumptions about unidentified and unknown acquisitions and similar adjustments during the relevant period.

Core Revenue Growth

Components of Revenue Growth	% Change Twelve Months Ended December 31, 2016 vs. Comparable 2015 Period	% Change Twelve Months Ended December 31, 2019 vs. Comparable 2018 Period	% Change Twelve Months Ended December 31, 2020 vs. Comparable 2019 Period	% Change Twelve Months Ended December 31, 2021 vs. Comparable 2020 Period	% Change Twelve Months Ended December 31, 2022 vs. Comparable 2021 Period

Total Revenue Growth (GAAP)	0.7%	20.1%	1.5%	13.4%	10.9%
Core (Non-GAAP)	1.0%	-0.5%	-5.9%	9.5%	10.1%
Acquisitions (Non-GAAP)	0.7%	22.2%	7.3%	2.4%	3.9%
Impact of currency translation (Non-GAAP)	-1.0%	-1.6%	0.1%	1.5%	-3.1%
Revenue	$6,224.3	$4,563.9	$4,634.4	$5,254.7	$5,825.7

2023 Proxy Statement

A-6	Appendix A

Adjusted EPS

	Twelve Months Ended(a)
	December 31, 2022	December 31, 2021

Net Earnings Attributable to Common Stockholders from Continuing Operations (GAAP)(b)	$2.10	$1.65
Dividends on the mandatory convertible preferred stock to apply if-converted method(b)	—	0.10
Assumed dilutive impact on the Diluted Net Earnings Per Share Attributable to Common Stockholders if the MCPS Converted Shares had been outstanding(b)	—	(0.05)

Net Earnings from Continuing Operations (GAAP)	2.10	1.70
Interest on the Convertible Notes to apply if-converted method(c)	—	—
Tax effect of the Convertible Notes to apply if-converted method(c)	—	—

Diluted Net Earnings Per Share from Continuing Operations (GAAP)	2.10	1.70
Pretax amortization of acquisition-related intangible assets	1.06	0.89
Pretax acquisition-related items(d)	0.08	0.19
Pretax losses from equity investments(e)	0.05	0.03
Pretax Russia exit and wind down costs	0.05	—
Pretax (gain) loss on sale of business	(0.00)	—
Pretax interest expense on Convertible Notes to reverse if-converted method(c)	—	—
Pretax loss on debt extinguishment, net of gain on Vontier common stock	—	0.13
Pretax gain on litigation resolution	—	(0.08)
Pretax non-cash interest expense associated with our 0.875% Convertible Notes	—	0.08
Pretax discrete restructuring charges	—	0.03
Tax effect of the adjustments reflected above(f)	(0.19)	(0.21)
Adjusted Diluted Net Earnings Per Share from Continuing Operations (Non-GAAP)	$3.15	$2.75

(a)

Each of the per share adjustments below was calculated assuming the MCPS Converted Shares had converted at the beginning of the period prior to their conversion on July 1, 2021. The 0.875% convertible notes did not have an impact on the adjusted diluted shares outstanding.

(b)

Prior to their conversion on July 1, 2021, the MCPS were anti-dilutive for the year ended December 31, 2021, and as such GAAP net earnings per share was calculated using net earnings from continuing operations attributable to common stockholders.

(c)

Beginning with our adoption of ASU 2020-06 on January 1, 2022 we assumed share settlement of our outstanding Convertible Notes under the if-converted method when calculating GAAP diluted net earnings per share. Since we settled the Convertible Notes in cash on February 15, 2022 and no common share conversion occurred, we have reversed the impacts of applying the if-converted method and included the actual cash interest expense in calculating the adjusted net earnings per share. The impact of the after tax adjustment to GAAP diluted net earnings per share for the twelve months ended December 31, 2022 rounds to zero.

(d)	Includes pretax Transaction Costs and acquisition-related fair value adjustments to inventory related to significant acquisitions.

(e)	Includes pretax losses from equity method investments and, an $8.1 million pretax impairment loss on an equity investment in the third quarter of 2022.

(f)

The dividend on the MCPS is not tax deductible and the convertible note interest is calculated on a net of tax basis. The gain on the fair value change in Vontier common stock had no tax effect. The tax effect of the adjustments includes all other line items.

The sum of the components of adjusted diluted net earnings per share may not equal due to rounding.

Appendix A	A-7

Adjusted Operating Profit Margin Expansion

	Twelve Months Ended
$ in millions	December 31, 2022	December 31, 2021
Revenue (GAAP)	$5,825.7	$5,254.7
Operating Profit (GAAP)	$987.4	$812.8
Acquisition and Other Transaction Costs	26.4	59.9
Russia Exit and Wind Down Costs	$17.9	—
Acquisition-Related Fair Value Adjustments to Inventory	0.7	6.9
Amortization of Acquisition-Related Intangible Assets	382.2	320.8
Discrete Restructuring Charges	—	12.2
Adjusted Operating Profit (Non-GAAP)	$1,414.6	$1,212.6
Operating Profit Margin (GAAP)	16.9%	15.5%
Adjusted Operating Profit Margin (Non-GAAP)	24.3%	23.1%
Adjusted Operating Profit Margin Expansion (Non-GAAP)	+120 BPS	+210 BPS

Free Cash Flow

($ in millions)	December 31, 2022	December 31, 2021	% Change
Operating Cash Flows from Continuing Operations (GAAP)	$1,303.2	$992.9	31.3%
Less: purchases of property, plant & equipment (capital expenditures) from continuing operations (GAAP)	(95.8)	(50.0)
Free Cash Flow from Continuing Operations (Non-GAAP)	1,207.4	942.9	28.1%

2023 Proxy Statement

GENERAL CORRESPONDENCE

Fortive Corporation

6920 Seaway Boulevard

Everett, Washington 98203

Email: investors@fortive.com

www.fortive.com

TRANSFER AGENT

Postal correspondence should be mailed to:

Computershare

P.O. Box 43006

Providence, RI 02940-3078

Overnight correspondence should be sent to:

Computershare

150 Royall Street, Suite 101

Canton, MA 02021

FORTIVE INVESTOR RELATIONS

If you would like to contact a

member of Fortive’s Investor

Relations team, you may do

so by email, telephone, or mail:

Fortive Investor Relations

6920 Seaway Boulevard

Everett, Washington 98203

Email: investors@fortive.com

Tel: (425) 446-5000

FORTIVE CORPORATION

6920 SEAWAY BLVD

EVERETT, WA 98203

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on June 5, 2023 for shares held directly and by 11:59 p.m. Eastern Time on June 1, 2023 for shares held in a Plan. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction card.

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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

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V08977-P83868-Z84088                         KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FORTIVE CORPORATION
The Board of Directors recommends you vote FOR the following:

1.	To elect the following nominees to serve as Directors, each for a one-year term expiring at the 2024 Annual Meeting of Shareholders and until his or her successor is duly elected and qualified:

	Nominees:		For	Against	Abstain

	1a.	Eric Branderiz	☐	☐	☐

	1b.	Daniel L. Comas	☐	☐	☐

	1c.	Sharmistha Dubey	☐	☐	☐

	1d.	Rejji P. Hayes	☐	☐	☐

	1e.	Wright Lassiter III	☐	☐	☐

	1f.	James A. Lico	☐	☐	☐

	1g.	Kate D. Mitchell	☐	☐	☐

	1h.	Jeannine P. Sargent	☐	☐	☐

	1i.	Alan G. Spoon	☐	☐	☐

The Board of Directors recommends you vote FOR Proposal 2.		For	Against	Abstain

2. To approve on an advisory basis Fortive’s named executive officer compensation.		☐	☐	☐

The Board of Directors recommends you vote ONE YEAR for Proposal 3.	One Year	Two Years	Three Years	Abstain

3. To hold an advisory vote relating to the frequency of future shareholder advisory votes on Fortive’s named executive officer compensation.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR Proposal 4.		For	Against	Abstain

4. To ratify the appointment of Ernst & Young LLP as Fortive’s independent registered public accounting firm for the year ending December 31, 2023.		☐	☐	☐

The Board of Directors recommends you vote AGAINST Proposal 5.		For	Against	Abstain

5. To consider and act upon a shareholder proposal seeking shareholder ratification of termination pay.		☐	☐	☐

NOTE: To consider and act upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

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Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

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V08978-P83868-Z84088

FORTIVE CORPORATION

Annual Meeting of Shareholders

June 6, 2023

This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Peter C. Underwood and Daniel B. Kim, and each of them, as proxy holders, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of FORTIVE CORPORATION that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held in virtual only meeting format at 3:00 p.m., PDT on June 6, 2023, via www.virtualshareholdermeeting.com/FTV2023 and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted: FOR the election of each of the director nominees listed in Proposal 1, FOR Proposals 2 and 4, ONE YEAR for Proposal 3 and AGAINST Proposal 5.

Continued and to be signed on reverse side